SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

ARV ASSISTED LIVING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

common stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

9,864,620 shares of, and options to acquire 2,386,500 shares of, common stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee of $4,034 was calculated pursuant to Exchange Act Rule 0-11(c)(1) and is based on the 9,864,620 shares of ARV Assisted Living, Inc. common stock outstanding that are not owned by Prometheus and its affiliates, multiplied by the $3.90 per share merger consideration, plus the difference between $3.90 and the strike price of options to acquire 2,386,500 shares of ARV Assisted Living, Inc. common stock. The filing fee was then calculated by multiplying the resulting transaction cash value of $43,841,643 by 0.000092.

(4)	Proposed maximum aggregate value of transaction:

$43,841,643

(5)	Total fee paid:

$4,034

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ARV ASSISTED LIVING, INC.

245 FISCHER AVENUE, SUITE D-1

COSTA MESA, CALIFORNIA 92626

March 27, 2003

To our Stockholders:

We cordially invite you to attend a special meeting of stockholders of ARV Assisted Living, Inc. (“ARV”), to be held on April 23, 2003 at 9:00 a.m., local time, at the Airport Hilton, 18800 MacArthur Boulevard, Irvine, California 92715.

As described in the enclosed proxy statement, at the special meeting, we will ask you to consider and vote upon a proposal to adopt a merger agreement that provides for the merger of ARV with Jenny Merger Corp. (“Merger Sub”), a wholly owned subsidiary of Prometheus Assisted Living LLC (“Prometheus”), and to approve the merger contemplated by the merger agreement. If the merger is completed, you will receive $3.90 in cash, without interest, for each share of common stock of ARV that you own. After the merger, ARV will be a wholly owned subsidiary of Prometheus.

A special committee of ARV’s board of directors, consisting of directors who are not officers or employees of ARV or Prometheus, evaluated and negotiated the terms of the merger agreement and the proposed merger and unanimously recommended the approval of the merger agreement and the proposed merger to ARV’s board of directors. The entire board of directors of ARV has unanimously approved the merger agreement and the merger. The special committee and the board of directors unanimously recommend that all stockholders vote “FOR” the adoption of the merger agreement and approval of the merger. Cohen & Steers Capital Advisors LLC (“Cohen & Steers”), the special committee’s independent financial advisor, rendered an opinion to the special committee on January 3, 2003 that as of such date, the $3.90 per share cash consideration to be received by the ARV stockholders (other than Prometheus, Merger Sub and their respective affiliates) pursuant to the terms and subject to the conditions set forth in merger agreement, was fair from a financial point of view to those stockholders.

Under Delaware law, for the proposed merger to be completed, the merger agreement must be adopted by the holders of a majority of the shares of ARV common stock outstanding as of the close of business on March 27, 2003, which is the record date for purposes of the special meeting. Prometheus owned approximately 43.5% of the outstanding shares of ARV common stock, as of the record date.

The accompanying notice of special meeting of stockholders and proxy statement explain the proposed transactions and provide specific information concerning the special meeting. Please give this information your careful attention.

Your vote is important. Whether or not you plan to attend the special meeting, please sign, date and return the enclosed proxy card in the postage-paid envelope as soon as possible. Returning a signed proxy card will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting. You may also revoke your proxy at any time before it is voted at the special meeting by submitting a written revocation or a proxy bearing a later date. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against adoption of the merger agreement and approval of the merger.

In considering the recommendation of the special committee and ARV’s board of directors, you should be aware that Prometheus, members of the ARV board of directors and certain key members of ARV’s management have interests in the merger that may be different from your interests as an ARV stockholder. These interests are summarized in the accompanying proxy statement in the section entitled “SPECIAL FACTORS—Interests of Certain Persons in the Merger.”

On behalf of the board of directors, I thank you for your support and urge you to vote “FOR” the adoption of the merger agreement and the approval of the merger.

Sincerely yours,

Douglas M. Pasquale

Chairman and Chief Executive Officer

The date of this proxy statement is March 27, 2003. It is first being mailed to ARV stockholders on or about April 1, 2003.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these transactions, passed upon the fairness or merits of these transactions, or passed upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

ARV ASSISTED LIVING, INC.

245 FISCHER AVENUE, SUITE D-1

COSTA MESA, CALIFORNIA 92626

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 23, 2003

TO THE STOCKHOLDERS OF ARV ASSISTED LIVING, INC.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of ARV Assisted Living, Inc., a Delaware corporation (“ARV”), will be held at the Airport Hilton, 18800 MacArthur Boulevard, Irvine, California 92715 on April  23, 2003, at 9:00 a.m., local time, for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 3, 2003, by and among Prometheus Assisted Living LLC (“Prometheus”), Jenny Merger Corp., a Delaware corporation and wholly owned subsidiary of Prometheus (“Merger Sub”), and ARV, a copy of which is attached to the accompanying proxy statement as Appendix A, and to approve the merger contemplated by the merger agreement. Under the merger agreement, Merger Sub will be merged with and into ARV and ARV will become a wholly owned subsidiary of Prometheus. If the merger is completed, each outstanding share of ARV common stock (except for shares held by Prometheus or its affiliates, ARV or any subsidiary of ARV and except for shares as to which the holders perfect their dissenters’ rights under Delaware law) will be converted into the right to receive $3.90 in cash, without interest, and each holder of a stock option granted by ARV to purchase shares of ARV’s common stock will receive in cash, without interest, for each share of common stock subject to such option, the excess, if any, of the merger consideration of $3.90 per share over the exercise price per share of such option, less any applicable withholding taxes. Prometheus owned approximately 43.5% of the outstanding shares of ARV common stock on March 27, 2003, the record date of the special meeting.

2.	To consider and vote upon such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

ARV’s stockholders of record as of the close of business on March 27, 2003 are entitled to receive notice of and to vote at the special meeting, and any adjournment or postponement of the special meeting.

The ARV board of directors, based in part on the unanimous recommendation of a special committee, has unanimously determined that the merger agreement and the merger are advisable and approved the merger agreement and the proposed merger. The board of directors and the special committee recommend that you vote “FOR” the adoption of the merger agreement and approval of the merger. Please review in detail the attached proxy statement for a more complete statement regarding the matter to be acted upon at the special meeting, including a description of the merger agreement, the background of the merger and the factors that the special committee considered in recommending that the board of directors adopt and approve the merger and the merger agreement.

Stockholders of ARV who do not vote in favor of the adoption of the merger agreement and approval of the merger will have the right to seek appraisal of the fair value of their shares of ARV common stock if the merger is completed, but only if they submit a written demand for an appraisal before the vote is taken on the merger agreement and the merger and they comply with Delaware law as explained in the accompanying proxy statement.

Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed envelope in order to ensure representation of your shares.

Please do not send your stock certificate at this time. If the proposed merger is completed, you will be sent instructions regarding the surrender of your certificates.

If you properly execute and submit a proxy and no instructions are given, the shares of ARV common stock represented by that proxy will be voted “FOR” the adoption of the merger agreement and approval of the merger.

By Order of the Board of Directors

Douglas Armstrong

Secretary

Costa Mesa, California

March 27, 2003

2

i

TABLE OF CONTENTS—(Continued)

ii

TABLE OF CONTENTS—(Continued)

LIST OF APPENDICES

APPENDIX A	Agreement and Plan of Merger, dated as of January 3, 2003, by and among ARV Assisted Living, Inc., Prometheus Assisted Living LLC and Jenny Merger Corp.

APPENDIX B	Opinion of Cohen & Steers Capital Advisors LLC, dated January 3, 2003

APPENDIX C	Section 262 of the Delaware General Corporation Law; Appraisal Rights

APPENDIX D	Information Relating to ARV and the Prometheus Parties

iii

SUMMARY TERM SHEET

This summary term sheet highlights selected information contained in the proxy statement and may not contain all of the information that is important to you. To understand the transactions fully and for a more complete description of the legal terms of the transactions, you should carefully read this entire document and the additional documents to which we refer you, including the Agreement and Plan of Merger attached as Appendix A. This proxy statement is first being mailed on or about April 1, 2003, to ARV’s stockholders of record as of the close of business on March 27, 2003.

The Parties (see page 63)

•	ARV Assisted Living, Inc. (“ARV,” the “Company,” “we” or “us”) is a fully integrated provider of assisted living accommodations and services in the United States. We operate, acquire and develop assisted living communities (“ALCs”) that offer a combination of housing, personalized support services and healthcare in a non-institutional setting. Our ALCs are designed to respond to the individual needs of elderly residents who require assistance with certain activities of daily living, but who do not require the intensive nursing care provided in a skilled nursing facility. ARV is a Delaware corporation, and its executive offices are located at 245 Fischer Avenue, Suite D-1, Costa Mesa, California 92626 (Telephone: (714) 751-7400).

•	Prometheus Assisted Living LLC (“Prometheus”) is a Delaware limited liability company formed to acquire common stock of, and other investments in, ARV. Prometheus currently owns approximately 43.5% of our outstanding common stock. Prometheus’ executive offices are located at c/o Lazard Frères Real Estate Investors L.L.C., Attn: General Counsel, 30 Rockefeller Plaza, New York, New York 10020 (Telephone: (212) 632-6000).

•	Jenny Merger Corp. (“Merger Sub”) was incorporated in Delaware in November 2002 by Prometheus for the purpose of effecting the merger. Merger Sub has not been engaged in any business activities other than those in connection with its formation and the merger. All of the outstanding capital stock of Merger Sub is owned by Prometheus. Merger Sub will be merged with and into ARV, and ARV will be a wholly owned subsidiary of Prometheus following the merger. Merger Sub’s executive offices are located at c/o Lazard Frères Real Estate Investors L.L.C., Attn: General Counsel, 30 Rockefeller Plaza, New York, New York 10020 (Telephone: (212) 632-6000).

Appendix D sets forth information regarding Prometheus, Merger Sub and certain of their affiliates (namely LF Strategic Realty Investors II L.P., LFSRI II Alternative Partnership L.P.,  LFSRI II—CADIM Alternative Partnership L.P., and Lazard Frères Real Estate Investors L.L.C.) who, under the rules of the Securities and Exchange Commission (the “Commission”), may be deemed to be engaged in the merger. Prometheus, Merger Sub and these affiliates are collectively referred to as the Prometheus Parties in this proxy statement.

Information Concerning the Special Meeting (see page 55)

•	Date, Time and Place. ARV will hold a special meeting of stockholders on April 23, 2003 at 9:00 a.m., local time, at the Airport Hilton, 18800 MacArthur Boulevard, Irvine, California 92715.

•	Purpose of the Special Meeting. At the special meeting, you will be asked to adopt the Agreement and Plan of Merger, dated as of January 3, 2003, by and among Prometheus, Merger Sub and ARV, and to approve the merger contemplated by the merger agreement. You will also be asked to vote on other matters that properly come before the special meeting, although we are not aware that any such other matters will be brought before the special meeting. Pursuant to the merger agreement, Merger Sub will merge with and into ARV, and ARV will become a wholly owned subsidiary of Prometheus. If the merger agreement is adopted, the merger is approved and the merger is completed, your shares of ARV common stock will be converted into the right to receive $3.90 per share, in cash, without interest, unless you perfect appraisal rights in accordance with Delaware law, in which case you will be entitled to receive the appraised value, as determined by the Delaware Court of Chancery, of your shares. (See “THE MERGER—Dissenters’ and Appraisal Rights” below.) Holders of stock options granted by ARV to purchase shares of ARV’s common stock, whether or not otherwise exercisable, will receive in cash, without interest, for each share of common stock subject to such option, the excess, if any, of the merger consideration of $3.90 per share over the exercise price per share of such option less any applicable withholding taxes.

•	Record Date; Voting at the Special Meeting. You will only be entitled to vote at the special meeting if you are a stockholder of record as of the close of business on March 27, 2003, which is the record date for the special meeting. You will be entitled to one vote per share.

•	Quorum. The holders of a majority of the shares of ARV common stock outstanding as of the close of business on March 27, 2003, and entitled to vote on a matter at the special meeting must be present in person or by proxy in order for a quorum to exist at the special meeting. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum.

•	Vote Required. Under Delaware law, the merger agreement and the proposed merger must be adopted by the holders of a majority of shares of ARV common stock issued and outstanding as of March 27, 2003, which is the record date for the special meeting. On the record date, ARV had 17,459,689 shares of common stock issued and outstanding. Prometheus owned 7,595,069 shares of our common stock, representing approximately 43.5% of the shares of ARV common stock outstanding as of the record date. Separate approval by the holders of a majority of shares of ARV common stock who are not affiliated with Prometheus is not required to complete the merger.

Brokers will not have the right to vote on adoption of the merger agreement and approval of the merger unless the beneficial owners of the shares held in street name give the broker specific instructions authorizing the vote. If you fail to return an executed proxy card or to vote in person at the special meeting, or if you abstain from voting, it will constitute, in effect, a vote against adoption of the merger agreement and approval of the merger. Similarly, broker non-votes will have the same effect as a vote against adoption of the merger agreement and approval of the merger.

•	Engagement of Proxy Solicitation Firm. ARV has retained the firm of Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies, for which Georgeson Shareholder Communications will be paid a fee of approximately $7,500 and reimbursed for its expenses.

Trading Markets and Market Price of ARV Common Stock (see page 61)

•	ARV common stock is traded on the American Stock Exchange under the symbol “SRS.” The closing price per share for ARV common stock on September 23, 2002, the last full trading day prior to the public announcement of Prometheus’ initial proposal, was $2.55 per share. The closing price per share for ARV common stock on January 3, 2003, the last full trading day prior to the public announcement of the proposed merger, was $3.75 per share. On March 26, 2003, the last full trading day prior to the date of this proxy statement, the closing price for ARV common stock was $3.85.

Special Factors (see page 14)

•	Purpose of the Merger (see page 44). ARV’s purpose for the merger is to provide ARV’s stockholders who are not affiliated with Prometheus immediate liquidity from their investment in ARV. The merger price of $3.90 per share represents a premium of approximately 53% over the $2.55 closing price of ARV common stock on September 23, 2002, the last full trading day prior to ARV’s announcement that it had received a preliminary transaction proposal from Prometheus. See “SPECIAL FACTORS—Reasons, Purpose and Structure of the Merger.”

•	Effects of the Merger (see page 46). The merger is a “going private” transaction for ARV. Upon completion of the merger, Prometheus will beneficially own all of the equity securities of ARV and ARV will be a wholly owned, privately held subsidiary of Prometheus. Immediately following the merger, no other stockholders will have any interest in ARV, including in any future earnings and growth of ARV, and similarly will not bear the risk of any decrease in the value of ARV after the merger. ARV common stock will no longer be publicly traded after the merger. In addition, the registration of ARV common stock and ARV’s reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated upon application to the Commission. See “SPECIAL FACTORS—Certain Effects of the Merger” and “—Plans for ARV.”

•	Special Committee (see page 35). ARV’s board of directors formed a special committee of directors consisting of two independent directors (the “Special Committee”) to evaluate Prometheus’ proposal and to consider options that may be available to ARV. The Special Committee consists of David Collins and Maurice DeWald, neither of whom is an officer of ARV or an affiliate of Prometheus. The Special Committee, with the advice and assistance of its independent legal and financial advisors, evaluated and negotiated the merger proposal, including the terms of the merger agreement, with Prometheus.

•

ARV’s Reasons for the Merger and Board of Directors’ Recommendation; Fairness of the Merger (see pages 36 and 40).    The Special Committee of ARV’s board of directors determined that the merger agreement and the proposed merger are fair to, from a financial and procedural point of view, and in the best interests of ARV’s stockholders who are not affiliated with Prometheus. The Special Committee considered a number of substantive and procedural factors in its determination of whether the proposed merger was fair to the stockholders of ARV who are not affiliated with Prometheus. These included, without limitation, the fact that the Special Committee had not received a proposal in excess of $3.90 per share that, in the Special Committee’s view, was also reasonably likely to be consummated in light of Prometheus’ significant ownership interest in ARV, Prometheus’ indication that it was not interested in selling its shares and Prometheus’ ability potentially to purchase up to 50% of

ARV’s common stock, without ARV’s prior approval. During the course of negotiations between ARV and Prometheus, other parties expressed interest in entering into a strategic transaction with ARV, and two of such parties offered, subject to due diligence, to purchase ARV’s outstanding common stock for $4.00 per share. However one party withdrew its offer before furnishing the Special Committee with any type of definitive agreement and the other party could not provide a reasonable basis for the Special Committee to conclude that such a transaction could be consummated due to the factors set forth above. Therefore, after careful consideration of all of the offers, the Special Committee concluded that the interests of the public stockholders of ARV (other than Prometheus and its affiliates) would be best served by entering into the merger agreement with Prometheus. Accordingly, the Special Committee unanimously recommended to ARV’s board of directors that it approve the merger and the merger agreement. ARV’s board of directors, based in part on the positive recommendation of the Special Committee, determined that the merger agreement and the merger are advisable and approved the merger agreement and the merger.

The Special Committee and the board of directors recommend that you vote “FOR” the proposal to adopt the merger agreement and approve the merger. To our knowledge, each of our executive officers and directors intends to vote all of the shares of our common stock they directly own in favor of the merger. For a discussion of the material factors considered by the Special Committee and the board of directors, see “SPECIAL FACTORS—Special Committee’s and Board of Directors’ Recommendation; Fairness of the Merger.” All of the members of ARV’s board of directors unanimously approved the merger and recommended adoption of the merger agreement and approval of the merger. See “SPECIAL FACTORS—Background of the Merger.”

•	Opinion of Cohen & Steers with respect to the fairness to ARV’s stockholders who are not affiliated with Prometheus (see page 23). In connection with the merger, the Special Committee and ARV’s board of directors considered the opinion of Cohen & Steers, the independent financial advisor to the Special Committee, dated January 3, 2003, that as of such date, the $3.90 per share cash consideration to be received by the holders of ARV’s common stock (other than Prometheus, Merger Sub and their respective affiliates) pursuant to the terms and subject to the conditions set forth in the merger agreement, was fair, from a financial point of view, to such holders. A copy of the fairness opinion of the Special Committee’s financial advisor is attached to this proxy statement as Appendix B. ARV urges you to read the fairness opinion for a complete understanding of the assumptions, limitations and qualifications set forth in it.

•	Position of Prometheus and Merger Sub as to the Fairness of the Merger (see page 41). The rules of the Commission require each of the Prometheus Parties to express a belief regarding the fairness of the merger to ARV’s stockholders who are not affiliated with Prometheus. After careful consideration and based on various factors, the Prometheus Parties have formed the belief that the merger is procedurally and substantively fair to ARV’s stockholders who are not affiliated with Prometheus. However, you should not construe this belief as a recommendation as to how you should vote on the merger. For a discussion of the material factors considered by the Prometheus Parties, see “SPECIAL FACTORS—Prometheus Parties’ Position as to the Fairness of the Merger.”

•	Interests of Certain Persons in the Merger (see page 48). Certain members of ARV’s board of directors and ARV’s executive officers have interests in the merger that are different from those that you have as an ARV stockholder. These relationships and interests are or could be viewed to create conflicts of interest that would affect the ARV board of directors’ recommendations.

Interests that you should consider include:

•	Two members of ARV’s board of directors were nominated by and are affiliated with Prometheus.

•	Some of ARV’s executive officers and directors, including the members of the Special Committee, own our common stock and have options to purchase ARV common stock. The merger agreement provides that, at the effective time of the merger, all outstanding options to purchase common stock of ARV will be cancelled in exchange for the right to receive, for each such option, a cash payment equal to the amount, if any, by which the $3.90 per share merger consideration exceeds the per share exercise price of the option, referred to as the “spread,” without interest, less any applicable withholding taxes. Approximately $2.1 million will be paid to the members of the Special Committee in connection with the merger with respect to their ARV shares and options. The members of the Special Committee received no ARV shares or options in connection with their role as members of that committee.

•	In recognition of their service on the Special Committee, ARV has agreed to pay to Maurice DeWald and David Collins, the members of the Special Committee, additional compensation of $1,000 per material meeting. As Chairman of the Special Committee, Mr. DeWald also receives $750 per quarter. The amount is not conditioned on whether the merger is consummated. To date, Mr. DeWald and Mr. Collins have each received $29,000 in fees for their service on the Special Committee.

•	ARV will continue the indemnification arrangements and directors’ and officers’ liability insurance for ARV’s past, present and future directors and officers following the merger, including members of the Special Committee.

•	Prometheus is having discussions with Douglas Pasquale, ARV’s Chairman and Chief Executive Officer, regarding his potential employment in a senior management position with ARV and a combined company composed of ARV and two assisted living companies affiliated with Prometheus after the merger. There is no assurance that Prometheus and Mr. Pasquale will reach an agreement. Prometheus is evaluating the role ARV’s current management will play in ARV and the combined company after the merger. Neither member of the Special Committee will be employed by ARV or the combined company after the merger.

•	Mr. Pasquale and certain other executive officers of ARV have agreements that provide them with severance payments in the event that their employment is terminated after the merger.

•	Conditions to Completion of the Merger (see page 84). Completion of the merger is subject to various conditions, including, but not limited to, ARV receiving all necessary regulatory approvals. The conditions to completion of the merger are summarized under “THE MERGER AGREEMENT—Conditions to the Merger.” As a result of various conditions to the completion of the merger, ARV cannot assure you that the merger will be completed even if the requisite stockholder approval is obtained. It is expected that if ARV’s stockholders do not adopt the merger agreement and approve the merger or if the merger is not completed for any other reason, the current management of ARV, under the direction of the board of directors, will continue to manage ARV as an ongoing business.

•

Financing of the Merger (see page 65). Prometheus has informed us that it currently estimates the aggregate merger consideration and other transaction costs, including fees and expenses relating to the merger to be approximately $60 million. It expects these funds to come from a combination of a capital contribution from one of its affiliates and the working capital of ARV. For additional information regarding the financing of the merger, see “THE MERGER—Financing of the Merger.”

Accounting Treatment (see page 70)

•	The merger will be accounted for under the purchase method of accounting.

Material U.S. Federal Income Tax Consequences (see page 67)

•	Generally, the merger will be taxable for U.S. federal income tax purposes to ARV’s stockholders. You will recognize taxable gain or loss in the amount of the difference between $3.90 and your adjusted tax basis for each share of ARV common stock that you own. Tax matters are very complex, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Exchan ge of Stock Certificates for the Merger Consideration (see page 64)

•	You should not send in stock certificates until you receive a letter and instructions from the paying agent on how to surrender your ARV stock certificates, which should be sent to you soon after the effective date of the merger. You can expect to receive a check in the amount of your cash payment soon after ARV’s paying agent has received your stock certificates, along with your properly completed documentation.

Dissenters’ and Appraisal Rights (see page 70)

•	If you do not vote in favor of the adoption of the merger agreement and the approval of the merger and you take all steps required to perfect your appraisal rights under Delaware law, you will be entitled to dissent from the merger and to have the fair value of your shares of ARV common stock judicially determined and paid to you in cash, together with a fair rate of interest. The text of Section 262 of the Delaware General Corporation Law (“DGCL”), which sets forth the specific steps you must take to perfect your dissenters’ rights, is attached to this proxy statement as Appendix C. Any stockholder of record who wishes to exercise his or her right to dissent from the merger and demand appraisal under Delaware law must:

•	deliver to ARV a written demand for appraisal of your shares of ARV common stock before the vote on the proposal to adopt the merger agreement and approve the merger is taken at the special meeting, which demand must reasonably inform ARV of your identity and that you intend to demand the appraisal of your shares; and

•	not vote in favor of the adoption of the merger agreement and approval of the merger (which means that you must vote against adopting the merger agreement and approving the merger or abstain from voting on the adoption of the merger agreement and approval of the merger because a proxy executed in blank that does not contain voting instructions will, unless revoked, be voted in favor of adopting the merger agreement and approving the merger).

Any holder who wishes to exercise his or her right to dissent from the merger and demand appraisal rights or who wishes to preserve his or her right to do so should review the discussion in the section captioned “THE MERGER—Dissenters’ and Appraisal Rights” carefully (see page 70 and Appendix C). Failure to timely and properly comply with the requirements and procedures specified will result in the loss of appraisal rights under Delaware law.

Terms of the Merger Agreement (see page 75)

•	Payments to Stockholders and Holders of Stock Options (see page 76). Upon completion of the merger, you will be entitled to receive $3.90 in cash, without interest, for each share of ARV common stock that you own, unless you perfect your appraisal rights in accordance with Delaware law. You will not own any shares of ARV common stock or any other equity interest in ARV after completion of the merger. Each outstanding option to purchase shares of ARV common stock (whether or not presently vested) will be cancelled at the effective time of the merger, and each option holder will be entitled to receive a cash payment, without interest, equal to the excess, if any, of the $3.90 per share merger consideration over the exercise price of the option, multiplied by the number of shares subject to the option, less any applicable withholding taxes. The total merger consideration to be paid to all ARV stockholders and option holders will be approximately $43.9 million, with the total amount to be paid to the holders of options being approximately $5.4 million.

•	Effective Date of the Merger (see page 75). The merger will be effective when a certificate of merger is filed with the Delaware Secretary of State and becomes effective. ARV expects to make this filing no later than two business days following the satisfaction or waiver of all of the conditions to the merger contained in the merger agreement, including the adoption of the merger agreement and approval of the merger at the special meeting. ARV cannot assure you that all conditions to the merger contained in the merger agreement will be satisfied or waived. In addition, if as of the date the merger would otherwise be consummated, Prometheus does not have sufficient cash funds available to pay the merger consideration, Prometheus will have the right (subject to the provisions in the merger agreement relating to termination rights and payment by Prometheus of a termination fee) to elect either of the following:

•	not to consummate the merger; or

•	delay consummation of the merger to a date no later than the earlier of (a) the date 90 days after the satisfaction or waiver of all of the conditions to the merger and (b) July 1, 2003.

•	Conditions to the Obligations of the Parties to Close the Merger (see page 84). The closing of the merger is subject to the condition, as required under Delaware law, that the merger agreement be adopted and the merger be approved by the holders of a majority of the outstanding shares of ARV common stock. In addition, the completion of the transaction contemplated by the merger agreement is subject to the absence of an order or injunction prohibiting the merger from a court or other governmental entity.

•	Conditions to the Obligations of Prometheus and Merger Sub to Close the Merger (see page 84). The obligations of Prometheus and Merger Sub to complete the merger are subject to satisfaction or waiver of additional conditions, including, but not limited to, the following:

•	ARV’s representations and warranties being true and correct as of the closing date, except to the extent that any failure of the representations and warranties to be so true and correct would not have a material adverse effect on ARV;

•	ARV must have performed and complied in all material respects with all of its covenants and agreements contained in the merger agreement;

•	no occurrence after the date of the merger agreement of any event reasonably likely to have a material adverse effect on ARV;

•	ARV obtaining all necessary consents and approvals from governmental authorities without the imposition of any terms or conditions, except for consents and approvals, other than specified consents and approvals, whose failure to have been obtained is not material to ARV and its subsidiaries and except for the imposition of any terms or conditions that are not material to ARV or its subsidiaries;

•	no event occurring after January 3, 2003 that has resulted in or would reasonably be expected to result in, as a result of the transactions contemplated by the merger agreement, the loss of ARV’s and its subsidiaries’ ability to operate more than 10% of the assisted living and skilled nursing facility units currently operated by ARV and its subsidiaries, other than units operated at specified facilities;

•	ARV’s settlement of Medicare related governmental claims arising out of its former GeriCare business must not have been modified or amended and must be in full force and effect; and

•	no pending action, proceeding or investigation by a governmental authority or action by any other person challenging, seeking to prohibit, prevent or delay or seeking material damages in connection with the merger.

•	Conditions to the Obligations of ARV to Close the Merger (see page 85). The obligation of ARV to complete the merger is subject to satisfaction or waiver of the following additional conditions:

•	Prometheus’s representations and warranties being true and correct as of the closing date, except to the extent that any failure of the representations and warranties to be so true and correct, would not have a material adverse effect on Prometheus; and

•	Prometheus and Merger Sub must have performed and complied in all material respects with all of their material covenants and agreements contained in the merger agreement.

•	Limitations on Considering Other Takeover Proposals (see page 79). We have agreed not to solicit or enter into discussions with any third party regarding an acquisition proposal while the merger is pending. However, at any time prior to the special meeting, our Special Committee or other representatives may furnish information to or enter into discussions with a third party in response to an unsolicited takeover proposal if:

•	the Special Committee determines that the proposal is reasonably likely to result in a superior proposal, as defined in the merger agreement;

•	ARV furnishes Prometheus with reasonable advance notice of its decision to take such action;

•	the Special Committee determines in good faith, after consultation with its legal counsel, that failure to do so would result in a breach of its fiduciary duties; and

•	the third party enters into a confidentiality agreement with us.

Furthermore, prior to the Special Committee, the board of directors or ARV accepting another takeover proposal or, in a manner adverse to Prometheus, withdrawing or modifying the recommendation of the merger agreement by the board of directors, ARV must give Prometheus five business days notice of such parties’ intention to take such action. During this five day period, Prometheus may propose modifications to the terms of the merger agreement.

In addition, the board of directors may not approve or recommend a takeover proposal unless the above requirements with respect to takeover proposals are complied with and, after receiving advice from outside legal counsel, the board of directors and the Special Committee determine that failure to do so would be inconsistent with their fiduciary duties.

•	Termination (see page 85). ARV and Prometheus may agree by mutual written consent to terminate the merger agreement at any time prior to completion of the merger. In addition, either party may terminate the merger agreement if:

•	the merger is not completed by the end date, which is May 1, 2003. However, if all the conditions to the merger (except the conditions relating to governmental approvals and litigation in connection with the transaction and those conditions that by their nature are to be fulfilled at closing) are satisfied or waived as of April 30, 2003, the end date would be extended to June 1, 2003. The end date may also be extended as described above under “—Effective Date of the Merger.” Furthermore, no party whose breach of the merger agreement was a significant cause of the failure to complete the merger by the end date will be permitted to terminate the merger agreement by reason of the occurrence of the end date;

•	a court or other governmental entity issues a final order prohibiting the merger;

•	our stockholders do not adopt the merger agreement and approve the merger;

•	the other party breaches its representations, warranties or covenants contained in the merger agreement, such that the condition to closing relating to their compliance would not be satisfied, subject to cure periods; or

•	Prometheus elects not to consummate the merger as a result of its not having available sufficient cash funds to pay the aggregate merger consideration as described above.

In addition, Prometheus may terminate the merger agreement if our board of directors or the Special Committee recommends another takeover proposal, or withdraws or modifies its recommendation of the merger agreement and the merger in a manner adverse to Prometheus.

We may terminate the merger agreement if, prior to the special meeting, our board of directors approves an unsolicited superior proposal as set forth in the merger agreement. However, before we can terminate the merger agreement under these circumstances and accept any such superior proposal, ARV, the board of directors and the Special Committee are required to comply with provisions in the merger agreement that relate to takeover proposals and recommendations by the board of directors (see “—Limitations on Considering Other Takeover Proposals” above) and that relate to termination fees and expense reimbursement (see “—Termination Fee and Expense Reimbursement” below).

•	Termination Fee and Expense Reimbursement (see page 87). The merger agreement provides that if it is terminated, all fees and expenses relating to the proposed merger will be paid by the party incurring them, except as described below.

We are required to pay Prometheus an aggregate amount equal to $2,224,064 plus up to an aggregate of $1,500,000 of Prometheus’ reasonable expenses if:

•	we terminate the merger agreement when the transactions contemplated by the merger agreement have not been consummated before the end date (described above under “—Termination”) and at any time after the date of the merger agreement and prior to the date of this termination another takeover proposal shall have been made or reaffirmed to us or publicly announced and, within nine months of this termination of the merger agreement, we enter into a definitive agreement with respect to any acquisition transaction meeting certain requirements;

•	either party terminates the merger agreement when the merger fails to receive the necessary stockholder approval at the special stockholders meeting and at any time after the date of the merger agreement and on or prior to the date of the stockholders meeting another takeover proposal shall have been made or reaffirmed to us or publicly announced and, within nine months of this termination of the merger agreement, we enter into a definitive agreement with respect to any acquisition transaction meeting certain requirements;

•	Prometheus terminates the merger agreement when there has been a breach by us of a closing condition with respect to representations, warranties, covenants or agreements (other than those in the recommendation of the board or non-solicitation sections) and at any time after the date of the merger agreement and on or prior to the date of this termination another takeover proposal shall have been made or reaffirmed to us or publicly announced and, within nine months of this termination of the merger agreement, we enter into a definitive agreement with respect to any acquisition transaction meeting certain requirements;

•	Prometheus terminates the merger agreement when our special committee or board of directors withdraws or changes their approval or recommendation of the merger or recommends another takeover proposal and at any time after the date of the merger agreement and on or prior to the date of this termination another takeover proposal shall have been made or reaffirmed to us or publicly announced and, within nine months of this termination of the merger agreement, we enter into a definitive agreement with respect to any acquisition transaction meeting certain requirements;

•	Prometheus terminates the merger agreement when there has been a breach by us of any covenants or agreements relating to the board of directors’ and ARV’s obligations with respect to making a recommendation in favor of the merger or soliciting takeover proposals. (See “—Limitations on Considering Other Takeover Proposals.”); or

•	we exercise our right under the merger agreement to terminate the merger agreement (prior to the stockholders meeting), in connection with a proposal that is superior to the proposed merger agreement. (See “—Termination.”)

In addition, Prometheus will be required to pay to us our reasonable expenses plus $4,448,128, if:

•	either party terminates the merger agreement due to the failure to receive the requisite stockholder approval of the merger after Prometheus has voted against the merger at the special stockholders meeting (if Prometheus’ vote in favor of the merger would have resulted in the merger being approved); or

•	either party terminates the merger agreement because Prometheus exercises its right under the merger agreement to elect not to complete the merger because it does not have available sufficient cash funds to pay the aggregate merger consideration and at the time of this termination all conditions to Prometheus’ and Merger Sub’s obligation to consummate the merger (disregarding after February 17, 2003 the condition with respect to material market disruptions) shall have been satisfied or waived (or with respect to conditions that by their nature are to be fulfilled at the closing, shall then be capable of being satisfied at a closing).

For a more detailed summary of the provisions in the merger agreement that relate to the termination fee and other effects of termination of the merger agreement, see the section entitled “THE MERGER AGREEMENT—Effect of Termination.”

QUESTIONS AND ANSWERS

Q.	Why did I receive this proxy statement?

A.	You are being asked to vote upon a proposal to adopt the merger agreement and approve the merger of a wholly owned subsidiary of Prometheus with and into ARV. As a result of the merger, ARV will become a wholly owned subsidiary of Prometheus.

Q.	Where and when is the special meeting?

A.	The special meeting will be held on April 23, 2003 at 9:00 a.m., local time at the Airport Hilton, 18800 MacArthur Boulevard, Irvine, California 92715.

Q.	What will I receive if the merger is completed?

A.	If the merger is completed and if you do not perfect your dissenters’ rights, you will receive $3.90 in cash, without interest, for each share of ARV common stock that you own. Upon the closing of the merger, each share of ARV common stock held by you will become the right to receive $3.90 per share.

Q.	When should I expect to receive the merger consideration if the merger is completed?

A.	Promptly after the completion of the merger, you will receive detailed instructions regarding the surrender of your stock certificates. You should not send your stock certificates to us or anyone else until you receive these instructions. Promptly after surrendering your stock certificates and such other documents identified in the instructions, you will receive payment in an amount equal to the $3.90 per share merger consideration multiplied by the number of shares represented by your stock certificates.

Q.	When is the merger expected to be completed?

A.	The merger cannot be completed until a number of conditions are satisfied, including the adoption of the merger agreement by ARV’s stockholders at the special meeting. ARV currently expects the merger to be completed during the second quarter of 2003, if the merger agreement is adopted at the special meeting.

Q.	Will I owe taxes as a result of the merger?

A.	Generally, the merger will be a taxable transaction for all holders of ARV common stock. As a result, any gain you recognize as a result of the cash you receive in the merger or the cash you could receive from exercising your dissenters’ rights will be subject to United States income tax and, in certain circumstances, a portion of the cash may be required to be withheld. You may also be taxed under applicable state, local, and other tax laws. In general, you will recognize a taxable gain or loss equal to the difference between (1) the amount of cash you receive and (2) the tax basis of your shares of ARV common stock.

Tax matters are very complex, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q.	How do I cast my vote?

A.	If you are a holder of record, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You can submit your proxy by completing, signing, dating, and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank, or nominee, you must provide the record holder of your shares with instructions on how to vote your shares. You must return your proxy card before the special meeting or attend the special meeting in person in order for your votes to be counted at the special meeting.

Q.	What happens if I do not instruct a broker holding my shares as to how to vote them or I abstain from voting?

A.	If your shares are held by a broker as a nominee, your broker will not be able to vote your shares without instructions from you. You should instruct your broker on how to vote your shares, using the instructions that will be provided to you by your broker prior to the special meeting. If your broker is unable to vote your shares or if you abstain, it will have the effect of voting against adoption of the merger agreement and approval of the merger.

Q.	Can I attend the special meeting and vote my shares if my shares are held by a nominee?

A.	If you would like to attend the special meeting and your shares are held by a broker, bank, or other nominee, you must bring to the special meeting a recent brokerage statement or letter from the nominee confirming your beneficial ownership of the shares of ARV common stock. You must also bring a form of personal identification. In order to vote your shares at the special meeting, you must obtain from each nominee a proxy issued in your name.

Q.	Can I change my vote after I have mailed my proxy card?

A.	Yes. You can change your vote at any time before your proxy is voted at the special meeting by: delivering to ARV’s Secretary a signed notice of revocation; granting a new, later-dated proxy, that must be signed and delivered to ARV’s Secretary; or attending the special meeting and voting in person; however, your attendance alone will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow the instructions received from your broker to change your vote.

Q.	What happens if I sell my shares before the special meeting?

A.	If you were a stockholder on March 27, 2003, the record date for the special meeting, you will be entitled to vote at the special meeting. If you sell your stock after the record date but before the date of the special meeting, you will be able to vote at the special meeting, but you will not have a right to receive the $3.90 per share merger consideration. The right to receive the $3.90 per share will pass to the person who owns your stock when the merger becomes effective.

Q.	Who can help answer my questions?

A.	If you have questions about the special meeting or the merger after reading this proxy statement, you should contact:

Georgeson Shareholder Communications, Inc.

(800) 818-0721

or

ARV Assisted Living, Inc.
245 Fischer Avenue, Suite D-1
Costa Mesa, CA 92626
Attention: Douglas Armstrong
Phone: (714) 435-4327

SPECIAL FACTORS

Background of the Merger

In light of adverse financial and competitive conditions in the assisted living industry and ARV’s difficulty in obtaining the financing necessary to maintain and expand its business on favorable terms, in early 2001, ARV management initiated, with the approval of the board of directors, the exploration of potential strategic alternatives available to ARV and to conduct preliminary discussions with potential strategic transaction partners. ARV’s difficulty obtaining financing on favorable terms was a result of the limited financing generally available to participants in the assisted living industry, the level of ARV’s existing indebtedness and its current inability to generate sufficient cash from operations to fund recurring working capital and capital expenditure requirements. Management believed that, as part of a larger company, ARV would have improved access to financing and the ability to allocate overhead expenses over a larger number of assisted living communities (“ALCs”). In considering the possibility of a business combination with a third-party, management of ARV recognized that it was unlikely that any transaction could be successfully completed without the approval of Prometheus, given its share ownership in ARV. During the first quarter of 2001, management of ARV held preliminary discussions separately with Emeritus Corporation (“Emeritus”), a publicly traded assisted living company, and two other entities to evaluate the likelihood of a business combination between ARV and any of the three entities. In connection with these discussions, ARV entered into separate confidentiality agreements and exchanged initial due diligence materials with these entities. No substantive negotiations were subsequently conducted between the management of ARV and these entities.

During the summer of 2001, management of Summerville Assisted Living, Inc. (“Summerville”), a wholly owned subsidiary of Apollo Real Estate Advisors LP (“Apollo”), and management of ARV held preliminary discussions to assess the likelihood of a business combination between Summerville and ARV. In connection with these discussions, Summerville and ARV entered into a confidentiality agreement and exchanged initial due diligence materials. No specific transactions or agreements were discussed at this time and no further discussions took place until September 27, 2002, as described below.

Prometheus has been a significant stockholder of ARV since its initial investment in 1997. In 1997, ARV was subject to an unsolicited acquisition proposal from a third-party. As an alternative to the unsolicited acquisition proposal in 1997, ARV sold to Prometheus a total of 6.2 million, or approximately 40%, of the shares of ARV at a price of approximately $14.00 per share. This investment was the first investment in the assisted living industry by Prometheus and its affiliates. Prometheus currently holds approximately 43.5% of our outstanding shares. In addition, one of its affiliates holds a warrant to acquire additional ARV shares which, if exercised, would result in Prometheus and its affiliate holding approximately 45.8% of our outstanding shares. In 1999, ARV, Prometheus, and certain of Prometheus’ affiliates entered into a settlement agreement to settle litigation among them. Under this agreement, Prometheus is entitled to nominate at least two members of our board of directors. Currently, Robert C. Larson and John A. Moore, each of whom was nominated by Prometheus, are two of the five directors of ARV. Under this agreement, except under limited circumstances, Prometheus may not purchase additional shares of ARV’s common stock unless ARV first receives a fairness opinion. This agreement would not apply to acquisitions of ARV shares by Prometheus at any time after, among other things, ARV, its board of directors or any committee of its board of directors authorizes the solicitation of offers or indications of interest with respect to a business combination transaction or a bidder submits a written proposal of indication of interest with respect to an acquisition of, or business combination with, ARV, unless ARV’s board of directors rejects the proposal as soon as practicable.

In the course of reviewing its investment in ARV, Prometheus has occasionally explored, and discussed with ARV, the feasibility and desirability of a range of strategic transactions involving ARV and each of Atria, Inc. (“Atria”) and Kapson Senior Quarters Corp. (“Kapson”), assisted living companies affiliated with Prometheus. No presentations or proposals by Prometheus to ARV resulted from these reviews, nor did they give rise to any negotiations or material communications regarding any transactions except as discussed below.

In 2001, Prometheus began again to evaluate and discuss with ARV the possibility of a strategic transaction involving ARV, Atria and/or Kapson. ARV and Prometheus determined that the three companies should exchange information regarding their respective businesses in order to more effectively explore possible transactions. On November 15, 2001, Atria, Kapson and ARV entered into a confidentiality/non-disclosure agreement and began an initial exchange of confidential information regarding their respective businesses. Review of confidential information continued on a periodic basis over the next few months.

Because of the ongoing exploratory discussions between ARV management and potential transaction parties, on April 10, 2002, ARV’s board of directors established a Strategic Transactions Review Committee consisting of Maurice DeWald, Chairman, Douglas M. Pasquale and David Collins to evaluate potential strategic alternatives available to ARV. In that connection, ARV engaged Cohen & Steers as financial advisor, reporting to the Strategic Transactions Review Committee, to review ARV’s business and assist in evaluating potential strategic alternatives.

On July 19, 2002, the Strategic Transactions Review Committee met with Cohen & Steers to discuss possible strategic merger, acquisition or capital raising transactions. In addition, Cohen & Steers provided the Strategic Transactions Review Committee with an overview and update on financial and other developments in the assisted and senior living industry. Following the meeting, the Strategic Transactions Review Committee instructed Cohen & Steers to monitor the marketplace and identify prospective candidates that might be interested in a strategic transaction with ARV.

During late 2001 and the first three quarters of 2002, Prometheus continued its evaluation of the possibility of a potential transaction involving ARV, Atria and Kapson. As a result of this evaluation, Prometheus concluded that a combination could be achieved at this time because of recent changes in the capital structure and improvements to the financial results of Atria and Kapson as well as the anticipated availability to Prometheus of financing for a transaction. In addition, Prometheus believed that a larger combined company could achieve benefits of scale. Prometheus further believed that a combined company would be likely to operate more efficiently and would be more likely to be able to obtain the financing necessary to operate and expand its business on favorable terms, than could Atria, Kapson and ARV operating separately.

Prometheus determined to propose to ARV a transaction that would result in Prometheus owning all of ARV’s outstanding shares, with the intention of subsequently combining ARV, Atria and Kapson. Although Prometheus indicated that it had considered the possibility of proposing that Atria, Kapson and ARV combine in a transaction in which ARV’s public stockholders would receive stock in a combined company, Prometheus stated its belief that, in the current market environment, the combined company could be operated more efficiently and have more flexibility obtaining financing if it were a privately-held company. In addition, the combined company would avoid the administrative, legal, accounting and other costs associated with being a public company.

On September 23, 2002, Prometheus delivered a letter to the board of directors, proposing a merger transaction in which all of the outstanding shares of ARV that Prometheus did not already own would be converted into the right to receive cash, and ARV would become a wholly owned subsidiary of Prometheus. In its letter, Prometheus stated that it expected the consideration it would pay in the transaction to be in the range of $3.25 to $3.60 per share in cash, subject to completion of confirmatory due diligence and the negotiation of a mutually acceptable merger agreement. Prometheus selected this range for its initial offer because its midpoint represented a premium of 35% over ARV’s closing share price of $2.55 on September 22, 2002. Prometheus believed that offering a premium at this level demonstrated its commitment to negotiating a transaction that is fair to unaffiliated stockholders. Prometheus further indicated that, although it intended following completion of a transaction to combine ARV with Atria and Kapson, its proposal would not be dependent on any subsequent transaction with Atria or Kapson, and that it hoped to retain Mr. Pasquale in a senior position with the combined companies. Prometheus also indicated that it was not interested in selling its shares of ARV stock.

On September 23, 2002, after its receipt of the Prometheus proposal, the board established a new special committee (the “Special Committee”) comprised of Messrs. DeWald and Collins, the two directors of ARV who are neither employees of ARV nor affiliates of Prometheus, to evaluate Prometheus’ proposal and any other proposals that may be received from other interested parties. The Special Committee engaged the law firm of O’Melveny & Myers LLP (“O’Melveny & Myers”) as its legal counsel and Cohen & Steers as its financial advisor. In connection with its retention by the Special Committee, Cohen & Steers’ engagement with ARV in respect of the Strategic Transactions Review Committee was discontinued.

On September 23, 2002, ARV issued a press release announcing receipt of Prometheus’ proposal.

Between September 24 and September 27, 2002, four putative class action lawsuits were filed in the Court of Chancery in the State of Delaware, and on October 1, 2002, another putative class action lawsuit was filed in the Orange County Superior Court in the State of California. The lawsuits alleged, among other things, self dealing and breach of fiduciary duty by ARV, its directors and Prometheus in connection with Prometheus’ proposal.

On or about September 27, 2002, Cohen & Steers received a call from a representative of Apollo, Summerville’s sole shareholder, expressing Summerville’s continued interest in a potential business combination with ARV.

From September 30, 2002 through October 10, 2002, the Special Committee had numerous discussions with its financial and legal advisors concerning Prometheus’ proposal. Cohen & Steers reported to the Special Committee that other persons had indicated interest in possible transactions with ARV.

On October 1, 2002, representatives of Cohen & Steers and representatives of Prometheus met to discuss Prometheus’ proposed due diligence process. Thereafter, Prometheus began conducting its due diligence of ARV. In addition, O’Melveny & Myers received from Fried, Frank, Harris, Shriver & Jacobson (“Fried Frank”), counsel to Prometheus, a draft of a proposed merger agreement.

On or about October 3, 2002, a representative of Apollo telephoned Cohen & Steers to indicate that he believed that Summerville could pay a substantially higher price than that set forth in Prometheus’ proposal. Subsequently, the Special Committee instructed Cohen & Steers to contact Apollo and to offer to enter into a confidentiality agreement with Apollo/Summerville so that they could be provided with additional due diligence material relating to ARV.

On or about October 4, 2002, Mr. Moore received a telephone call from Apollo. Mr. Moore referred Apollo to the Special Committee.

On or about October 7, 2002, Cohen & Steers received a telephone call from a party indicating that an affiliate of that party might have an interest in acquiring ARV. At the Special Committee’s direction, Cohen & Steers advised the party that it would be provided with a confidentiality agreement, with ARV’s due diligence material to follow after execution of the agreement. This party executed a confidentiality agreement and received due diligence materials on or about October 22, 2002.

Also on October 7, 2002, Atria and Kapson, and ARV entered into a letter agreement extending the term of the November 2001 confidentiality/non-disclosure agreement until March 31, 2003. In addition, on that day Prometheus executed a confidentiality agreement with ARV. This confidentiality agreement prohibits Prometheus from, among other things, acquiring shares of ARV common stock for one year, without approval from ARV, unless ARV enters into an agreement with respect to, or another party announces an intention to effect, a business combination transaction, including any tender offer for ARV shares, with ARV or acquires 15% or more of ARV’s shares. If the restrictions under the confidentiality agreement and the settlement agreement on purchasing additional shares no longer applied, then Prometheus could purchase, without first obtaining ARV’s approval, additional ARV shares and become the beneficial owner of up to 50% of ARV’s outstanding common stock without triggering ARV’s stockholder rights plan.

On or about October 9, 2002, Cohen & Steers received a telephone call from the Chief Executive Officer of Emeritus and the Vice Chairman of Holiday Retirement Corp., a large privately held owner-operator of retirement communities (“HRC”), indicating that HRC would be interested in acquiring 51% of ARV at a price in the range of $3.65 to $3.75. At the Special Committee’s direction, Cohen & Steers informed him that HRC would be provided with a confidentiality agreement and would receive due diligence material from ARV after execution of the agreement.

On October 10, 2002, representatives of Prometheus met with the Special Committee and the Special Committee’s legal and financial advisors to discuss Prometheus’ proposal. At the meeting, Prometheus made a formal presentation to the Special Committee describing how Prometheus arrived at its proposed price range of $3.25 to $3.60. Prometheus also discussed the general structure of the financing arrangements it expected to utilize to fund the transaction. The participants also discussed in general terms the structure and terms of a proposed merger agreement that Fried Frank had previously provided to O’Melveny & Myers.

Also on October 10, 2002, the Special Committee received a letter from HRC in which it proposed making an offer to the ARV stockholders other than Prometheus for a minimum of 51% of the shares of ARV at a price of $3.70 per share in cash. On that day the Special Committee also received a letter from Summerville in which Summerville communicated its interest in either acquiring or entering into a business combination with ARV. Summerville indicated that, based on the information it had received to date, it believed it could pay substantially more than what was proposed in the Prometheus’ proposal. The Summerville proposal did not indicate a specific purchase price.

After receiving the letters from HRC and Summerville, the Special Committee instructed Cohen & Steers to seek clarification from both bidders regarding their offers, including their anticipated financing sources, their contemplated transaction structure and the impact of Prometheus’ ownership position on their proposed offer. The Committee also authorized Cohen & Steers to contact other parties in order to determine if there was any interest on the part of other parties in pursuing a transaction with ARV.

Thereafter, the Special Committee established a formal bid process allowing interested parties to execute a confidentiality agreement and conduct legal and financial due diligence on ARV, including establishing a due diligence data room and holding due diligence meetings with ARV management. The Special Committee reserved the period from October 21, 2002 to November 15, 2002 to allow interested parties to conduct due diligence on ARV and prepare any proposal they wished to deliver to the Special Committee. Final proposals were to be submitted by Friday, November 15, 2002.

During the period from October 21 through October 28, 2002, HRC, Apollo and another party executed confidentiality agreements and subsequently received due diligence information regarding ARV, including ARV’s projections. These parties also were provided access to ARV’s management, and were informed of the timetable for the bid process established by the Special Committee. At the instruction of the Special Committee, ARV issued a press release on October 28, 2002, announcing that it had received two unsolicited letters from third parties indicating interest in a transaction involving the outstanding shares of common stock of ARV. ARV also announced that each of the potential bidders had proposed alternative transactions to that proposed by Prometheus on terms that the letters suggested could be more favorable to ARV’s stockholders.

On October 23, 2002, O’Melveny & Myers and Fried Frank participated in a telephone conference during which the respective counsel further discussed the terms and conditions of the proposed merger agreement with Prometheus.

During late October and early November 2002, the Special Committee continued to discuss with its legal and financial advisors Prometheus’ proposal and the status of the other offers. During this time, O’Melveny & Myers and Fried Frank further negotiated the terms of the proposed merger agreement.

On November 5, 2002, at a meeting of the Special Committee, Cohen & Steers reviewed the history of the negotiations and updated the committee on the status of the discussions with each of the prospective bidders.

Also on November 5, 2002, the Special Committee and its advisors met with representatives of Prometheus to discuss Prometheus’ due diligence process and the open issues on the proposed merger agreement. The Special Committee’s advisors informed Prometheus that the committee was considering proposals from other parties and that, even if an agreement on a transaction with Prometheus could be negotiated, the Special Committee would not be in a position to move forward with any transaction with Prometheus until after reviewing and evaluating proposals submitted by other parties. Prometheus reiterated its prior position that it was not interested in selling its ARV shares.

In early November 2002, representatives of Cohen & Steers delivered to Summerville additional due diligence information. On or about November 11, 2002, Summerville informed Cohen & Steers that it planned to visit ARV on November 13 and review the legal diligence materials available at ARV’s headquarters. Summerville indicated to Cohen & Steers that Summerville might not be able to meet the November 15 deadline for submission of proposals. Cohen & Steers encouraged Summerville to submit its bid by the November 15 deadline. On or about November 12, 2002, Summerville advised Cohen & Steers that it had cancelled its planned November 13 visit to ARV.

On or about November 14, 2002, Cohen & Steers again encouraged Summerville to submit its bid by Friday, November 15, as the Special Committee intended to begin early in the following week to review and evaluate all other proposals that it had received by such time. On November 14, Summerville sent a letter to O’Melveny & Myers and Cohen & Steers asking the Special Committee for an extension of the deadline to submit a proposal so that Summerville could have additional time in which to review and evaluate the due diligence material.

On or about November 15, 2002, at the Special Committee’s direction, Cohen & Steers replied to Summerville’s November 14 letter, indicating that the Special Committee intended to adhere to the November 15 deadline and otherwise abide by the process that had previously been implemented for receiving and evaluating proposals from all interested parties. Cohen & Steers communicated that, in the Special Committee’s view, Summerville had been provided with all relevant due diligence materials on a timely basis, and that Summerville had had an adequate opportunity to evaluate the information and formulate a definitive proposal. Cohen & Steers advised Summerville that if Summerville wished to submit a proposal for consideration by the Special Committee, Summerville should do so as soon as possible.

On or about November 15, 2002, Cohen & Steers received a letter from HRC stating that HRC would offer $4.00 per share for all the outstanding stock of ARV, subject to a definitive agreement and completion of corporate and real estate due diligence.

On November 18, 2002, the Special Committee met in the offices of O’Melveny & Myers to discuss Prometheus’ proposal and the other correspondence received from HRC and Summerville. The other party that executed a confidentiality agreement with ARV in late October did not make a proposal to the Special Committee. At this meeting, the Special Committee considered all of the proposals in light of Prometheus’ indication that it was not interested in selling its shares of ARV common stock. The Special Committee considered other possible alternatives, specifically, maintaining the status quo as a separate public company and internal growth through the selling of additional equity. The Special Committee concluded that neither of these alternatives provided the ARV unaffiliated stockholders with as much value for the shares as did Prometheus’ proposal.

On November 19, 2002 and November 20, 2002, the Special Committee and its advisors met with Prometheus to attempt to negotiate improved terms of Prometheus’ proposal. In connection with these discussions, Prometheus indicated that it would consider increasing its offer above the range reflected in its initial proposal provided that the putative class action law suits could be settled in connection with the execution of a merger agreement on terms satisfactory to Prometheus. The parties were unable to reach an agreement at these meetings but agreed to continue discussions and pursue settlement discussions with the class action plaintiffs.

On November 21, 2002, the Special Committee received a letter from Summerville outlining a formal proposal for the acquisition of ARV in a transaction in which ARV’s stockholders would receive $4.00 per share in cash. The offer was subject to the negotiation of definitive documentation.

The Special Committee instructed its legal and financial advisors to contact HRC and Summerville to attempt to negotiate improved terms on a parallel path with negotiating improved terms with Prometheus.

In a subsequent conversation with HRC, HRC’s Chairman indicated that HRC did not believe it could successfully complete a transaction in view of Prometheus’ ownership. He also indicated that as a significant stockholder of ARV, he would be supportive of a transaction between ARV and Prometheus at or around the level of HRC’s offer. He indicated that HRC would leave its offer open in the event Prometheus determined not to proceed with a transaction.

On or about November 22, 2002, at the direction of the Special Committee, Cohen & Steers responded to Summerville’s proposal by requesting that Summerville provide ARV, by November 25, 2002, a definitive agreement, additional information regarding how Summerville proposed to complete its proposed transaction in light of Prometheus’ ownership stake in ARV and confirmation that $4.00 per share represented Summerville’s best and final price.

On November 25, 2002, Summerville’s counsel delivered to the Special Committee a draft form of merger agreement providing for an acquisition of all of ARV’s outstanding shares. The draft agreement contemplated the grant by ARV to Summerville of an option to purchase approximately 19.9% of ARV shares at $4.00 per share payable in the form of a promissory note from Summerville. If exercised, this option would have the effect of diluting Prometheus’ ownership interest in ARV to approximately 37%, or 38.5% after giving effect to the exercise of the warrant held by Prometheus’ affiliate.

On or about November 26, 2002, the Special Committee and its financial and legal advisors discussed Summerville’s offer with Summerville and its legal advisors. During these discussions, the Special Committee and its advisors attempted to negotiate an increased price and improved terms from Summerville and sought clarification on the impact of Prometheus’ ownership interest on Summerville’s offer. The Special Committee and its advisors indicated that, according to the advice of legal counsel to the Special Committee, Summerville’s proposal regarding a dilutive option could be unenforceable and subject to challenge under applicable Delaware law. The Special Committee explained to Summerville that it was open to continuing discussions with Summerville, but because the Special Committee and its advisors were unaware of a feasible legal structure for implementing Summerville’s proposal, asked if Summerville had an alternative proposal that was more likely to be capable of being consummated. Summerville did not propose an alternative structure for a possible transaction. Summerville and its counsel also responded by indicating that Summerville would be unwilling to increase its price without further diligence, and that Summerville would be unwilling to pursue further due diligence without a commitment from ARV to pay Summerville’s legal, accounting and other professional fees and expenses.

On or about November 27, 2002, a new bidder delivered a letter to the Special Committee indicating its general interest in a possible transaction with ARV. At the Special Committee’s request, Cohen & Steers offered to allow this bidder to enter into a confidentiality agreement with ARV and be provided with due diligence materials. The bidder was encouraged to make its proposal as quickly as possible.

On or about December 1, 2002, at the direction of the Special Committee, Cohen & Steers indicated to Prometheus that any increased offer from Prometheus must be at least $4.00 per share in cash.

On or about December 4, 2002, ARV was informed that the Office of Inspector General (“OIG”) of the United States Department of Health and Human Services was investigating Medicare cost reports previously submitted by GeriCare, and other affiliated parties, a now dissolved Medicare certified outpatient rehabilitation provider that was a wholly owned subsidiary of ARV (the “GeriCare Matter”).

On or about December 6, 2002, the bidder that had delivered the November 27 letter to the Special Committee informed Cohen & Steers that it would not be submitting a proposal for a transaction with ARV.

On December 9, 2002, Cohen & Steers and O’Melveny & Myers updated the Special Committee on the status of discussion with Prometheus. The Special Committee instructed its advisors to continue to seek an increased offer of at least $4.00 per share from Prometheus.

On or about December 12, 2002, Prometheus indicated to Cohen & Steers that it would consider the Special Committee’s requested price of at least $4.00 per share if the putative class action litigation would be settled in connection with any such offer. Prometheus also indicated that the closing of any transaction would have to be conditioned on a satisfactory resolution of the GeriCare Matter, and that the requested $4.00 price would be subject to subsequent reduction to reflect the aggregate amount of any liabilities and costs incurred by ARV to settle the GeriCare Matter.

On or about December 17, 2002, at the instruction of the Special Committee, Cohen & Steers informed Prometheus that the Special Committee would not accept a transaction in which the price would be subject to any subsequent reduction based on the outcome of the GeriCare Matter. Cohen & Steers indicated that, in view of the GeriCare Matter, the Special Committee would consider a transaction at $3.90 per share, without any reduction for GeriCare settlement costs or any condition associated with the ultimate amount of a GeriCare settlement.

On or about December 19, 2002, Prometheus indicated to Cohen & Steers that Prometheus would consider a transaction at $3.90 per share, with no further adjustment relating to any settlement or other outcome of the GeriCare Matter, if the GeriCare Matter and the putative class action lawsuits could be settled prior to or in connection with the execution of a merger agreement.

During the period from December 19, 2002 through January 2, 2003, ARV’s legal advisors proceeded to negotiate with the federal government to settle the GeriCare Matter. Additionally, O’Melveny & Myers and Fried Frank continued to negotiate the terms of the merger agreement and discussions with the plaintiffs in the putative class actions also continued.

On January 2, 2002, ARV and the U.S. government entered into a settlement agreement, relating to the GeriCare Matter. Under this settlement agreement, and without admitting liability, ARV agreed to pay $1,625,000 to the U.S. government in exchange for the United States releasing, and agreeing to refrain from any administrative claim or any action against, ARV and its current or former affiliates for all Medicare claims for all periods during the existence of the GeriCare business. In connection with the settlement, ARV incurred approximately $74,000 in legal fees and other expenses. Based on there being 17,459,689 shares of common stock of ARV outstanding, the amount paid in settlement of the GeriCare Matter and the associated legal fees and other expenses represented approximately $.10 per share.

After ARV executed the settlement agreement relating to the GeriCare Matter, Prometheus agreed to proceed with a transaction in which ARV stockholders not affiliated with Prometheus would receive $3.90 per share, subject to the execution of memoranda of understanding with respect to a settlement of the putative class actions.

At a meeting held on January 3, 2003, Cohen & Steers provided the Special Committee with a financial analysis of the proposed transaction. Cohen & Steers summarized the history of the different proposals that had come before the Special Committee and explained the different valuation methodologies, including a market trading analysis, a market multiple analysis, a comparable transaction analysis and a discounted cash flow analysis, employed by Cohen & Steers, in reaching their opinion. Cohen & Steers then rendered its oral and written opinion to the Special Committee to the effect that, as of the date of such opinion, and on the basis of its analyses and subject to the qualifications, assumptions and limitations set forth in its opinion, the merger consideration per share to be received by the holders of the common shares of ARV (other than Prometheus, Merger Sub and their respective affiliates) pursuant to the terms and subject to the conditions set forth in the merger agreement was fair to such holders from a financial point of view. The Special Committee also discussed with O’Melveny & Myers and Cohen & Steers the conditions to the merger and Prometheus’ proposed financing of the transaction. Following discussion among the members of the Special Committee, the Special Committee unanimously (i) determined that the merger and merger agreement are fair to, and in the best interests of, the stockholders of ARV who are not affiliated with Prometheus, (ii) recommended to the board of directors that the merger and merger agreement be authorized, approved and adopted by the board of directors, and (iii) recommended that the stockholders of ARV vote to adopt the merger agreement and approve the merger.

ARV’s board of directors met after the meeting of the Special Committee on January 3, 2003. At ARV’s board of directors meeting, the Special Committee recommended that ARV’s board of directors authorize and approve the merger agreement and the transactions contemplated thereby. Following discussion with the Special Committee members and their financial and legal advisors, ARV’s board of directors accepted the Special Committee’s recommendations and unanimously (i) determined that the merger and the merger agreement are advisable, (ii) approved the merger and the merger agreement, and (iii) recommended that the stockholders of ARV vote to adopt the merger agreement and approve the merger.

On January 3, 2003, after the approval of ARV’s board of directors, the parties signed the merger agreement. At the same time, plaintiffs in the putative class action lawsuits and ARV, Prometheus and the other defendants executed memoranda of understanding reflecting an agreement in principal to settle both the California and Delaware actions, subject to, among other things, confirmatory discovery and approval by the courts in each state. Pursuant to the memoranda of understanding, Prometheus and ARV have agreed not to oppose the payment of an aggregate of $550,000 in fees of plaintiffs’ counsel.

A joint press release announcing the signing of the merger agreement was issued on January 3, 2003.

On January 9, 2003, the Special Committee received a letter from Summerville reaffirming Summerville’s prior offer of $4.00 per share. On January 10, 2003, the Special Committee met with its legal and financial advisors to discuss and evaluate Summerville’s letter. On January 10, 2003, the Special Committee, through Cohen & Steers, replied to Summerville that the Special Committee had carefully considered Summerville’s prior indications of interest, but that in the Special Committee’s view, Summerville had failed to provide a reasonable basis for the Special Committee to conclude that Summerville could consummate its proposed merger transaction in light of Prometheus’ significant ownership interest in ARV, Prometheus’ indication that it was not interested in selling its shares and Prometheus’ ability potentially to purchase up to 50% of ARV’s common stock, without ARV’s prior approval. Accordingly, the Special Committee had concluded that the interests of the public stockholders of ARV (other than Prometheus, Merger Sub and their affiliates) would be best served by entering into the merger agreement with Prometheus.

Opinion of the Special Committee’s Financial Advisor

The Special Committee retained Cohen & Steers to act as its financial advisor. In that capacity, the Special Committee requested Cohen & Steers to render an opinion as to whether the $3.90 per share merger consideration to be received by holders of ARV’s common shares (other than Prometheus, Merger Sub and their respective affiliates) in the merger, as contemplated in the merger agreement, was fair to such holders from a financial point of view. The fairness opinion was prepared to assist the Special Committee in evaluating the terms of the merger.

Cohen & Steers presented its analysis as described below at a meeting of the Special Committee on January 3, 2003, in connection with the Special Committee’s consideration of Prometheus’ proposal of $3.90 per share. At that meeting, Cohen & Steers rendered to the Special Committee its oral opinion (subsequently confirmed in writing) that, as of such date, and subject to the matters described in the fairness opinion, the price per share of $3.90 to be received by the holders of ARV’s common shares (other than Prometheus, Merger Sub and their respective affiliates) was fair from a financial point of view to such stockholders. The amount and form of the merger consideration were determined by the Special Committee’s negotiations with Prometheus.

The summary of the fairness opinion set forth below is qualified in its entirety by reference to the full text of the fairness opinion delivered by Cohen & Steers, which sets forth the procedures followed, assumptions made, valuation techniques, matters considered and limitations on the scope of review undertaken by Cohen & Steers and is attached as Appendix B to this document. You are urged to read the fairness opinion in its entirety. A copy of this fairness opinion will be made available for inspection and copying at the principal executive offices of ARV during regular business hours by any interested stockholder or other person designated in writing as a representative of such stockholder.

•	Cohen & Steers’ opinion is directed only to the fairness of the merger consideration, from a financial point of view to the holders of the common shares (other than the Prometheus, Merger Sub and their respective affiliates).

•	Cohen & Steers’ opinion was provided at the request and for the information of the Special Committee in evaluating the merger consideration, and did not, and does not constitute a recommendation to any stockholder to vote in favor of the merger and should not be relied upon as such.

•	The summary of Cohen & Steers’ opinion set forth in this document describes the procedures followed, assumptions made, valuation techniques applied, matters considered and limitations on the scope of review undertaken by Cohen & Steers, but does not purport to be complete and is qualified in its entirety by reference to the full text of Cohen & Steers’ opinion attached as Appendix B to this proxy statement.

•	Stockholders of ARV should read Cohen & Steers’ opinion carefully and in its entirety for information with respect to the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Cohen & Steers in rendering its opinion.

•	Cohen & Steers consents to the references to its name and opinion in this proxy statement and to the attachment of its opinion to this document as Appendix B.

In arriving at its opinion, Cohen & Steers:

(i)	reviewed certain publicly-available financial statements and other publicly-available business and financial information relating to ARV;

(ii)	reviewed certain internal financial and operating data, including financial forecasts, furnished to Cohen & Steers by ARV relating to the business, earnings, cash flow and assets of ARV;

(iii)	conducted discussions with ARV and its representatives and consultants concerning the matters described in clauses (i) and (ii) above, as well as the business and prospects of ARV, before and after giving effect to the merger;

(iv)	reviewed the merger agreement and certain related documents, and held discussions with certain senior officers, directors and other representatives and advisors of ARV concerning the business, operations and prospects of ARV;

(v)	performed various financial analyses as Cohen & Steers deemed appropriate, using generally accepted valuation methodologies, including (a) a discounted cash flow analysis; (b) a theoretical stock price analysis; (c) a net asset value analysis; (d) an analysis of premiums paid in select transactions involving publicly traded assisted living and senior housing companies; (e) an analysis of comparable trading multiples of select assisted living and senior housing companies; (f) an analysis of comparable transactions involving select assisted living and senior housing companies; and (g) an analysis of historical stock prices and trading volumes of ARV; and

(vi)	conducted such other financial studies, analyses and financial investigations, and considered such other financial, economic and market data and other information as Cohen & Steers deemed necessary or appropriate.

In its review and analysis and in formulating its opinion, Cohen & Steers:

•	assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to it by ARV or obtained by Cohen & Steers from other sources, and upon the assurance of ARV that it was not aware of any information or facts that would make the information provided by it to Cohen & Steers materially incomplete or misleading;

•	did not attempt to independently verify any of such information;

•	did not undertake an independent appraisal of the assets or liabilities (contingent or otherwise) of ARV or Prometheus, nor was Cohen & Steers furnished with any such appraisals;

•	with respect to the financial and operating projections of ARV reviewed by Cohen & Steers, Cohen & Steers assumed that they were reasonably prepared on a basis reflecting the best current estimates and good faith judgments of management as to ARV’s anticipated future financial condition and operating results;

•	assumed the political, economic, regulatory, monetary and U.S. capital market conditions affecting the assisted living industry would remain generally stable; and

•	expressed no opinion with respect to such projected financial statements.

Cohen & Steers opinion relates to the merger, taken as a whole. Cohen & Steers’ opinion was necessarily based upon financial, economic, market and other conditions as they existed and that could be evaluated by Cohen & Steers on the date of its opinion. Cohen & Steers disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion that may come or be brought to its attention after the date of its opinion.

Cohen & Steers’ opinion does not constitute a recommendation as to any action any stockholder of ARV should take in connection with the merger agreement, the merger or any aspect thereof, including whether to vote in favor of the merger or to purchase, sell or hold

ARV’s common stock or take or refrain from taking any other action, and should not be relied upon as such. Although Cohen & Steers discussed, at ARV’s and the Special Committee’s request, strategic financial alternatives, it expressed no opinion or recommendation with respect to the desirability of pursuing any such alternatives.

Cohen & Steers’ opinion states that it was provided at ARV’s request for the use and benefit of the Special Committee of the board of directors of ARV in connection with evaluating the merger, and for no other purpose. Cohen & Steers has not been engaged as an agent or fiduciary of ARV’s stockholders or any other persons. Its opinion was addressed to the Special Committee and only addresses the fairness, from a financial point of view, to the holders of ARV’s common shares (other than the Prometheus, Merger Sub and their respective affiliates) of the merger consideration to be received by such holders in the merger. Accordingly, the fairness opinion states that it was provided at the Special Committee’s request and for its use in connection with evaluating the merger consideration.

Because there is no state or federal law or regulation which expressly requires that a fairness opinion be issued or obtained in connection with this transaction, it is the view of Cohen & Steers that the determination as to who may rely on the fairness opinion and to whom Cohen & Steers may be liable in connection with the opinion is determined by the January 3, 2003 engagement letter to provide the fairness opinion between Cohen & Steers and the Special Committee. Cohen & Steers intends to assert this disclaimer and the limitations in the engagement letter pertaining to the use of, and the liability arising in connection with, the fairness opinion as an affirmative defense to any claim brought by any stockholder against Cohen & Steers under applicable state law. Cohen & Steers believes that the law of the state of Delaware governs this transaction. To the best of its knowledge, Cohen & Steers believes that Delaware law has not addressed the availability of this affirmative defense and therefore a court of competent jurisdiction in Delaware would have to resolve the availability of this affirmative defense. In any event, such a defense, whether or not available to Cohen & Steers, would not affect the rights and responsibilities of the board of directors under governing state law or the federal securities laws or the rights and responsibilities of Cohen & Steers under the federal securities laws.

Cohen & Steers and the Special Committee entered into a letter agreement dated January 3, 2003 that confirmed the fee arrangement with and engagement of Cohen & Steers to render the fairness opinion to the Special Committee as to the fairness, from a financial point of view, to the holders of ARV’s common stock (other than Prometheus, Merger Sub and their respective affiliates) of the merger consideration to be received by such holders pursuant to the merger agreement.

The following is a summary of all of the material financial analyses performed by Cohen & Steers in arriving at its opinion and was provided by Cohen & Steers for inclusion in this proxy statement. In support of several of its analyses, Cohen & Steers used financial projections that were prepared by ARV’s management and reviewed and approved by the Special Committee. The financial projections were subsequently updated from time to time to reflect actual results and other unanticipated events. As noted above, Cohen & Steers assumed that the financial projections were reasonably prepared on a basis reflecting the best current estimates and good faith judgments of management as to ARV’s anticipated future financial condition and operating results.

Discounted Cash Flow Analysis.    Cohen & Steers performed a discounted cash flow analysis of the projected free cash flows of ARV for the calendar years 2003 through 2007 based on the financial projections. Free cash flows were defined as after-tax earnings before interest and taxes plus depreciation and amortization, less capital expenditures, less future operating deficit funding, plus changes in working capital.

The discounted cash flow analysis of ARV was determined by:

adding:

•	the present value of the projected free cash flows of ARV over the five-year period from 2003 to 2007; and

•	the present value of the estimated terminal value of the business at the end of 2007; and then subtracting:

•	the debt, net of cash and cash equivalents outstanding of ARV at September 30, 2002, subject to certain adjustments further described below.

In order to perform this analysis, Cohen & Steers, at the direction of the Special Committee, made certain assumptions, including:

•	The use of ARV’s net operating loss carry-forward to offset a significant portion of taxable earnings during the projection period. Cohen & Steers noted that ARV’s ability to use its net operating loss carry-forward in the future might be adversely impacted following a change of control transaction, among other factors.

•	The repurchase of the minority interest in certain consolidated partnerships that own one or more assisted living properties. The purchase price assumed to acquire the minority partners’ interests was calculated using an 11% capitalization rate on the net operating income of the relevant properties. In the case of unprofitable properties, a minimum purchase price of $50,000 per unit was assumed. The impact of such assumption for purposes of this analysis was (i) an increase in ARV’s net debt by the amount required to fund the repurchase of such minority interests and (ii) an increase in projected free cash flows resulting from the corresponding add-back of distributions to minority partners during the projection period.

•	The exercise of all outstanding options and warrants and the addition of the resulting cash proceeds to ARV’s cash balance.

•	The payment of the settlement (and related expenses) relating to the GeriCare Matter and the resulting reduction in ARV’s cash balance.

•	Certain additional adjustments to reflect certain expenditures expected during the quarter ended December 31, 2002 including an estimate of unpaid operating deficit funding, certain capital expenditures and distributions to minority interest partners.

The range of estimated terminal values at the end of the five-year period was calculated by applying terminal multiples ranging from 7.0x to 10.0x to the projected calendar year 2007 earnings before interest, taxes, depreciation and amortization (“EBITDA”). The range of terminal multiples was derived based on several factors including the EBITDA multiples of the ARV Comparable Companies (as defined in “- Selected Comparable Public Assisted Living Companies Analysis” below). Estimated cash flows and terminal values were then discounted to December 31, 2002 using discount rates ranging from 13.0% to 17.0%, a range representative of the weighted average cost of capital, excluding the effect of leases, for ARV and the ARV Comparable Companies. Based on such terminal value multiples and discount rates, the derived mean, median, high and low diluted equity value for ARV was $3.87, $3.85, $5.91 and $2.08, respectively. Cohen & Steers observed that the $3.90 per share to be paid in the merger to ARV’s stockholders fell within the reference range and was in excess of both the mean and median implied equity value per share based on the discounted cash flow analysis per share.

Theoretical Stock Price Analysis.    Cohen & Steers performed a theoretical stock price analysis for each of the years ended December 31, 2002, 2003, 2004, 2005 and 2006, respectively using the financial projections. The analysis was performed by applying a range of valuation multiples of 7.0x to 10.0x to ARV’s projected EBITDA for each measurement year to calculate a future enterprise valuation and deducting therefrom indebtedness net of available cash outstanding at the end of such measurement year to derive an implied future gross equity value for such period. Thereafter, the implied future gross equity value was further reduced by the minority interest portion of joint ventures, which were valued using the same multiples applied to ARV as a whole, to calculate the future net equity value for such period. The implied future net equity value was then discounted to the present using a range of discount rates of 20.0% to 40.0%, reflecting theoretical required rates of return for comparable companies with comparable debt leverage. For purposes of this analysis, the range of terminal multiples used was derived based on several factors, including the EBITDA multiples of the ARV Comparable Companies. Furthermore, Cohen & Steers further assumed at the direction of the Special Committee that (i) ARV’s net operating loss carry-forward would be available to offset a significant portion of taxable earnings during the projection period, and (ii) that all outstanding options and warrants are exercised at the end of each respective measurement year.

The following table sets forth the implied mean, adjusted mean (excludes high and low values) and median values per share of ARV common stock based upon the foregoing analysis:

	Implied Mean Value Per Share	Adjusted Mean Value Per Share	Median Value Per Share
Calendar Year 2002	$2.05	$2.06	$2.08
Calendar Year 2003	$1.89	$1.89	$1.90
Calendar Year 2004	$2.53	$2.52	$2.52
Calendar Year 2005	$3.05	$3.02	$2.97
Calendar Year 2006	$3.32	$3.29	$3.20

In arriving at its opinion, Cohen & Steers noted that the $3.90 per share to be paid in the merger to ARV’s stockholders exceeds the implied mean, adjusted mean (excludes high and low values) and median values per share based on the theoretical stock price analyses for calendar years 2002, 2003, 2004, 2005 and 2006.

Net Asset Value (“NAV”) Analysis.    Cohen & Steers performed a NAV Analysis using the residence level cash flows of each of the owned and leased residences of ARV for the four months ended October 31, 2002 on an annualized basis. The analysis assumed that ARV is a going-concern and does not provide for deductions for sales taxes, commissions and other related transaction costs. Furthermore, each residence was valued on a stand-alone basis, notwithstanding the existence of certain master lease or cross collateral arrangements.

Owned Residences NAV

The net asset values of the owned residences of ARV were determined by:

dividing:

•	the current cash flows from each of the owned residences of ARV; by

•	capitalization rates ranging from 10.0% to 12.0%; and then

subtracting

•	the current net debt outstanding of the owned residences;

In the case of the owned residences, current cash flows from the residents is calculated as residence level revenues less residence level operating expenses, less an assumed management fee of 5% of revenues and less a $350 per unit capital expenditure reserve, consistent with customary industry practice. In the case of unprofitable owned properties, a minimum purchase price of $50,000 per unit was assumed. To the extent an owned residence with negative residence level cash flows was subject to mortgage debt in excess of $50,000 per unit, such residence was assumed to have no residual net asset value. The range of capitalization rates used in this analysis is based on, among other factors, the range of capitalization rates observed in transactions involving properties similar to ARV’s owned residences.

Leased Residences NAV

The net asset values of the leased residences were determined by:

multiplying:

•	the current cash flows from each leased residence of ARV by

•	EBITDA (after rent expense) multiples ranging form 4.0x to 8.0x.

In the case of the leased residences, the current cash flows from residents is calculated as residence level revenues less residence level operating expenses, less an assumed management fee of 5% of revenues, less a $350 per unit capital expenditure reserve, and less lease expense. All leased residences with negative residence level cash flows, after rent expense, were assumed to have no residual net asset value. The range of EBITDA multiples used for purposes of this analysis is based on, among other factors, the range of multiples observed in transactions involving properties similar to ARV’s leased residences.

Total NAV

The implied equity values per share of ARV were then determined by:

adding:

•	the net asset values of each of the owned residences;

•	the net asset values of each of the leased residences;

•	cash and cash equivalents of $14.5 million as of September 30, 2002, adjusted for the liability and cost of the settlement of the GeriCare Matter; and

•	the proceeds received upon the assumed exercise of all options and warrants outstanding.

and subtracting:

•	the following corporate obligations of ARV: (i) $7.2 million of public convertible debentures, (ii) $10.0 million of debt to an affiliate of Prometheus, (iii) a range of estimated future unpaid operating deficit funding requirements, and (iv) a range of assumed purchase prices for the minority partners’ interests in certain joint ventures using the same valuation methodology and capitalization rates described above.

and dividing:

•	the aggregate result by the total number of shares outstanding, including all options and warrants.

Based on the NAV analysis, the implied mean, median, high and low equity values per share for ARV were $3.81, $3.78, $4.95 and $2.71, respectively. In arriving at its opinion, Cohen & Steers noted that the $3.90 per share to be paid in the merger to ARV’s stockholders was within the range and exceeded both the mean and median equity value per share based on the NAV valuation analysis per share of ARV.

Premiums Paid Analysis.    Cohen & Steers compared the premiums paid per share over the trading share price of ARV one day, one week and four weeks prior to ARV’s first announcement on September 23, 2002 of Prometheus’ initial offer to similar transactions in the senior care industry. Given the limited number of public company transactions in the assisted living/senior housing industry the universe of transactions reviewed was broadened to include other senior care company transactions. Cohen & Steers compared the premiums paid in both cash only and stock transactions.

The following transactions (with announcement dates & forms of consideration) were included in the Premiums Paid Analysis:

•	Fortress Brookdale Acquisition LLC / Brookdale Living Communities, Inc. (July 2000, cash)

•	Pincus LLC / Centennial Healthcare Corp. (February 2000, cash)

•	Sunrise Assisted Living, Inc. / Karrington Health Inc. (October 1998, stock)

•	Health Care & Retirement Corp. / Manor Care, Inc. (June 1998, stock)

•	Kapson Senior Quarters Corp. / Atria Communities, Inc. (April 1998, cash)

•	Investcorp / Harborside Healthcare Corp. (April 1998, cash)

•	Paragon Health Network, Inc. / Mariner Health Group, Inc. (April 1998, stock)

•	Fountain View Inc. / Summit Care Corp. (February 1998, cash)

•	Prometheus Senior Quarters LLC / Kapson Senior Quarters Corp. (October 1997, cash)

•	Extendicare Health Services Inc. / Arbor Health Care Company (Sept. 1997, cash)

•	Alternative Living Services, Inc. / Sterling House Corp. (July 1997, stock)

•	Sun Healthcare Group Inc. / Regency Health Services Inc. (July 1997, cash)

•	Genesis Health Ventures, Inc./ Multicare Companies, Inc. (June 1997, cash)

•	Whitehall Street Real Estate LP VII / Integrated Living Communities, Inc. (May 1997, cash)

•	Paragon Health Network, Inc. / GranCare, Inc. (May 1997, stock)

•	Paragon Health Network, Inc. / Living Centers of America, Inc. (May 1997, cash)

•	HealthSouth Corp. / Horizon / CMS Healthcare Corp. (February 1997, stock)

•	Vencor Inc. / Thera TX Inc. (February 1997, cash)

Cohen & Steers calculated premiums paid in the above transactions and compared it to the ARV merger transaction.

The following table sets forth the implied mean, adjusted mean (excludes high and low values) and median values per share of ARV common stock based upon the foregoing analysis:

	Comparable Multiples			Implied Mean Value Per Share	Discount/ (Premium) to Merger Consideration	Implied Adj. Mean Value Per Share	Discount/ (Premium) to Merger Consideration	Implied Median Value Per Share	Discount/ (Premium) to Merger Consideration
	Mean	Adj. Mean	Median
Cash Transactions
1 Day	24.7%	21.1%	21.6%	$3.18	$0.72	$3.09	$0.81	$3.10	$0.80
1 Week	28.6%	25.1%	21.7%	3.27	0.63	3.18	0.72	3.09	0.81
4 Weeks	31.4%	29.7%	29.0%	3.19	0.71	3.15	0.75	3.13	0.77

			Mean	$3.21		$3.14		$3.11
			Median	3.19		3.15		3.10

All Transactions
1 Day	25.6%	23.3%	22.6%	$3.20	$0.70	$3.14	$0.76	$3.13	$0.77
1 Week	29.6%	27.3%	23.2%	3.29	0.61	3.23	0.67	3.13	0.77
4 Weeks	35.6%	32.8%	26.8%	3.30	0.60	3.23	0.67	3.08	0.82

			Mean	$3.26		$3.20		$3.11
			Median	3.29		3.23		3.13

In arriving at its opinion, Cohen & Steers noted that the $3.90 per share to be paid in the merger to ARV’s stockholders exceeds the implied mean, adjusted mean (excludes high and low values) and median values per share based on the premiums paid over the trading price of the 1 Day, 1 Week, and 4 Weeks prior to the announcement date trading price for both cash and all comparable transactions. The range of Implied Mean Equity Values per ARV share derived from the cash transactions analysis ranged from a high of $3.27 to a low of $3.18 with a mean of $3.21 and a median of $3.19 compared with the $3.90 per share merger consideration. The range of Implied Mean Equity Values per ARV share derived from all transactions analysis ranged from a high of $3.30 to a low of $3.20 with a mean of $3.26 and a median of $3.29 compared with the $3.90 per share merger consideration. The range of Implied Adjusted Mean Equity Values per ARV share derived from the cash transactions analysis ranged from a high of $3.18 to a low of $3.09 with a mean of $3.14 and a median of $3.15 compared with the $3.90 per share merger consideration. The range of Implied Adjusted Mean Equity Values per ARV share derived from the all transactions analysis ranged from a high of $3.23 to a low of $3.14 with a mean of $3.20 and a median of $3.23 compared with the $3.90 per share merger consideration. The range of Implied Median Equity Values per ARV share derived from the cash transactions analysis ranged from a high of $3.13 to a low of $3.09 with a mean of $3.11 and median of $3.10 compared with the $3.90 to be paid in the merger to ARV’s stockholders. The range of Implied Median Equity Values per ARV share derived from the all transactions analysis ranged from a high of $3.13 to a low of $3.08 with a mean of $3.11 and median of $3.13 compared with the $3.90 to be paid in the merger to ARV’s stockholders.

Selected Comparable Public Assisted Living Companies Analysis.    Cohen & Steers compared selected projected financial and operating data of ARV to the corresponding data of a group of publicly traded companies that it deemed to be reasonably comparable to ARV. In determining the appropriate comparable companies, Cohen & Steers considered a variety of factors, including market capitalization, business focus, revenues, cash flow and resident capacity. These six companies (the “ARV Comparable Companies”) consisted of:

•	Alterra Healthcare Corporation;

•	American Retirement Corporation;

•	Assisted Living Concepts, Inc.;

•	Capital Senior Living Corporation;

•	Emeritus Corporation;

•	Sunrise Assisted Living, Inc.

Cohen & Steers calculated multiples of Adjusted Enterprise Value (defined as market value of equity plus the sum of total debt and capitalized rent payments (i.e., ten times rent expense), less cash and cash equivalents adjusted, in the case of the proposed merger, for the payment of the settlement relating to the GeriCare Matter) to resident capacity (defined as total owned and leased operating units), to latest quarter annualized revenues and latest quarter annualized earnings before interest, taxes, depreciation, amortization and rent expense (“EBITDAR”). Cohen & Steers also calculated multiples of Enterprise Value (defined as market value of equity plus the sum of total debt, less cash and cash equivalents adjusted for the payment of the settlement relating to the GeriCare Matter) to latest quarter annualized EBITDA. Cohen & Steers also calculated multiples of the equity value to book value.

The following table sets forth the implied mean, adjusted mean (excludes high and low values) and median values per share of ARV common stock based upon the foregoing analysis:

	Comparable Multiples			Implied Mean Value Per Share	Discount/ (Premium) to Merger Consideration	Implied Adj. Mean Value Per Share	Discount/ (Premium) to Merger Consideration	Implied Median Value Per Share	Discount/ (Premium) to Merger Consideration
	Mean	Adj. Mean	Median
Adjusted Enterprise Value to:
Resident Capacity	$81.4	$80.0	$84.3	$4.12	$(0.22)	$3.61	$0.29	$5.11	$(1.21)
LQA Revenues	3.0x	3.1x	3.1x	3.06	0.84	3.63	0.27	3.68	0.22
LQA EBITDAR	10.8	9.7	9.7	7.02	(3.12)	3.68	0.22	3.68	0.22

Enterprise Value to:
LQA EBITDA	10.6x	9.4x	9.4x	$5.26	$(1.36)	$3.89	$0.01	$3.89	$0.01

Market Price of Equity to:
Book Value	1.0x	1.1x	1.2x	$2.62	$1.28	$2.81	$1.09	$3.25	$0.65

			Mean	$4.41		$3.52		$3.92
			Median	4.12		3.63		3.68

In arriving at its opinion, Cohen & Steers noted that the $3.90 per share to be paid in the merger to ARV’s stockholders exceeds the implied mean values per share based on multiples of latest quarter annualized Revenues and Book Value, the implied adjusted mean values per share based on multiples of Resident Capacity, latest quarter annualized revenues, latest quarter annualized EBITDAR, latest quarter annualized EBITDA and Book Value and the implied median values per share based on latest quarter annualized revenues, latest quarter annualized EBITDAR, latest quarter annualized EBITDA and Book Value. The implied mean value per share based on Resident Capacity, latest quarter annualized EBITDAR and latest quarter annualized EBITDA and the implied median value per share based on Resident Capacity exceeds the $3.90 per share merger consideration. The range of Implied Mean Equity Values per ARV share derived from this analysis ranged from a high of $7.02 to a low of $2.62 with a mean of $4.41 and a median of $4.12 compared with the $3.90 per share merger consideration. The range of Implied Adjusted Mean Equity Values per ARV share derived from this analysis ranged from a high of $3.89 to a low of $2.81 with a mean of $3.52 and median of $3.63 compared with the $3.90 per share merger consideration. The range of Implied Median Equity Values per ARV share derived from this calculation ranged from a high of $5.11 to a low of $3.25 with a mean of $3.92 and median of $3.68 compared with the $3.90 to be paid in the merger to ARV’s stockholders.

Cohen & Steers also noted that a number of the companies, including Alterra Healthcare Corporation, American Retirement Corporation, Assisted Living Concepts, Inc. and Emeritus Corporation, among others, have either undergone recent, or are currently undergoing, material financial restructurings. As a result, certain financial data used in the analysis may not be relevant and consequently, Cohen & Steers did not consider the Comparable Trading Companies Analysis to be meaningful in the context of its overall evaluation.

Selected Comparable Transactions Analysis.    Cohen & Steers considered the terms, to the extent publicly available, of selected cash and stock transactions that it deemed reasonably comparable to the merger (the “Comparable ARV Transactions”) and sought to compare the $3.90 per share to be paid by Prometheus with the consideration involved in such transactions. The eighteen Comparable ARV Transactions and their pertinent dates were as follows:

•	Senior Housing Properties Trust / Constellation Health Services, Inc. (completed in October 2002)

•	IPC Advisors S.a.r.l. / Balanced Care Corporation (completed in August 2002)

•	Five Star Quality Care Inc. / ILM II Senior Living, Inc. (completed in April 2002)

•	Senior Housing Properties Trust / Crestline Capital Corp. (completed in January 2002)

•	Fortress Brookdale Acquisition LLC / Brookdale Living Communities, Inc. (two steps -completed in May and September 2000)

•	Capital Senior Living Corp. / ILM Senior Living, Inc. (completed in August 2000)

•	Alterra Healthcare Corp. / Manor Care, Inc. (completed in July 1999)

•	Sunrise Assisted Living, Inc. / Karrington Health Inc. (completed in May 1999)

•	Kapson Senior Quarters Corp. / Atria Communities, Inc. (completed in September 1998)

•	American Retirement Corp. / Freedom Group Inc. (completed in July 1998)

•	Prometheus Senior Quarters LLC / Kapson Senior Quarters Corp. (completed April 1998)

•	Alternative Living Services, Inc. / Sterling House Corp. (completed October 1997)

•	Whitehall Street Real Estate LP VII / Integrated Living Communities, Inc. (completed July 1997)

•	Host Marriott Corporation / Marriott International, Inc. (completed June 1997)

•	Greenbriar Corp. / American Care Communities Inc. (completed December 1996)

•	Alternative Living Services, Inc. / New Crossings International Corp. (completed in May 1996)

•	Greenbriar Corp. / Wedgwood Retirement Inn Corp. (completed in April 1996)

•	Marriott International, Inc. / Forum Group, Inc. (completed in March 1996)

In considering the preceding transactions, Cohen & Steers selected the assisted living and senior housing transactions on the basis of several variables including, but not limited to, the nature of the business of the targets involved.

Cohen & Steers calculated multiples of Adjusted Transaction Value (defined as equity value of the transaction plus the sum of total assumed debt and capitalized rent payments (i.e., ten times rent expense), less cash and cash equivalents adjusted, in the case of the proposed merger, for the payment of the settlement relating to the GeriCare Matter) to resident capacity (defined as total owned and leased units), to latest quarter annualized revenues and latest quarter annualized earnings before interest, taxes, depreciation, amortization and rent expense. Cohen & Steers also calculated multiples of Transaction Value (defined as equity value of the transaction plus the sum of total debt, less cash and cash equivalents adjusted for the payment of the settlement relating to the GeriCare Matter) to latest quarter annualized earnings before interest, taxes, depreciation and amortization. Cohen & Steers also calculated multiples of the equity value to book value.

The following table sets forth the implied mean, adjusted mean (excluding high and low values) and median values per share of ARV common stock based upon the foregoing analysis:

	Comparable Multiples			Implied Mean Value Per Share	Discount/ (Premium) to Merger Consideration	Implied Adj. Mean Value Per Share	Discount/ (Premium) to Merger Consideration	Implied Median Value Per Share	Discount/ (Premium) to Merger Consideration
	Mean	Adj. Mean	Median
Adjusted Transaction Value to:
Resident Capacity	$84.4	$83.2	$78.4	$4.69	$(0.79)	$4.31	$(0.41)	$2.89	$1.01
LQA Revenues	3.4x	3.4x	3.5x	5.48	(1.58)	5.67	(1.77)	6.21	(2.31)
LQA EBITDAR	9.5	9.1	8.3	2.90	1.00	1.92	1.98	0.08	3.82

Transaction Value to:
LQA EBITDA	8.9x	8.3x	8.3x	$3.16	$0.74	$2.65	$1.25	$2.64	$1.26

Market Price of Equity to:
Book Value	2.0x	2.1x	2.4x	$4.54	$(0.64)	$4.61	$(0.71)	$5.39	$(1.49)

			Mean	$4.16		$3.83		$3.44
			Median	4.54		4.31		2.89

In arriving at its opinion, Cohen & Steers noted that the $3.90 per share to be paid in the merger to ARV’s stockholders exceeds the implied mean value per share on the multiples of latest quarter annualized EBITDAR and latest quarter annualized EBITDA, the implied adjusted mean value per share on multiples of latest quarter annualized EBITDAR and latest quarter annualized EBITDA and the implied median value per share on multiples of Resident Capacity, latest quarter annualized EBITDAR, and latest quarter annualized EBITDA. The implied mean value per share based on multiples of Resident Capacity, latest quarter annualized revenues and Book Value, the implied adjusted mean value per share on multiples of Resident Capacity, latest quarter annualized revenues and Book Value, and the implied median value per share on multiples of latest quarter annualized revenues and Book Value exceeds the $3.90 per share merger consideration. The range of Implied Mean Equity Values per ARV share derived from this analysis ranged from a high of $5.48 to a low of $2.90 with a mean of $4.16 and a median of $4.54 compared with the $3.90 per share merger consideration. The range of Implied Adjusted Mean Equity Values per ARV share derived from this analysis ranged from a high of $5.67 to a low of $1.92 with a mean of $3.83 and a median of $4.31 compared with the $3.90 per share merger consideration. The range of Implied Median Equity Values per ARV share derived from this analysis ranged from a high of $6.21 to a low of $0.08 with a mean of $3.44 and a median of $2.89 compared with the $3.90 per share to be paid in the merger to ARV stockholders.

Cohen & Steers also noted that all of the transactions occurred in materially different economic and industry market conditions than the ARV transaction. As a result, certain financial data used in the analysis may not be relevant and consequently, Cohen & Steers did not consider the Comparable Transactions Analysis to be meaningful in the context of its overall evaluation.

Stock Trading History Analysis.    Cohen & Steers reviewed the history of the trading prices and trading volume of ARV’s common stock since its initial public offering on October 18, 1995 and the relative trading price of ARV’s common stock over the prior twelve months, six months, three months, two months and one month ended September 23, 2002, the date of ARV’s receipt and announcement of Prometheus’ initial proposal). Cohen & Steers compared the trend in ARV’s stock price to certain market indices including the Standard & Poor’s 500 Index (the “S&P 500”), the Dow Jones Industrial Average Index (the “DJIA”) and an index of assisted living companies (the “Assisted Living Index”). The Assisted Living Index included Alterra Healthcare Corporation, American Retirement Corporation, ARV Assisted Living, Inc., Capital Senior Living Corporation, Emeritus Corporation and Sunrise Assisted Living, Inc.

Such review indicated that for the twelve months, six months, three months and one month ended September 23, 2002, ARV’s common stock significantly outperformed the S&P 500, the DJIA and the Assisted Living Index. In addition, Cohen & Steers noted the stock had not traded above the proposed $3.90 per share to be paid in cash in the merger since July 20, 1999.

Conclusion.    The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Cohen & Steers considered the results of all its analyses as a whole.

Subject to the matters set forth in its opinion, the judgments made by Cohen & Steers as to its analyses and the factors considered by it caused Cohen & Steers to be of the opinion, that, as of the date of its opinion, the $3.90 per share to be paid in cash in the merger was fair, from a financial point of view, to the holders of ARV’s common shares (other than the Prometheus, Merger Sub and their respective affiliates). Cohen & Steers’ analyses must be considered as a whole and considering any portion of such analyses or of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Cohen & Steers’ opinion.

Any estimates contained in Cohen & Steers’ analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those contained in such analyses. Estimated values do not purport to be appraisals or to reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty.

Cohen & Steers is an investment banking firm regularly engaged in the valuation of businesses and their securities in connection with:

•	mergers;

•	acquisitions;

•	private placements; and

•	valuations for corporate and other purposes.

The extensive experience of Cohen & Steers’ investment bankers in providing corporate finance and financial advisory services to companies in the senior housing and assisted living industry was a significant factor in the decision of the Special Committee to select Cohen & Steers to be its financial advisor in connection with the merger and subsequently the decision of the board of directors and the Special Committee to engage Cohen & Steers to provide a fairness opinion.

Cohen & Steers has previously performed, and may in the future perform, financial advisory and financing services for ARV and/or its affiliates and has received and, may in the future receive fees for such services. In April 2002, ARV engaged Cohen & Steers as financial advisor, reporting to the Strategic Transactions Review Committee of the board of directors. This engagement was discontinued at the time the Special Committee retained Cohen & Steers to act as its financial advisor. In the ordinary course of business, Cohen & Steers and its affiliates may actively trade the securities of ARV for the accounts of their clients and, accordingly, may at any time hold a long or short position in such securities.

ARV agreed to pay Cohen & Steers a fairness opinion fee of $500,000 for its services in connection with the fairness opinion, plus reasonable out-of-pocket expenses, including legal expenses, up to a maximum of $20,000. No portion of Cohen & Steers fairness opinion fee is contingent upon the conclusions reached in its opinion nor upon the ultimate consummation of the merger. ARV has paid Cohen & Steers the $500,000 fee. ARV has agreed to indemnify and hold harmless Cohen & Steers or any subsidiary, affiliate, director, officer, employee, agent or any person who controls Cohen & Steers, against and from all losses arising out of or in connection with its engagement by the Special Committee. ARV has also agreed to pay Cohen & Steers an additional $1,750,000 fee if the merger is completed and to reimburse Cohen & Steers for certain expenses and liabilities in connection with its engagement not to exceed $25,000. Except as expressly set forth above, no limitation was imposed by ARV or the Special Committee on the nature or scope of, or methodologies and procedures used in, Cohen & Steers’ financial analyses.

Special Committee’s and Board of Directors’ Recommendation; Fairness of the Merger

Special Committee

On September 23, 2002, ARV’s board of directors established a Special Committee, comprised of the two ARV directors who are neither employees of ARV nor affiliates of Prometheus, to evaluate Prometheus’ transaction proposal, determine whether to seek transactions with other parties, negotiate with Prometheus or any other potential acquirer of ARV, consider whether any proposed transaction was in the best interest of ARV’s stockholders, and, if appropriate, recommend a proposed transaction to ARV’s full board of directors.

The board appointed Messrs. Maurice DeWald and David Collins, non-employee members of our board of directors who are not affiliates of Prometheus, to serve as the two members of the Special Committee. Because neither of Messrs. DeWald or Collins are affiliated with Prometheus or its affiliates, the Special Committee did not deem it necessary to, and did not, hire any additional representatives to act on behalf of our stockholders who were not affiliated with Prometheus.

The board delegated to the Special Committee the power and authority to:

•	determine whether the sale of ARV or another strategic transaction was in the best interest of our stockholders;

•	review and evaluate the terms, conditions, and advisability of any proposed transaction involving Prometheus and its affiliates;

•	determine whether or not to seek or commence discussions with other potential acquirers;

•	negotiate with Prometheus or any other potential purchaser of ARV; and

•	recommend action(s) to the full board to maximize stockholder value through one or more strategic transactions.

The Special Committee was also authorized and empowered to retain such legal and financial advisors as it deemed necessary and appropriate to execute its responsibilities, and enter into any retention or engagement relationships with such parties to effect its charter. The Special Committee engaged Cohen & Steers to act as its financial advisors and O’Melveny & Myers as legal counsel to assist it in discharging its mandate.

In consideration of the expected time requirements and other commitments required from the Special Committee members, our board of directors also determined that each member of the Special Committee should be paid an additional fee of $1,000 for each material meeting of the Special Committee. As Chairman of the Special Committee, Mr. DeWald also receives $750 per quarter. The board further determined that the Special Committee members should be reimbursed for their reasonable documented expenses incurred in the discharge of their duties.

Reasons for the Special Committee’s Determination; Fairness of the Merger

The Special Committee, which is composed solely of directors who are neither employees of ARV nor affiliates of Prometheus, has unanimously determined that the merger is fair, from a financial and procedural point of view, to and in the best interests of ARV and ARV’s stockholders who are not affiliated with Prometheus, and recommended that the full board of directors of ARV approve the merger agreement and that stockholders of ARV vote for the adoption of the merger agreement and the approval of the merger contemplated thereby. The following are the material factors the Special Committee considered in reaching their conclusion that the merger is substantively fair to ARV’s stockholders who are not affiliated with Prometheus:

•	The efforts of the Special Committee, assisted by Cohen & Steers, commencing in September 2002 and continuing over the subsequent four months, to explore and pursue strategic alternatives for us, including continuing to operate as a stand-alone company.

•	That during a four-month period the Special Committee (through its financial advisor) had contact with at least seven parties, entered into confidentiality agreements with four parties and received preliminary bids or proposals from three parties.

•	The cash price of $3.90 per share to be paid in the merger, including the fact that such amount represents a premium of 53% over the market price for ARV shares on September 23, 2002 (the day of ARV’s announcement of Prometheus’ interest in acquiring the shares of ARV common stock not already owned by Prometheus). In addition, the $3.90 per share price represents a premium of:

•	68% over the average closing market price of ARV shares over the six-month period ending on September 23, 2002;

•	98% over the average closing market price of ARV shares over the one-year period ending on September 23, 2002;

•	153% over the average closing market price of ARV shares over the three-year period ending on September 23, 2002;

•	4% over the average closing market price of ARV shares on January 3, 2003, the date of the announcement of the execution of the merger agreement;

•	The relatively low trading volume of the ARV shares — an average daily trading volume over the two year period ending December 31, 2002 of 15,726 shares. The merger will provide ARV’s unaffiliated stockholders with immediate liquidity for their shares without the usual transaction costs associated with open market sales.

•	The delivery to the Special Committee of the opinion of Cohen & Steers, dated January 3, 2003, its independent financial advisor, to the effect that as of that date the cash merger consideration of $3.90 per share of ARV common stock is fair, from a financial point of view, to ARV’s stockholders (other than Prometheus, Merger Sub or their respective affiliates). The Special Committee and the ARV board of directors reviewed the analysis of Cohen & Steers and expressly adopted that analysis, which is summarized above under the caption, “SPECIAL FACTORS—Opinion of the Special Committee’s Financial Advisor.”

•	That the merger agreement, after giving consideration to the requirements and limitations contained therein, allows us a reasonable opportunity to respond to certain third party alternative acquisition proposals, and, if a superior proposal were made, to terminate the merger agreement and accept the superior proposal up until the time of the stockholder vote on the merger, subject to certain limitations including the payment of a termination fee and expense reimbursement. (See “THE MERGER AGREEMENT—No Solicitation” and “THE MERGER AGREEMENT—Termination”).

•	The determination by the Special Committee that any liquidation valuation of ARV would be less than ARV’s net book value. The Special Committee believed that both the net book value and the liquidation value of ARV are significantly less than the range of values determined by Cohen & Steers.

•	That the “going concern value” of ARV was consistent with the enterprise valuation range determined by Cohen & Steers.

•	That the negotiations with Prometheus resulted in the elimination of numerous conditions and contingencies originally proposed by Prometheus, including revisions to the representations, warranties, covenants, and closing conditions; substantial modifications in favor of ARV to the originally proposed limitations on the ability of our board of directors to consider superior proposals; and a reduction in the payment of break-up fees if the merger agreement is terminated under special circumstances.

•	The current and prospective business environment in which ARV operates, including: economic, market, regulatory and competitive conditions; the benefits, costs and risks inherent in ARV’s strategic plan, which contemplates growth through increasing the number of its facilities; the risk that ARV is dependent on a concentrated market and region from which to draw customers; existing and potential increased competition from other similar companies and the prospect of substantially larger, better financed companies entering ARV’s markets; the difficulty that ARV has experienced in raising capital and the risks of changes to the regulations governing ARV.

•	ARV’s strategic alternatives, including remaining a separate company while continuing to explore a merger or joint venture transaction with another party, and the significant challenges that ARV would face as an independent company if it did not proceed with the proposed merger, including the effect of unpredictable and volatile equity and debt markets on its ability to raise capital.

•	Although ARV received offers at a price of $4.00 per share, both offers were subject to due diligence. Moreover, Summerville indicated that it would not be willing to pursue further due diligence without a commitment from ARV to pay Summerville’s expenses. As such, the Special Committee believes that there is considerable uncertainty as to whether those proposed transactions could have been entered into on the terms proposed within a reasonable time frame, if at all. Moreover, the merger consideration of $3.90 per share reflects a $4.00 per share price, reduced by $.10 in light of the costs and expenses of the settlement of the GeriCare Matter.

•	The fact that the Special Committee had not received a proposal in excess of $3.90 per share that, in the Special Committee’s view, was also reasonably likely to be consummated, in light of Prometheus’ ownership of 43.5% of ARV’s common stock, its stated intention that it was not interested in selling those shares and, as described above under “—Background of the Merger,” its ability potentially to acquire shares representing up to 50% of ARV’s total outstanding shares, without ARV’s prior approval.

•	The business reputation of Prometheus and its past investment in ARV as well as its and its affiliates’ strong track record in completing transactions similar to the merger, including transactions in the assisted living industry, supported the Special Committee’s determination that Prometheus has the ability to complete the merger in a timely manner.

•	The other terms of the merger agreement, including the parties’ representations, warranties, and covenants, and the conditions to their respective obligations. The Special Committee concluded that these terms provide a high degree of certainty that the merger can be completed, particularly in light of Prometheus’ ability to terminate the merger agreement only in limited circumstances.

•	The fact that ARV has never paid any dividends in respect of its common stock and the Special Committee’s belief that, in light of ARV’s level of existing indebtedness, its current inability to generate sufficient cash from operations to fund recurring working capital and capital expenditure requirements and a prohibition on dividend payments contained in an existing term loan agreement between ARV and an affiliate of Prometheus described below under “—Interests of Certain Persons in the Merger—Interests of Prometheus and its Affiliates,” ARV would be unlikely to pay dividends in the foreseeable future, including from the approximately $11 million of ARV’s working capital Prometheus expects to use to pay a portion of the merger consideration. The merger will afford ARV stockholders who are unaffiliated with Prometheus an opportunity to receive this cash in the form of merger consideration.

•	The fact that the GeriCare Matter was settled and the impact of the settlement amount on the cash balances of ARV.

The Special Committee also considered the following factors, among others, relating to the procedures involved in the negotiation of the merger:

•	ARV’s board of directors established a Special Committee, comprised of the two ARV directors who are neither employees of ARV nor affiliates of Prometheus, to evaluate Prometheus’ transaction proposal, determine whether to seek transactions with other parties, negotiate with Prometheus or any other potential acquirer of ARV, consider whether any proposed transaction was in the best interest of ARV’s stockholders, and, if appropriate, recommend a proposed transaction to ARV’s full board of directors. Moreover, the Special Committee had the authority to reject a transaction with Prometheus, notwithstanding Prometheus’ significant ownership interest in ARV and its statement that it was not interested in selling its shares in ARV;

•	The Special Committee retained Cohen & Steers and O’Melveny & Myers, both of which are unaffiliated with Prometheus, as the Special Committee’s outside financial and legal advisors, and these advisors reported directly to, and took direction from, the Special Committee;

•	Since early 2001, representatives of ARV, including management of ARV and Cohen & Steers as financial advisor first to the Strategic Transactions Review Committee of the ARV board and then to the Special Committee, have periodically explored various potential strategic transactions, contacted and held discussions with a number of potential transaction partners. In addition, notwithstanding Prometheus’ significant share ownership and its statement that it was not interested in selling its shares, the Special Committee received a number of indications of interest and two offers for transactions with third parties, Summerville and HRC, at $4.00 per share, although these proposals were subject to due diligence. HRC subsequently withdrew its offer and Summerville required that ARV commit to pay its due diligence costs in order for it to conduct further due diligence. Moreover, after Prometheus’ initial proposal was announced on September 23, 2002, the Special Committee established a formal bidding process for third parties to conduct due diligence of ARV and submit proposals with respect to transactions with ARV;

•	The Special Committee, assisted by its outside advisors, negotiated the terms of the transaction with Prometheus. These negotiations resulted in, among other things, a transaction price of $3.90 per share, which reflected a $4.00 per share price reduced by $.10 per share in light of the amount paid under the settlement agreement, and related legal fees and other costs, relating to the GeriCare Matter. The $3.90 per share merger consideration represents a premium of approximately 14% over the midpoint of the $3.25-$3.60 price range contained in Prometheus’ initial proposal;

•	ARV stockholders who do not vote in favor of the adoption of the merger agreement and approval of the merger will have the right to seek an appraisal of their shares in accordance with Delaware law.

The Special Committee also considered a variety of risks and other potentially negative factors concerning the merger but determined that these factors were outweighed by the benefits of the factors supporting the merger. These negative factors included the following:

•	The Special Committee and ARV’s board approved the merger agreement despite the fact that Prometheus insisted upon an approximately $2.2 million fee plus expenses to be paid by ARV to Prometheus if the merger did not close for certain reasons and ARV entered into another, similar transaction within nine months.

•	Certain terms and conditions set forth in the merger agreement, required by Prometheus as a prerequisite to entering into the merger agreement, prohibit ARV and its representatives from soliciting third-party bids and from accepting third-party bids except in specified circumstances. See “THE MERGER AGREEMENT—No Solicitation.”

•	Certain members of ARV’s board of directors have interests in the merger that are different from those of the ARV stockholders. The Special Committee and the ARV board considered these interests and gave careful consideration to the following potential conflicts of interests:

•	two members of the ARV board of directors were nominated by Prometheus, and that those directors are officers or directors of various affiliates of Prometheus; and

•	Prometheus owns 43.5% of the outstanding shares of ARV common stock, and if a warrant held by an affiliate of Prometheus were exercised, Prometheus, together with its affiliate, would own 45.8% of the outstanding shares of ARV common stock.

For greater detail of these and other potential conflicts of interest, see “SPECIAL FACTORS—Interests of Certain Persons in the Merger.”

•	Under Delaware law, Prometheus’ ownership of approximately 43.5% of the outstanding shares of ARV common stock, as of the record date, is nearly sufficient to adopt the merger agreement and approve the merger with limited additional approval by stockholders who are unaffiliated with Prometheus. Moreover, as described under “—Background of the Merger,” Prometheus could potentially acquire up to 50% of ARV’s common stock, without ARV’s prior approval.

•	The fact that Prometheus holds 43.5%, and could potentially acquire up to 50%, of our voting stock may have discouraged other parties from becoming bidders.

•	Following the merger, ARV will be a privately held company, and its current stockholders will cease to participate in any future earnings, losses, growth or decline in value of ARV.

After considering these factors, the Special Committee concluded that the positive factors relating to the merger outweighed the negative factors. Because of the variety of factors considered, the Special Committee did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. However, individual members of the Special Committee may have assigned different weights to various factors. The determination of the Special Committee was made after consideration of all of the factors together.

Reasons for the Board of Directors’ Determination

Our board of directors consists of five directors: Messrs. Maurice J. DeWald and David P. Collins, who serve on the Special Committee, Messrs. Robert C. Larson and John A. Moore, who were nominated by Prometheus under an agreement with ARV, and Mr. Douglas M. Pasquale, our Chairman and Chief Executive Officer. In reporting to our board of directors regarding its determination and recommendation, the Special Committee, with its legal and financial advisors participating, advised the other members of our board of directors of the process that the Special Committee underwent in the course of seeking alternatives for us, the course of its negotiations with third parties, in particular with Prometheus and its advisors, its review of the merger agreement and the factors the Special Committee considered in reaching its determination that the terms of the merger agreement, including the offer price of $3.90 per share, and the merger are advisable, fair to and are in the best interests of, our stockholders who are not affiliated with Prometheus.

The board of directors, based in part upon the determination and recommendation of the Special Committee, unanimously determined that the terms of the merger agreement and the proposed merger are advisable, approved the merger agreement and the merger and unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement and approval of the merger. Moreover, the board of directors believes that the merger is procedurally and substantively fair to the stockholders of ARV not affiliated with Prometheus. The different board members reached these determinations, including the determination as to fairness of the merger and this recommendation based on different factors. Messrs. DeWald and Collins, members of the Special Committee, and Mr. Pasquale, based their determinations and recommendations as part of the board of directors on the facts set forth above under “Reasons for the Special Committee Determination; Fairness of the Merger” and expressly adopted the Special Committee’s analyses and conclusions. Messrs. Larson and Moore based their determinations and recommendations as part of the board of directors on the factors set forth below under “Prometheus Parties’ Position as to the Fairness of the Merger,” and expressly adopted the analyses and conclusions of the Prometheus Parties. In view of the wide variety of factors considered in its evaluation of the proposed merger, the members of our board of directors did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching their determination. Rather, our board of directors based its position on the totality of the information presented and considered. To our knowledge, each of our executive officers and directors intends to vote all of the shares of our common stock he or she directly owns in favor of the merger.

Position of Our Chairman and Chief Executive Officer as to the Fairness of the Merger

Under a potential interpretation of the Exchange Act rules governing “going private” transactions, continuing officers may be deemed to be our affiliates. Prometheus is having discussions with Mr. Douglas Pasquale, our Chairman and Chief Executive Officer, regarding his potential employment in a senior position with ARV and a combined company including ARV, Kapson and Atria after the merger. There is no assurance that Prometheus and Mr. Pasquale will reach an agreement. Prometheus is evaluating the role ARV’s current management will play in ARV and a combined company after the merger. Prometheus has not yet made any offer to Mr. Pasquale. Mr. Pasquale is making the statements included in this subsection solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. Although Mr. Pasquale may have interests in the merger that are different from the interests of our stockholders generally, Mr. Pasquale believes that the terms of the merger agreement and the proposed merger are substantively and procedurally fair to the stockholders who are not affiliated with Prometheus based on the facts and information available to him. See “—Interests of Certain Persons in the Merger.”

Mr. Pasquale was not a member of, and did not participate in the deliberations of, the Special Committee; however as a director of ARV, he participated in the deliberations of the board of directors described above. Mr. Pasquale concurs with, and expressly adopts, the analyses and conclusions of the Special Committee relating to whether the consideration offered to unaffiliated stockholders is fair from a substantive and financial point of view and whether procedures existed that were designed to enhance the protection of unaffiliated stockholders in the transaction. In making this determination, Mr. Pasquale considered the same factors examined by the Special Committee described above under “—Special Committee’s and Board of Directors’ Recommendation; Fairness of the Merger” and has adopted the conclusion, and the analysis underlying the conclusion, of the Special Committee, based upon his view as to the reasonableness of that analysis. Mr. Pasquale believes that the terms of the merger agreement and the proposed merger are substantively and procedurally fair to our stockholders who are not affiliated with Prometheus. He has formed this belief with respect to substantive and procedural fairness even though no disinterested representative, other than the Special Committee and its advisors, was retained to act solely on behalf of the stockholders who are not affiliated with Prometheus.

Mr. Pasquale believes these analyses and factors provide a reasonable basis upon which to form his belief that the merger is fair to our stockholders who are not affiliated with Prometheus. To our knowledge, each of our executive officers intends to vote all of the shares of our common stock he or she directly owns in favor of adopting the merger agreement and approving the merger.

Prometheus Parties’ Position as to the Fairness of the Merger

Under the rules of the Commission, the Prometheus Parties are required to express their belief as to the fairness of the proposed merger to the stockholders of ARV who are unaffiliated with the Prometheus Parties. Each of the Prometheus Parties believes the merger is procedurally and substantively fair to the stockholders of ARV that are unaffiliated with the Prometheus Parties.

The Prometheus Parties formed their belief that the merger is procedurally fair to the unaffiliated ARV stockholders based on the following material factors:

•	Establishment of Special Committee to Evaluate Prometheus’ Proposal and Other Transaction Proposals. ARV’ s board of directors established a Special Committee, comprised of the two ARV directors who are neither employees of ARV nor affiliates of Prometheus, to evaluate Prometheus’ transaction proposal, determine whether to seek transactions with other parties, negotiate with Prometheus or any other potential acquirer of ARV, consider whether any proposed transaction was in the best interest of ARV’s stockholders, and, if appropriate, recommend a proposed transaction to ARV’s full board of directors. Moreover, the Special Committee had the authority to reject a transaction with Prometheus, notwithstanding Prometheus’ significant ownership interest in ARV and its statement that it was not interested in selling its shares in ARV;

•	Outside Advisors. The Special Committee retained Cohen & Steers and O’Melveny & Myers, both of which are unaffiliated with Prometheus, as the Special Committee’ s outside financial and legal advisors, and these advisors reported directly to, and took direction from, the Special Committee;

•	Efforts to Seek Alternative Transactions. Since July 2002, representatives of ARV, including Cohen & Steers as financial advisor first to the Strategic Transactions Review Committee of the ARV board and then to the Special Committee, explored various potential strategic transactions and contacted and held discussions with a number of potential transaction partners. In addition, notwithstanding Prometheus’ significant share ownership and its statement that it was not interested in selling its shares, the Special Committee received a number of indications of interest and two offers for transactions with third parties, Summerville and HRC, at $4.00 per share, although these proposals were subject to due diligence, and Summerville required that ARV commit to pay its due diligence costs in order for it to conduct further due diligence. Moreover, after Prometheus’ initial proposal was announced on September 23, 2002, the Special Committee established a formal bidding process for third parties to conduct due diligence of ARV and submit proposals with respect to transactions with ARV. In addition, prior to July 2002, members of ARV’s management engaged in exploratory discussions with several potential strategic transaction partners;

•	Negotiations with Prometheus. The Special Committee, assisted by its outside advisors, negotiated the terms of the transaction with Prometheus. These negotiations resulted in, among other things, a transaction price of $3.90 per share, which reflected a $4.00 per share price reduced by $.10 per share in light of the amount paid under the settlement agreement, and associated legal fees and other costs, relating to the GeriCare Matter. The $3.90 per share merger consideration represents a premium of approximately 14% over the midpoint of the $3.25-$3.60 price range contained in Prometheus’ initial proposal;

•	Cohen & Steers’ Opinion. Cohen & Steers delivered to the Special Committee its written opinion, dated January 3, 2003, to the effect that, as of that date, the cash merger consideration of $3.90 per share was fair, from a financial point of view, to holders of ARV’s common shares (other than Prometheus, Merger Sub or their respective affiliates);

•

Special Committee Recommendation.    After evaluating Prometheus’ transaction proposal, negotiating the terms of that proposal with Prometheus and conducting a formal bidding process for submission of alternative proposals, the Special Committee unanimously determined that the merger agreement and the merger with Prometheus are advisable, fair to and in the best interests of ARV’s stockholders who are not affiliated with Prometheus and recommended to the full board of directors that they approve the merger agreement and the merger. The Special Committee also recommends that ARV stockholders vote in favor of the adoption of the merger agreement and approval of the merger; and

•	Appraisal Rights. ARV stockholders who do not vote in favor of the adoption of the merger agreement will have the right to seek an appraisal of their shares in accordance with Delaware law.

Although the merger was not structured to require approval of at least a majority of ARV stockholders unaffiliated with the Prometheus Parties, the Prometheus Parties nonetheless believe that the merger is procedurally fair to those stockholders, based on the material factors described above.

The Prometheus Parties formed their belief that the merger is substantively fair to the unaffiliated stockholders based upon the following material factors:

•	Premium to Current and Historic Market Price. The merger consideration of $3.90 per share reflects a premium of approximately 53% over the $2.55 closing price of ARV common stock on September 23, 2002, the day of ARV’s announcement that it had received a preliminary transaction proposal from Prometheus. In addition, the $3.90 per share price represents a premium of:

•	68% over the average closing market price of the ARV shares over the six-month period ending on September 23, 2002;

•	98% over the average closing market price of the ARV shares over the one-year period ending on September 23, 2002;

•	153% over the average closing market price of the ARV shares for the three-year period ending on September 23, 2002; and

•	4% over the closing market price of the ARV shares on January 3, 2002, the date of the announcement of the execution of the merger agreement;

•	Possible Decline in the Market Prices of the ARV Shares if the Merger is not Completed. The possibility that, if the merger is not completed, the market price of ARV common stock could decline. The closing price per share of ARV common stock on September 23, 2002, the day of the announcement of Prometheus’ initial offer, was $2.55.

•	Limited Liquidity of ARV Shares, Absence of Transaction Costs. The relatively low trading volume of the ARV shares—an average daily trading volume over the two-year period ending December 31, 2002 of 15,726 shares. The merger will provide ARV’ s unaffiliated stockholders with immediate liquidity for their shares without the usual transaction costs associated with open market sales.

•	Summerville and HRC Proposals. Although Summerville and HRC offered transactions at $4.00 per share, both offers were subject to due diligence. Moreover, Summerville indicated that it would be unwilling to pursue further due diligence without a commitment by ARV to pay Summerville’s due diligence expenses. As such, the Prometheus Parties believe there is considerable uncertainty as to whether those proposed transactions could have been entered into on the terms proposed within a reasonable time frame, if at all, even if Prometheus agreed to support those transactions. Moreover, the merger consideration of $3.90 per share reflects a price of $4.00 per share, reduced by $.10 in light of the costs and expenses of the settlement of the GeriCare Matter.

•	No Dividends. The fact that ARV has never paid any dividends in respect of its common stock and the Prometheus Parties’ belief that, in light of ARV’s level of existing indebtedness, its current inability to generate sufficient cash from operations to fund recurring working capital and capital expenditure requirements and a prohibition on dividend payments contained in an existing term loan agreement between ARV and an affiliate of Prometheus described below under “Interests of Certain Persons in the Merger—Interests of Prometheus and its Affiliates,” ARV would be unlikely to pay dividends in the foreseeable future, including from the approximately $11 million of ARV’s working capital Prometheus expects to use to pay a portion of the merger consideration. The merger will afford ARV stockholders unaffiliated with Prometheus an opportunity to receive this cash in the form of merger consideration.

The Prometheus Parties believe that a significant portion of ARV’s value is derived from factors which, under generally accepted accounting principles, or GAAP, are not reflected as assets on ARV’s balance sheet and therefore are not reflected in ARV’s net book value. These include leasehold interests and regulatory licenses held by ARV, ARV’s experience operating assisted living communities, the skill and dedication of its personnel and the strong reputation of its ALCs. In addition, the Prometheus Parties believe a substantial portion of the value of these leasehold interests, licenses and other resources is realizable only in connection with the continued operation of ARV’ s business rather than in a liquidation. Moreover, consent requirements triggered by a transfer of the leases and licenses further limit their value in a liquidation. For these reasons, the Prometheus Parties did not consider the net book value or liquidation value of ARV to be a material factor in evaluating the fairness of the merger. The Prometheus Parties noted, however, that the net book value per share of ARV of $2.75 per share as of September 30, 2002 is less than the $3.90 per share price that ARV stockholders will receive in the merger. The Prometheus Parties did not determine a liquidation value for ARV. The Prometheus Parties also did not prepare a valuation of ARV on a going concern basis, in light of their intention to combine ARV with their other assisted living investments in Atria and Kapson.

The Prometheus Parties believe that the analyses and factors discussed above provide a reasonable basis upon which they formed their belief that the merger is procedurally and substantively fair to ARV’s stockholders not affiliated with the Prometheus Parties. In view of the wide variety of factors considered, the Prometheus Parties did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weight to the specific factors they considered in forming this belief. The discussion above of the analyses and factors considered and given weight by the Prometheus Parties is not intended to be exhaustive but is believed to include all material factors considered. In addition, the Prometheus Parties’ belief should not be construed as a recommendation by the Prometheus Parties to ARV stockholders as to the manner in which they should vote with respect to the merger.

Prometheus intends to vote all of the ARV shares held by it as of the record date in favor of the merger.

Reasons, Purpose and Structure of the Merger

ARV’s purpose for the merger is to provide its stockholders who are not affiliated with Prometheus with immediate liquidity for their investment in ARV. ARV’s shares of common stock have been trading at a relatively low trading volume. ARV believes that this is due to its relatively low market capitalization and share price and certain institutions’ reluctance to invest in companies with low market capitalization or shares trading at low stock prices, the fact that Prometheus holds a large portion of the outstanding shares and ARV has not attracted meaningful analyst coverage. Additionally, trading volume of companies in the assisted living industry has been relatively low. The merger will provide ARV’s unaffiliated stockholders with immediate liquidity at a specified price for their shares without the usual transaction costs associated with open market sales.

ARV considered strategic alternatives, including remaining a separate company while continuing to explore a merger or joint venture transaction with another party, and the significant challenges that ARV would face as an independent company if it did not proceed with the proposed merger. Because of the effect of adverse financial and competitive conditions in the assisted living industry and ARV’s difficulty in obtaining favorable financing necessary to maintain and expand its business, ARV believes that the merger consideration of $3.90 per share represents the highest likely value that our unaffiliated common stockholders could realize under any scenario available to us at this time based on our exploration of strategic alternatives as set forth in “SPECIAL FACTORS—Background of the Merger.”

ARV is undertaking the transaction now primarily because it presents the most viable alternative for ARV at this time, the benefits of which may not be available to our unaffiliated stockholders in the future, and for the reasons set forth in “SPECIAL FACTORS—Background of the Merger” and “—Special Committee’s and Board of Directors’ Recommendation; Fairness of the Merger.”

ARV believes that obtaining $3.90 per share in cash for its stockholders in the merger is preferable to attempting to achieve a future price in excess of that amount as an independent publicly traded company. ARV also believes that it is unlikely that a third party would be able to consummate a superior offer. The $3.90 per share merger consideration represents a premium of approximately 53% over the $2.55 closing price per share of its common stock on September 20, 2002, the last full trading day before the public announcement of Prometheus’ initial proposal.

As part of the foregoing analysis, the Special Committee and board of directors considered other possible alternatives to engaging in a going-private transaction at this point in ARV’s operating history. In addition, Cohen & Steers reviewed alternatives that were generally related either to continuing current operations or to seeking a merger or sale transaction with a strategic or industry partner. The Special Committee determined that each of the alternatives presented was subject to significant risks and uncertainties, and that none offered greater value to the stockholders who are not affiliated with Prometheus than the $3.90 per share merger consideration.

The merger has been structured as a merger of Merger Sub with and into ARV in order to permit the acquisition of ARV in a single step and the preservation of ARV’s identity. The merger was structured as a cash transaction because that was the consideration offered by Prometheus in its proposal.

Mr. Pasquale’s reasons and purposes for the merger and the transaction structure are the same as those for ARV as described above.

Prometheus’ purpose and reason for the merger is to enable it to combine ARV with its affiliates, Atria and Kapson. Prometheus believes that a larger combined company could achieve benefits of scale and would be likely to operate more efficiently and obtain the financing necessary to operate and expand its business on more favorable terms than could Atria, Kapson and ARV operating separately. Prometheus believes that this transaction can be achieved at this time because of recent changes in the capital structure and improvements to the financial results of Atria and Kapson as well as the anticipated availability to Prometheus of financing for a transaction.

Although Prometheus considered the possibility of proposing that Atria, Kapson and ARV combine in a transaction in which ARV’s public stockholders would receive stock in a combined company, Prometheus believes that, in the current market environment, the combined company could be operated more efficiently and have more flexibility obtaining financing if it were a privately held company. In addition, the combined company would avoid the administrative, legal, accounting and other costs associated with being a public company. Although Prometheus considered the possibility of selling its shares, it believes that, in light of its affiliates’ investments in Atria and Kapson, the best interests of Prometheus and its affiliates would be served by Prometheus retaining its investment in ARV as part of their assisted living investment strategy. Moreover, as noted above, the Prometheus Parties believe that, in the current market, this strategy could be best pursued by combining ARV, Atria and Kapson.

Certain Effects of the Merger

If the merger agreement is adopted and the merger is approved by ARV’s stockholders and the merger is completed, ARV will be a privately held corporation and Prometheus will own 100% of ARV’s outstanding common stock. Accordingly, no current ARV stockholders other than Prometheus will have any interest in, or be stockholders of, ARV, and no current ARV stockholders other than Prometheus will have the right to vote on corporate matters affecting the surviving corporation. In addition, no current stockholders other than Prometheus will benefit from any future earnings or growth of ARV or benefit from any increase in the value of ARV. However, other than Prometheus, no current stockholders will bear the risk of any decrease in value of ARV. Instead, upon completion of the merger, those stockholders will have the right to receive a payment of $3.90 in cash, without interest, for each share of ARV common stock they hold (unless they perfect appraisal rights under Delaware law). See “THE MERGER—Dissenters’ and Appraisal Rights” for a description of the effect of perfecting appraisal rights.

If the merger is completed, Prometheus will own all of the equity interests in ARV and will benefit from any future earnings or growth of ARV and any increase in value of ARV; however, Prometheus will also bear the risk of any decrease in value of ARV.

ARV’s common stock is currently registered under the Exchange Act. Upon the closing of the merger, ARV common stock will no longer be publicly traded or quoted on the American Stock Exchange and the registration of ARV common stock under the Exchange Act will be terminated upon application to the Commission. ARV will also be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act and, as described under “—Plans for ARV,” the periodic reporting requirements of the Exchange Act and will cease filing information with the Commission. As a result, it is estimated that the surviving company will decrease its recurring annual costs by an amount of approximately $250,000 because it will save the costs currently incurred in complying with its obligations as a public company including, but not limited to, investor relations and printing, legal, and accounting costs relating to quarterly and annual reports, proxy solicitations, and annual meetings and other expenses relating to compliance with the rules of the Commission.

Prometheus is having discussions with Mr. Pasquale regarding his potential employment in a senior position with ARV and a combined company including ARV, Kapson and Atria after the merger. There is no assurance that Prometheus and Mr. Pasquale will reach an agreement. Prometheus is evaluating the role ARV’s current management will play in ARV and a combined company after the merger. Pursuant to the merger agreement, the directors of Merger Sub immediately prior to the merger will be the directors of the surviving corporation immediately after the merger. No determination has been made as to whether additional persons will be invited to join the board of directors of the surviving corporation following the merger. At the effective time, the certificate of incorporation and bylaws of ARV will be the certificate of incorporation and bylaws of the surviving corporation, with certain amendments to the certificate of incorporation.

The receipt of cash pursuant to the merger will constitute a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also constitute a taxable transaction under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, a stockholder would generally recognize gain or loss in an amount equal to the difference between the amount of cash received by the stockholder pursuant to the merger and the stockholder’s tax basis in the shares surrendered. If shares are held by a stockholder as capital assets, that gain or loss will be capital gain or loss. Any such capital gain or loss will be long-term if, as of the date of the disposition of its shares, the stockholder held such shares for more than one year or will be short term if, as of such date, the stockholder held such shares for one year or less.

Plans for ARV

Prometheus intends, following the completion of the merger, to combine ARV with Atria, Inc. and Kapson Senior Quarters Corp. (also assisted living companies), subject to receipt of all necessary approvals and consents. The merger is not conditioned on this combination. Prometheus is having discussions with Mr. Pasquale, ARV’s Chairman and Chief Executive Officer, regarding his potential employment in a senior position with the combined company. There is no assurance that Prometheus and Mr. Pasquale will reach an agreement.

Except as described above, Prometheus expects that the business and operations of the surviving corporation will be continued substantially as they are currently being conducted by ARV. Prometheus does not currently intend to dispose of any assets or operations of the surviving corporation other than in the ordinary course of business. Prometheus will continue to evaluate all aspects of the business, operations, capitalization and management of ARV prior to and following consummation of the merger and will take such further actions, if any, as it deems appropriate under the circumstances then existing.

Under the merger agreement, ARV’s current certificate of incorporation will be amended so as to (i) not provide for a classified board of directors, (ii) decrease the number of authorized shares, (iii) provide that there will be no fewer than three and no more than five directors on the board of directors, (iv) not to prohibit stockholder action by written consent and (v) provide for other changes to reflect that ARV will not be a public company. Prometheus also expects to cause ARV’s bylaws to be amended after the closing of the merger to reflect that ARV will not be a public company. ARV’s directors and officers may be replaced in connection with, or at any time after, the merger.

Under the terms of the ARV’s 6 3/4% convertible subordinated notes due 2006, after the completion of the merger, the 6 3/4% notes will no longer be convertible into shares of ARV. Instead, upon conversion of any 6 3/4% note, the holders will receive an amount equal to $3.90, the merger consideration being paid for each ARV share, multiplied by the number of ARV shares into which the 6 3/4% note was convertible prior to the merger, without interest.

The terms of the 6 3/4% notes would require ARV, within 30 days after completion of the merger, to mail to each 6 3/4% noteholder an offer (a “Change of Control Offer”) to repurchase all or any portion of the holder’s 6 3/4% notes at a purchase price equal to 101% of the principal amount of the holder’s 6 3/4% notes plus accrued and unpaid interest. However, ARV has the right, at any time to redeem all or a portion of the 6 3/4% notes then outstanding at the following redemption prices (expressed as percentages of the principal amount), together with accrued interest to the redemption date, if redeemed during the twelve month period beginning April 1:

Year	Redemption Price
2002	102.700%
2003	102.025%
2004	101.350%
2005	100.675%

Prometheus presently intends to cause ARV to redeem at the applicable redemption price set forth above all of the outstanding 6 3/4% notes promptly after the completion date of the merger instead of making a Change of Control Offer.

As soon as practicable after completion of the merger, Prometheus will seek to cause the surviving corporation to delist its common stock from the American Stock Exchange and terminate registration of its stock under the Exchange Act.

In addition, prior to completion of the merger, Prometheus or one of its affiliates may, with the approval of the Special Committee and the board of directors, purchase outstanding 6 3/4% notes in open market or privately negotiated transactions.

As of December 31, 2002, the last day of ARV’s prior fiscal year, there were less than 300 registered holders of the 6 3/4% notes. Accordingly, after the termination of the registration of ARV’s common stock, ARV would have the right, under the Commission’s rules, to terminate its obligations to file reports with the Commission. However, under the terms of the 6 3/4% notes, so long as any of the 6 3/4% notes are outstanding, ARV is required to file with the Commission all quarterly and annual financial information required to be contained in a filing with the Commission on Forms 10-Q and 10-K. Accordingly, if and when the 6 3/4% notes cease to be outstanding, ARV will no longer be required to file periodic reports with the Commission.

Interests of Certain Persons in the Merger

In considering the recommendation of the Special Committee to the ARV board of directors and the recommendation of the ARV board of directors to you, you should be aware that certain members of the ARV board of directors and some members of ARV’s management have interests that are different from your interests as an ARV stockholder generally. This section of the proxy statement discusses all of the interests of ARV board members and ARV officers that are different from your interests as a stockholder generally and other than what is discussed below, there are no other agreements that relate to the voting of shares in this transaction. The ARV board of directors appointed the Special Committee, consisting solely of non-employee directors who are not officers, directors, or employees of Prometheus or its affiliates, to evaluate, negotiate and recommend the merger agreement and to evaluate whether the merger is in the best interests of ARV’s stockholders who are unaffiliated with Prometheus. The Special Committee was aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the ARV board of directors that the merger agreement be adopted and the merger be approved. In addition, each of the members of ARV’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.

Special Committee

The ARV board of directors determined that each member of the Special Committee would receive a fee of $1,000 per material meeting as additional consideration for his service on the Special Committee, regardless of whether any proposed transaction was entered into or completed. As Chairman of the Special Committee, Mr. DeWald also receives $750 per quarter. To date, Mr. DeWald and Mr. Collins have each received $29,000 in fees for their services on the Special Committee. Neither member of the Special Committee will be employed by ARV or the combined company of ARV, Atria and Kapson after the merger.

Management of ARV Following the Merger

Prometheus is currently having discussions with Mr. Pasquale, currently the Chairman and Chief Executive Officer of ARV, regarding his potential employment in a senior position with ARV and a combined company including ARV, Atria and Kapson after the completion of the merger. There is no assurance that Prometheus and Mr. Pasquale will reach an agreement. Prometheus is evaluating the role ARV’s current management will play in ARV and a combined company after the merger. Mr. Pasquale, Abdo H. Khoury, ARV’s President and Chief Financial Officer, and other members of our management are parties to employment agreements that will remain in effect following the merger.

Mr. Pasquale’s employment agreement was amended in December 2002. The December 2002 amendment to Mr. Pasquale’s employment agreement required ARV, before December 31, 2002, to pay Mr. Pasquale: (i) a cash amount representing all previously accrued and unused vacation paid at Mr. Pasquale’s current base salary rate; and (ii) an “Amendment Payment” of $440,000. Following these payments, Mr. Pasquale’s vacation accrual began from a zero balance as provided in the agreement, and other payments potentially owed Mr. Pasquale as described below will be reduced by the amount of the Amendment Payment.

Mr. Pasquale’s employment agreement provides that ARV may terminate Mr. Pasquale with cause (as defined in the employment agreement) without notice at any time. The employment agreement also provides that in the event ARV terminates Mr. Pasquale without cause (or Mr. Pasquale terminates the agreement for “good reason” including a substantial diminution of Mr. Pasquale’s duties or title or relocation outside of Orange County) with fifteen (15) days’ prior written notice by making a payment to him equal to:

•	accrued base salary and vacation pay;

•	reimbursement of expenses through termination date;

•	accrued bonus for calendar year ending prior to termination date (if not yet paid);

•	an amount equal to his minimum bonus accrued since preceding July 1;

•	a lump-sum amount equal to three times the sum of current annual base salary plus target bonus;

•	a $75,000 relocation payment; and

•	automatic vesting of all unvested stock options.

In connection with the December 2002 amendment, Mr. Pasquale received a $440,000 Amendment Payment. Under the December 2002 amendment, a payment of the above items to Mr. Pasquale if ARV terminates him without cause (or Mr. Pasquale terminates the agreement for “good reason”) is to be reduced by the amount of the Amendment Payment.

The employment agreement further provides that if Mr. Pasquale voluntarily terminates his employment without “good reason,” he will receive his accrued and unpaid salary, vacation, minimum bonus and reimbursable expenses, plus a lump-sum payment equal to three months’ base salary. The employment agreement provides that during its term and for one year thereafter, Mr. Pasquale cannot directly or indirectly engage in or render services to any business or activity that is competitive in any manner with ARV or any of its affiliates in the business of assisted living or long-term health care. This covenant not to compete is not applicable in the event of a termination without cause or a change in control, or in the event Mr. Pasquale voluntarily terminates his employment without “good reason” and first waives in writing his right to all severance pay other than accrued and unpaid salary, vacation, minimum bonus and reimbursable expenses.

Change in Control Arrangements

To better assure that Mr. Pasquale and Mr. Khoury would continue to provide independent leadership consistent with ARV’s best interests in the event of an actual or threatened change of control of ARV, the employment agreement of each provides certain protections in the event of a change in control.

Mr. Pasquale’s employment agreement also provides for certain protections in the event of a change of control. Mr. Pasquale’s employment agreement defines a “change of control” as any of the following:

•	Change in Ownership of ARV: either (a) the date any person or group acquires the beneficial ownership of 50% or more of the combined voting power of ARV’s outstanding voting securities; or (b) the date that any person or group other than Prometheus Assisted Living LLC, an affiliate of Lazard Frères Real Estate Investors L.L.C., acquires 20% or more of the voting power of ARV’s outstanding voting securities; or

•	Change in Effective Control of ARV: either (a) the date any person or group acquires the beneficial ownership of capital stock or ARV possessing 50% or more of the total voting power of ARV’s capital stock; or (b) the replacement of a majority of the members of the Board during any 12 month period by directors whose appointment or election was not endorsed by a majority of the members of the Board prior to the date of such appointment or election; or

•	Change in Ownership of Substantial Portion of ARV’s Assets: the date on which any person or group acquired assets from ARV that have a total fair market value equal to or more than 33 1/3% of the total fair market value of all of ARV’s assets immediately prior to the acquisition.

Following a change of control, If Mr. Pasquale terminates his employment for any reason within the period beginning six (6) months after the change of control and ending twelve (12) months after the change of control, or if his employment is terminated by ARV (with or without cause) at any time during the twelve-month period following the change of control, then ARV is required to pay him the excess, if any, of (A) the sum of (i) three times the sum of his current annual base salary plus target bonus; (ii) his accrued and unpaid base salary, vacation pay, and reimbursable expenses; (iii) his bonus, if any, for the calendar year ended prior to the date of termination (if not yet paid); (iv) an amount equal to his minimum bonus accrued since the previous July 1; (v) a relocation payment of $75,000; and (vi) reimbursement for the cost of outplacement services, up to a maximum of $50,000, or a payment of $50,000, at the election of Mr. Pasquale over (B) $440,000. In addition, as of the date of the change in control, all of Mr. Pasquale’s stock options become fully vested, regardless of whether he remains employed by ARV.

Mr. Pasquale’s employment agreement provides that, if a change in control occurs either (i) prior to June 30, 2003 or (ii) pursuant to an agreement entered into prior to March 31, 2003, the change in control payments described above will be reduced, if necessary, so that no portion of such payments will be deemed to be an “excess parachute payment” under Section 280G of the Code.

For Mr. Khoury, a “change of control” is defined to include the following events:

•	Change in Ownership of ARV: the date that any person or group acquires the beneficial ownership of 50% or more of the voting power of ARV’s outstanding voting securities; or

•	Change in Effective Control of ARV: either (a) a person or group acquires the beneficial ownership of capital stock of ARV possessing 50% or more of the total voting power of ARV’s capital stock or (b) a majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of the members of the Board prior to the date of such appointment or election; or

•	Change in Ownership of a Substantial Portion of ARV’s Assets: the date on which any person or group acquires assets from ARV that have a total fair market value equal to or greater than 33 1/3% of the total fair market value of all of ARV’s assets immediately prior to such acquisition.

Following a change of control, if Mr. Khoury terminates his employment with ARV for any reason within the period beginning six months after the change in control and ending nine months after the change of control, or if his employment is terminated by ARV (with or without cause) within nine months after the change in control, ARV is required to pay the sum of the following amounts:

•	his accrued and unpaid base salary;

•	his accrued and unpaid vacation pay;

•	his bonus, if any, for the calendar year ending prior to the date of termination (if not yet paid);

•	a salary payment equal to one and one-half times his annual base salary if he terminates his employment, or two times his annual base salary if ARV terminates his employment; and

•	his unreimbursed expenses incurred through the date of the change of control.

Mr. Khoury’s employment agreement provides that the change in control payments described above will be reduced, if necessary, so that no portion of such payments will be deemed to be an “excess parachute payment” under Section 280G of the Code.

In addition, as of the date of the change of control, all of Mr. Khoury’s stock options become fully vested, regardless of whether he remains employed by ARV.

ARV has no outstanding loans to any of its executive officers.

Allocation of Consideration Among Executive Officers and Directors of ARV; Treatment of Stock Options

As of the record date for the special meeting, ARV’s directors and executive officers, excluding Messrs. Larson and Moore who are affiliates of Prometheus, owned 665,974 shares of ARV common stock, or approximately 3.8% of the outstanding shares. Additionally, they collectively have options to purchase 2,075,000 shares of ARV common stock at a weighted average exercise price per share of $1.6484. The directors and executive officers will receive the same consideration for their shares of ARV common stock as the other stockholders of ARV. See “SECURITY OWNERSHIP OF

CERTAIN PERSONS” for information regarding the current executive officers and directors and their stock ownership in ARV. Prometheus and its affiliates, including Messrs. Larson and Moore who may be deemed to beneficially own the shares of ARV stock owned by Prometheus, will not receive the $3.90 per share merger consideration.

Immediately prior to the effective time of the merger, all unexpired and unexercised options or similar rights to purchase shares of ARV common stock, whether or not then exercisable, will be cancelled. In exchange for such cancellation, each former holder will be entitled to receive a cash payment, without interest, equal to the excess, if any, of the $3.90 per share cash consideration over the exercise price per share of the cancelled options, multiplied by the number of shares of ARV common stock subject to the options, less any applicable withholding taxes.

The aggregate amount to be paid to ARV’s directors and executive officers for their outstanding stock options is expected to be approximately $4,622,190, before taxes and other withholding. The following table sets forth the cash amounts, before taxes and any withholding, that the executive officers and directors of ARV are expected to receive in respect of their stock options upon completion of the merger:

Name	Shares Subject to Options	Exercise Price	Proceeds to be Received in Merger From Options(1)
Douglas M. Pasquale	1,250,000	$1.6706	$2,786,750
Abdo H. Khoury	575,000	$1.6836	$1,274,430
William R. Eason	65,000	$1.0269	$186,750
John A. Moore	–0–	$0	$0
Robert C. Larson	–0–	$0	$0
David P. Collins	30,000	$1.5233	$45,699
Maurice J. DeWald	30,000	$1.5233	$45,699
Douglas Armstrong	62,500	$1.7680	$133,250
Christine A. Kasulka	62,500	$1.5062	$149,612

Total			$4,622,190

(1)	Calculated by multiplying the number of shares subject to option by the excess, if any, of the $3.90 per share cash consideration over the exercise price of the options.

Interests of Prometheus and Its Affiliates

Prometheus Settlement Agreement

On September 29, 1999 Prometheus and certain of its affiliates and ARV agreed to settle all outstanding actions between the parties and to provide mutual releases of certain claims that the parties had against each other. Prometheus and certain of its affiliates accepted a promissory note for $1.5 million in connection with the settlement of its claims. As part of the settlement agreement, the board of directors was reduced to five persons, with Prometheus having the right to nominate two directors. Under the terms of the settlement agreement, Prometheus is entitled to participate for an amount up to 35.8% of any sale by ARV of equity or equity linked securities. Under this agreement, except under limited circumstances, Prometheus may not purchase additional shares of ARV’s common stock unless ARV first receives a fairness opinion. This agreement would not apply to acquisitions of ARV shares by Prometheus, at any time after, among other things, ARV, its board of directors or any committee of its board of directors authorizes the solicitation of offers or indications of interest with respect to a business combination transaction or a bidder submits a written proposal of indication of interest with respect to an acquisition of, or business combination with, ARV, unless ARV’s board of directors rejects the proposal as soon as practicable.

Loan by Prometheus’ Affiliate to ARV and Warrant Granted to Prometheus’ Affiliate

On April 24, 2000, ARV entered into a Term Loan Agreement with LFSRI II Assisted Living LLC (“LFSRI II AL”), an affiliate of Prometheus. Pursuant to the Term Loan Agreement, ARV was permitted to borrow up to $10 million from LFSRI II AL. The loan had a maturity date of April 24, 2002, which, subject to certain conditions, could be extended by one year if no default had occurred. The loan bears interest at a rate equal to the LIBOR rate for each interest period plus 10%, and among other things, prohibits ARV from paying dividends. In connection with the Term Loan Agreement, ARV issued to LFSRI II AL a warrant to purchase up to 750,000 share of ARV common stock at a price of $3.00 per share, subject to various adjustments, exercisable until April 24, 2005. ARV borrowed the full $10 million under the Term Loan Agreement. On April 24, 2002, for a fee of $250,000, the parties amended the existing $10.0 million term loan to: (i) increase the principal amount by $1.5 million to $11.5 million, (ii) decrease the interest rate to LIBOR plus 9.54% payable monthly and (iii) extend the maturity date to July 1, 2004, with principal payments of $1.5 million due on each July 1 until maturity. The proceeds of $1.5 million were used to pay off the note payable to Prometheus of $1.5 million that was issued in connection with the Prometheus settlement agreement.

Pledge of Securities

Prometheus has pledged all of its ARV shares as security for the repayment of borrowings under the Loan Agreement referred to below under “THE MERGER—Financing of the Merger.” In addition, LFSRI II AL has pledged its interest in the warrant and loan to ARV referred to above as security for the repayment of borrowings under the Loan Agreement referred to below.

Confidentiality Agreement

On October 7, 2003, Prometheus executed a confidentiality agreement with ARV. This agreement prohibits Prometheus from, among other things, acquiring shares of ARV common stock for one year, without approval from ARV, unless ARV enters into an agreement with respect to, or another party announces an intention to effect, a business combination transaction, including any tender offer for ARV shares, with ARV or acquires 15% or more of ARV’s shares. If the restrictions under the confidentiality agreement and the settlement agreement on purchasing additional shares no longer applied, then Prometheus could purchase, without first obtaining ARV’s approval, additional ARV shares and become the beneficial owner of up to 50% of ARV’s outstanding common stock without triggering ARV’s stockholder rights plan.

Stockholders Rights Plan

In May 1998, we adopted a Rights Agreement that established a stockholders rights plan under which we have declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of our common stock. Subject to limited exceptions, the Rights will be exercisable if a person or group acquires 10% or, in the case of Lazard Frères Real Estate Investors L.L.C. or its affiliates, including Prometheus, 50% or more of our common stock or announces a tender offer for

10% or, in the case of Lazard Frères Real Estate Investors L.L.C. or its affiliates, 50% or more of the common stock, and such merger or other business combination transaction has not been approved by our board of directors.

On April 24, 2000, we amended the Rights Agreement to prevent shares that Prometheus may be deemed to beneficially own by reason of Lazard Frères Real Estate Investors L.L.C.’s rights under the warrant from causing Prometheus to become an “Acquiring Person” and thus causing a triggering event under the Rights Agreement.

In accordance with the merger agreement, we amended the Rights Agreement to provide that prior to the termination of the merger agreement, Prometheus, or any of its affiliates, would not be deemed to beneficially own the common shares beneficially owned by any of the officers, directors or employees of ARV or its subsidiaries, and the officers, directors and employees of ARV and its subsidiaries would not be deemed to beneficially own the common shares owned by any other officer, director or employee of ARV or any of its subsidiaries or by Prometheus of any of its affiliates.

Additionally, in order so as not to cause a triggering event under the Rights Agreement, our board of directors approved the merger of ARV with Merger Sub.

Insurance; Directors’ and Officers’ Indemnification

ARV presently maintains a directors’ and officers’ liability insurance policy. For six years after the closing of the merger, the merger agreement requires the surviving company to provide for each current and former director and officer of ARV a directors’ and officers’ liability insurance and indemnification policy that provides coverage for events occurring prior to the merger. This policy shall be no less favorable than ARV’s existing policy, provided that the average annual premium for such policy does not exceed 200% of ARV’s current annual premium or the total cost for that coverage for the six year period does not exceed $1,505,100.

In addition, all right to indemnification existing in favor of the directors and officers of ARV as provided in ARV’s certificate of incorporation as of the date of the merger agreement will survive the merger. Such indemnification will continue in full force and effect and not be amended, appealed, or otherwise modified in any manner that would adversely affect the rights of anyone entitled to indemnification thereunder (unless such amendment or modification is required by law) for a period of six years after the merger, all in accordance with, and subject to, applicable law.

SPECIAL MEETING OF STOCKHOLDERS

General

ARV’s board of directors is furnishing you with this proxy statement to solicit your proxy to be voted at the special meeting of stockholders to be held on April 23, 2003 and at any adjournments or postponements thereof.

Matters to be Considered at the Special Meeting

At the special meeting, holders of ARV common stock will be asked to vote upon a proposal to adopt the merger agreement attached to this proxy statement as Appendix A and approve the merger contemplated in the merger agreement and to vote on any other matter that properly comes before the special meeting. Pursuant to the merger agreement, Merger Sub will merge with and into ARV, and ARV will become a wholly owned subsidiary of Prometheus. Each outstanding share of ARV common stock held by stockholders other than Prometheus, ARV, ARV’s subsidiaries, and those who have perfected appraisal rights pursuant to and in accordance with Delaware law will be converted into the right to receive $3.90 in cash, without interest. Each outstanding option to purchase ARV common stock will be cancelled and converted into the right to receive the excess, if any, of the $3.90 per share merger consideration over the exercise price per share of such option, multiplied by the number of shares subject to such option, less any applicable withholding taxes.

Date, Place and Time

The special meeting will be held on April 23, 2003 at the Airport Hilton, 18800 MacArthur Boulevard, Irvine, California 92715 at 9:00 a.m., local time.

Record Date, Voting Rights, Quorum and Revocability of Proxies

If you owned ARV common stock at the close of business on March 27, 2003, the record date for the special meeting, you are entitled to notice of and to vote at the special meeting. On the record date, there were 17,459,069 shares of ARV common stock issued and outstanding held by approximately 1,636 holders of record. At the special meeting, each ARV stockholder will be entitled to one vote for each share of ARV common stock owned by such stockholder on the record date. The holders of a majority of the shares of ARV common stock outstanding as of the record date must be present in person or by proxy in order for a quorum to exist at the special meeting.

Brokers who hold shares in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those shares to adopt the merger agreement and approve the merger without specific instructions from their customers.

Properly executed proxies that ARV receives before the vote at the special meeting that are not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted “FOR” the proposal to adopt the merger agreement and approve the merger, and the proxy holder may vote in his discretion as to any other matter that may come properly before the special meeting.

Any stockholder who has given a proxy solicited by the board of directors may revoke it at any time prior to its exercise at the special meeting by:

•	giving written notice of revocation to the secretary of ARV;

•	properly submitting by mail to ARV’s secretary a duly executed proxy bearing a later date; or

•	attending the special meeting and voting in person.

All written notices of revocation and other communications with respect to revocation of proxies should be sent to:

ARV Assisted Living, Inc.

245 Fischer Avenue, Suite D-1

Costa Mesa, CA 92626

Attention: Douglas Armstrong, Secretary

On the record date, Prometheus owned 7,595,069 shares, or 43.5%, of the outstanding shares of ARV common stock. ARV’s directors and executive officers who are not affiliated with Prometheus, including their immediate family members and affiliated entities, owned 665,974 shares, or approximately 3.8%, of the outstanding shares of ARV common stock, or approximately 6.8% of the non-Prometheus shares entitled to vote on the proposal to adopt the merger agreement and approve the merger. This number does not include unexercised options to purchase ARV common stock.

A list of stockholders entitled to vote at the special meeting will be available for inspection at ARV’s main office during regular business hours at least 10 days before the special meeting, as well as at the special meeting.

Required Vote, Abstentions and Broker Non-Votes

Under Delaware law, adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of all shares of ARV common stock outstanding on the record date. Prometheus owns approximately 43.5% of the outstanding shares of ARV common stock, as of the record date, and has indicated that it intends to vote in favor of the adoption of the merger agreement and approval of the merger. Your vote is important to the adoption of the merger agreement and approval of the merger, which are conditions to the completion of the merger.

Any abstention or “broker non-vote” will have the same effect as a vote against adoption of the merger agreement and approval of the merger under this condition to closing of the merger.

Solicitation of Proxies and Expenses

ARV will solicit proxies through the mails and has requested brokerage firms, nominees, custodians, and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. In addition to the solicitation of proxies by mail, ARV’s directors, officers, and regular employees may solicit proxies in person, by telephone, or facsimile, but ARV will not pay them any additional compensation for doing this, except for reimbursement of reasonable out-of-pocket costs.

ARV has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies, for which Georgeson Shareholder Communications will be paid a fee of approximately $7,500 and reimbursed for their expenses.

ARV will bear all costs and expenditures related to the solicitation of proxies for the special meeting. Such costs and expenditures shall include fees for attorneys, accountants, public relations or financial advisors, solicitors, advertising, printing, transportation, and other costs incidental to the solicitation.

SUMMARY FINANCIAL DATA

The following summary financial data has been extracted from, and should be read in conjunction with, our audited consolidated financial statements and other financial information contained in ARV’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, including the notes thereto. The comparability of the following summary financial data to the financial information contained in such annual report is impacted by the fact that such report reflects in more detail the acquisition of public partnership interests, the early extinguishment of debt and other unusual items. More comprehensive financial information (including management’s discussion and analysis of financial condition and results of operation) is included in such annual report, and the following summary is qualified in its entirety by reference to such report and all of the financial information and notes contained therein. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 is being delivered to stockholders together with this proxy statement and is incorporated by reference in this proxy statement. See “AVAILABLE INFORMATION.” Copies of such report may be inspected or obtained at the website of the Commission, www.sec.gov.

	For Year Ended December 31,
	2002	2001	2000	1999	1998
	(In thousands, except per share data)
Income Statement Data:
Total revenue	$158,378	$145,395	$138,865	$138,179	$128,425
Total operating expenses	148,282	139,387	147,560	159,768	167,985

Income (loss) from operations	10,096	6,008	(8,695)	(21,589)	(39,560)
Income (loss) before extraordinary items, discontinued operations and change in accounting principle	(3,263)	(1,090)	(14,101)	(33,425)	(46,811)
Net income (loss)	$(3,263)	$972	$6,512	$(27,665)	$(45,981)
Basic and diluted earnings (loss) per common share:
Income (loss) before extraordinary items, discontinued operations and change in accounting principles	$(0.19)	$(0.06)	$(0.81)	$(2.09)	$(2.95)
Net income (loss)	$(0.19)	$0.06	$0.38	$(1.73)	$(2.90)
Weighted average common shares outstanding	17,460	17,460	17,357	15,968	15,866
Ratio of earnings to fixed charges	0.83	0.93	0.55	(0.44)	(0.37)

For the purpose of calculating the ratio of earnings to fixed charges in 2002, 2001, 2000, 1999 and 1998, “earnings” consist of income before income taxes extraordinary and unusual items plus fixed charges excluding distributed income of equity investors. “Fixed charges” consist of interest expense, amortization of loan fees and an estimate of interest within rental expense (deemed to be 30%).

	As of December 31,
	2002	2001	2000	1999	1998
	(In thousands)
Balance Sheet Data:
Working capital	$6,260	$1,203	$10,467	$6,870	$11,691
Total current assets	24,192	22,221	26,738	24,682	53,796
Total non-current assets	162,374	154,956	139,202	150,483	151,661
Total current liabilities	20,540	21,018	16,271	17,812	42,027
Total non-current liabilities	162,384	107,698	101,671	117,255	90,475
Minority interest in majority owned entities	145	621	1,130	1,004	7,109
Total shareholders’ equity	44,577	47,840	46,868	39,124	65,687

Our book value per share of common stock was $2.55 at December 31, 2002.

FINANCIAL PROJECTIONS

During the course of the negotiations between the Special Committee and Prometheus, Prometheus was provided with projections with respect to ARV’s future financial performance that were prepared by ARV management. As part of the formal bid process established by the Special Committee, those projections were also provided to other potential acquirers who signed confidentiality agreements with ARV.

We have provided below ARV management’s most recent projections, as of September 30, 2002, of ARV’s total revenues, assisted living community and skilled nursing facility operation expenses, lease expenses, general and administrative expense, depreciation and amortization, income from operations and net income to common shareholders for the years ending December 31, 2003 through 2006. Updated from the projections provided to Prometheus and the other potential acquirers to reflect anticipated lease expenses based on the terms of relevant leases and in light of, among other things, ARV’s recent financial results and the cost of settlement of the GeriCare matter (as described below), the projections below reflect ARV management’s most recent estimates with respect to the future financial results presented. These projections were provided to Cohen & Steers for its use in connection with its analysis of the fairness of the cash merger consideration to be received by ARV’s stockholders (other than Prometheus and its affiliates) in the proposed merger. See “SPECIAL FACTORS—Opinion of the Special Committee’s Financial Advisor.”

These projections were not prepared with a view towards compliance with the published guidelines of the Commission regarding projections, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. Moreover, KPMG LLP, ARV’s independent auditors, has not examined, compiled or applied any procedures to the projections in accordance with standards established by the American Institute of Certified Public Accountants and expresses no opinion or any assurance on their reasonableness, accuracy or achievability. These projections are not fact and should not be relied upon as being indicative of future results. You are cautioned not to place undue reliance on these projections.

While presented with numerical specificity, these projections reflect numerous assumptions made by management, many of which are inherently uncertain and subject to change. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict, may cause the projections or the underlying assumptions to be inaccurate. Accordingly, it is expected that there will be differences between actual and projected results, and actual results may be materially different from those contained in the projections. See “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.”

The inclusion of these projections in this proxy statement should not be regarded as an indication that ARV considers that these projections are or will prove to be correct, and these projections should not be relied on as such. Except to the extent required under applicable securities laws, ARV has no intention to make publicly available any update or other revision to these projections to reflect the occurrence of future events even if any or all of the assumptions underlying any of these projections are shown to be in error. You should take all of this into account when evaluating any factors or analyses based on the projections.

	For the Twelve Months Ending December 31,
	2003	2004	2005	2006
	(US$ in thousands)
Total revenues	$165,754	$175,826	$187,507	$199,763
Assisted living community and skilled nursing facility operating expenses	102,785	108,047	113,152	117,833
Lease expense	33,629	34,300	36,096	38,425
General and administrative expense	10,800	11,128	11,466	11,813
Depreciation and amortization	8,091	7,865	7,799	7,849

Income from operations	10,449	14,486	18,994	23,843
Net income to common shareholders	$(75)	$3,998	$8,462	$13,247

TRADING MARKETS AND MARKET PRICE

The common stock, par value $.01 per share, of ARV is listed and traded on the American Stock Exchange under the symbol “SRS.” Prior to October 13, 1997, our common stock was listed on the NASDAQ National Market under the symbol “ARVI.” The following table sets forth, for the periods indicated, the high and low closing prices for our common stock.

	High	Low
Year Ended December 31, 2003
First Quarter (through March 26, 2003)	$3.86	$3.69

Year Ended December 31, 2002
First Quarter	$1.99	$1.36
Second Quarter	$2.74	$1.78
Third Quarter	$3.20	$2.00
Fourth Quarter	$3.65	$3.15

Year Ended December 31, 2001
First Quarter	$0.99	$0.56
Second Quarter	$1.95	$0.70
Third Quarter	$2.99	$1.30
Fourth Quarter	$2.08	$1.10

Year Ended December 31, 2000
First Quarter	$2.19	$1.38
Second Quarter	$1.44	$0.88
Third Quarter	$1.06	$0.81
Fourth Quarter	$0.88	$0.44

The closing price per share for ARV common stock as reported on the American Stock Exchange on September 23, 2002, the last full trading day prior to the announcement of Prometheus’ initial proposal, was $2.55. The closing price per share for ARV common stock, as reported on the American Stock Exchange on January 3, 2003, the last full trading day prior to the public announcement of the proposed merger, was $3.75. The closing price per share of ARV common stock, as reported on March 26, 2003, the last full trading day prior to the date of this proxy statement, was $3.85. Stockholders are urged to obtain a current market quotation for their shares.

As of March 27, 2003, the record date of the special meeting, there were approximately 1,636 holders of record of ARV common stock. As of the record date, and as of the date of this proxy statement, Prometheus owned approximately 43.5% of the outstanding shares of ARV common stock. Additionally, an affiliate of Prometheus holds a warrant, which if exercised, would result in Prometheus and its affiliates, together, owning approximately 45.8% of ARV’s common stock. Prometheus has indicated that it intends to vote all shares of ARV common stock that it owns, and any additional shares it may acquire, in favor of the merger. After the merger, Prometheus will be the beneficial owner of 100% of ARV’s issued and outstanding common stock. Other than Prometheus, none of ARV’s beneficial owners will own any of its common stock after the merger. Likewise, no directors or officers will own any shares of ARV common stock after the merger.

DIVIDEND POLICY

ARV has never paid any dividends on its common stock. ARV does not intend to pay cash dividends on its common stock in the foreseeable future, and is prohibited from paying dividends under the merger agreement. If the merger is not consummated, in the future, the payment of cash dividends, if any, would be made only from assets legally available for that purpose (i.e., net profits or capital surplus), and will depend on ARV’s financial condition, results of operations, current and anticipated capital requirements, restrictions under then existing debt instruments and other factors deemed relevant by the board of directors.

THE PARTIES

ARV Assisted Living, Inc.

ARV is a Delaware corporation and a fully integrated provider of assisted living accommodations and services in the United States. We operate, acquire, and develop ALCs that offer a combination of housing, personalized support services, and healthcare in a non-institutional setting. Our ALCs are designed to respond to the individual needs of elderly residents who require assistance with certain activities of daily living, but who do not require the intensive nursing care provided in a skilled nursing facility. ARV’s executive offices are located at 245 Fischer Avenue, Suite D-1, Costa Mesa, California 92626 (Telephone: (714) 751-7400).

The names and positions of the executive officers and directors of ARV are set forth in Appendix D.

Prometheus Assisted Living LLC and Jenny Merger Corp.

Prometheus is a Delaware limited liability company formed to acquire, and its only assets have been, shares of ARV common stock and other investments in ARV. Prometheus currently owns approximately 43.5% of our outstanding common stock. Prometheus’ executive offices are located at c/o Lazard Frères Real Estate Investors L.L.C., Attn: General Counsel, 30 Rockefeller Plaza, New York, New York 10020 (Telephone: (212) 632-6000).

Merger Sub was incorporated in Delaware in November 2002 by Prometheus for the purpose of effecting the merger. Merger Sub has not been engaged in any business activities other than those in connection with its formation and the merger. All of the outstanding capital stock of Merger Sub is owned by Prometheus. Merger Sub will be merged with and into ARV, and ARV will be a wholly owned subsidiary of Prometheus following the merger. Merger Sub’s executive offices are located at c/o Lazard Frères Real Estate Investors L.L.C., Attn: General Counsel, 30 Rockefeller Plaza, New York, New York 10020 (Telephone: (212) 632-6000).

Appendix D sets forth additional information regarding the Prometheus Parties.

THE MERGER

The following information describes the material aspects of the merger. This description is qualified in its entirety by reference to the appendices to this proxy statement, including the merger agreement itself, which is attached to this proxy statement as Appendix A and is incorporated herein by reference. You are urged to read Appendix A in its entirety. See also “THE MERGER AGREEMENT” below.

Effective Time of the Merger

If all of the conditions to the merger are satisfied, including the approval of a majority of holders of ARV common stock, or, to the extent permitted, waived, the merger will be consummated and become effective at the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware or such later time as otherwise agreed by ARV and Prometheus and provided in the Certificate of Merger. If the other conditions to the merger are satisfied or, to the extent permitted, waived, ARV expects to complete the merger as soon as practicable after the special meeting.

Payment of Merger Consideration and Surrender of Stock Certificates

Prior to the effective time of the merger, Prometheus will designate a bank or trust company reasonably acceptable to ARV to act as paying agent for purposes of making the cash payments provided by the merger agreement. Immediately after the effective time of the merger, Prometheus will deposit, or cause to be deposited, with the paying agent immediately available funds in an aggregate amount necessary to pay the $3.90 per share merger consideration to ARV’s stockholders. The paying agent will, in accordance with irrevocable instructions, deliver to you your merger consideration according to the procedure summarized below.

Promptly after the effective time of the merger, the paying agent will mail to you a letter of transmittal and instructions advising you of the effectiveness of the merger and the procedure for surrendering to the paying agent your stock certificates in exchange for payment of the $3.90 per share merger consideration. Upon the surrender for cancellation to the paying agent of your stock certificates, together with a letter of transmittal, duly executed and completed in accordance with its instructions, and any other items specified by the letter of transmittal, the paying agent will pay to you the $3.90 per share merger consideration and your stock certificates will be cancelled. Payments of merger consideration also will be reduced by any applicable withholding taxes.

If your stock certificates have been lost, mutilated or destroyed, you may be required to deliver to the paying agent an affidavit reasonably satisfactory to Prometheus and an indemnity bond in an amount that Prometheus deems reasonably necessary as indemnity, in order to receive your merger consideration.

If the merger consideration, or any portion of it, is to be paid to a person other than you, it will be a condition to the payment of the merger consideration that your stock certificates be properly endorsed or otherwise in proper form for transfer and that you pay to the paying agent any transfer or other taxes required by reason of the transfer or establish to the satisfaction of ARV that the taxes have been paid or are not required to be paid.

You should not forward your stock certificates to the paying agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy.

At and after the effective time of the merger, you will cease to have any rights as an ARV stockholder, except for the right to surrender your stock certificates, according to the procedure described in the merger agreement, in exchange for payment of the $3.90 per share merger consideration, without interest, less any applicable withholding taxes, or, if you exercise your appraisal rights, the right to perfect your right to receive payment for your shares under Delaware law.

At the effective time of the merger, ARV’s stock ledger with respect to shares of ARV common stock that were outstanding prior to the merger will be closed and no further registration of transfers of these shares will be made.

After 135 days following the effective time of the merger, the paying agent will, on demand, deliver to ARV all cash that has not yet been distributed in payment of the merger consideration, plus any accrued interest, and the paying agent’s duties will terminate. Thereafter, you may surrender your stock certificates to ARV and receive the $3.90 per share merger consideration, without interest, less any applicable withholding taxes. None of Prometheus, Merger Sub or ARV will be liable to you for any merger consideration delivered to a public official under any applicable abandoned property, escheat or similar law.

Risks that the Merger Will Not Be Completed

If the merger is not completed, ARV’s board of directors expects that current management will continue to operate ARV’s business substantially as presently operated. ARV is not presently considering any other alternative.

Completion of the merger is subject to various risks, including, but not limited to, those described under “THE MERGER AGREEMENT—Conditions to the Merger.” As a result of various risks to the completion of the merger, ARV cannot assure you that the merger will be completed even if the requisite stockholder approval is obtained.

Financing of the Merger

The aggregate merger consideration and other transaction costs, including fees and expenses relating to the merger, are expected to be approximately $60 million. Approximately $11 million of the aggregate transaction costs are expected to be paid from the working capital of ARV. An affiliate of Prometheus will make a capital contribution to Prometheus from cash on hand in an amount equal to the remainder of the aggregate transaction costs. The cash was borrowed under a Loan Agreement, dated as of July 11, 2002 (the “Loan Agreement”), by and between CTMPII FC LF (MS) a Cayman Islands exempted company and an affiliate of Capital Trust, Inc. (“CTMP II”), LFSRI II SPV REIT Corp. (“SPV”), and Senior Quarters Funding Corp. (“SQFC”), whereby CTMP II agreed to loan an aggregate amount of up to $65 million to SPV and SQFC.

Prometheus’ assets consist of approximately 43.5% of ARV’s outstanding common stock.

Expenses and Fees Associated with the Merger and the Special Meeting

Except as described above, all fees and expenses incurred in connection with the merger agreement and related transactions will be paid by the party incurring such fees and expenses. Prometheus expects to incur approximately $1.5 million in legal fees and expenses.

The following table itemizes the expenses that ARV expects to incur in connection with this proxy solicitation, the special meeting and in closing the merger.

Item	Amount
Filing Fees	$4,034
Legal fees & expenses	$700,000
Accounting fees & expenses	$100,000
Solicitation costs	$10,000
Printing, mailing & miscellaneous	$100,000

Total	$914,034

Certain Regulatory Considerations

Prometheus and ARV do not believe that any material federal or state regulatory approvals, filings or notices are required by Prometheus or ARV in connection with the merger other than:

•	such approvals, filings or notices required pursuant to federal and state securities laws and with the American Stock Exchange;

•	the approval of the Texas Department of Human Services with respect to one assisted living facility and ARV and such other filings or notices required by state regulatory authorities with respect to the licenses for the facilities that we operate; and

•	the filing of the certificate of merger with the Secretary of State of the State of Delaware.

We expect to file with the Texas Department of Human Services promptly an application for the necessary approval.

Litigation Challenging the Merger

ARV, its directors and officers, and Prometheus were served with several complaints in relation to the September 23, 2002 announcement of Prometheus’ unsolicited offer. Four complaints were filed in the Court of Chancery of the State of Delaware between September 24 and 27, 2002. A fifth complaint was filed one week later, on October 1, 2002, in the Superior Court for the State of California, County of Orange. The Delaware complaints were eventually consolidated for all purposes under the caption In re ARV Assisted Living, Inc. Shareholders Litigation, Case No. 19926-NC.

In each of these actions, the complaint was filed before the tender offer was terminated and the acquisition consideration increased to $3.90 per share. The plaintiffs in the actions sought certification of a class of all ARV common stock holders and generally allege that:

(1)	the price range of $3.25 to $3.60 per share proposed in Prometheus’ unsolicited offer to acquire all of ARV’s outstanding shares was inadequate and did not reflect the inherent value of ARV;

(2)	each of the defendants violated Delaware law by breaching and/or aiding other defendants’ breaches of fiduciary duties by failing to attempt to obtain the highest price reasonably available for ARV’s stockholders and failing to properly value ARV;

(3)	the defendants engaged in self-dealing by favoring their own interests at the expense of ARV and its public stockholders; and

(4)	the defendants did not disclose all material information necessary to evaluate the proposed transaction.

Each of the complaints sought an injunction preventing consummation of the proposed transaction, a declaration that the proposed acquisition was entered into in breach of defendants’ fiduciary duties and therefore unenforceable, and attorneys’ fees and costs. The Delaware complaints also sought unspecified damages.

The defendants filed answers to the consolidated Delaware complaint on October 29, 2002. The answers denied the material allegations of the complaint. Because the Delaware and California complaints were essentially identical, ARV and the other defendants filed a motion to stay the California action in favor of the consolidated Delaware action. The motion was filed October 31, 2002 and was scheduled to be heard November 25, 2002. Upon agreement of the parties, the hearing was rescheduled to December 16, 2002. The hearing never took place as the motion was withdrawn once negotiations to settle and dismiss the actions gained momentum. The defendants never filed an answer to the California complaint.

On January 3, 2003, the parties executed Memoranda of Understanding reflecting the parties’ agreement to settle both the California and Delaware actions. Pursuant to the terms of the memoranda, the parties agree to use their best efforts to enter into a Stipulation of Settlement, which will include a release of all claims held by the plaintiffs and other members of the class against defendants. Defendants have also agreed not to oppose the payment of $275,000 in fees to the plaintiffs’ attorneys’ in each action (or a total of $550,000 in fees for both actions). The settlement is contingent upon, among other things, consummation of the proposed transaction at the $3.90 per share price and approval by the courts in each state.

Certain U.S. Federal Income Tax Consequences

Holders of ARV Common Stock

The following summary of certain U.S. federal income tax consequences of the merger to holders of ARV common stock is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial opinions, administrative rulings of the U.S. Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect as of the date hereof. These authorities may be changed, possibly retroactively, resulting in United States federal tax consequences different from those set forth below. ARV has not sought, and will not seek, any ruling from the IRS or opinion of counsel with respect to the statements made in the following summary, and there can be no assurance that the IRS will not take a position contrary to such statements or that any such contrary position taken by the IRS would not be sustained by a court.

This summary generally assumes that shares of ARV common stock are held by U.S. holders (as defined below) as capital assets for United States federal income tax purposes. This summary is for general information purposes only and is not tax advice. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this summary does not purport to deal with all aspects of federal income taxation that may affect particular holders in light of their individual circumstances or certain types of stockholders subject to special treatment under the federal income tax laws, including, without limitation:

•	Non-U.S. holders (except as specifically set forth below under “Non-U.S. Holders”);

•	banks, insurance companies or other financial institutions;

•	U.S. expatriates;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	U.S. holders whose “functional currency” is not the U.S. dollar;

•	persons that hold ARV common stock as a position in a hedging transaction, “straddle” or “conversion transaction” for tax purposes;

•	persons that acquired ARV common stock pursuant to the execution of options, warrants or otherwise as compensation;

•	persons deemed to sell ARV common stock under the constructive sale provisions of the Code;

•	persons who are subject to the alternative minimum tax;

•	persons that could be attributed (under the rules of Code section 318) constructive ownership of any ARV shares currently owned by Prometheus, including any persons owning a direct or indirect interest in Prometheus; or

•	persons that are treated as related to either ARV or Prometheus under Code section 267(b) or 707(b).

In addition, if a partnership (including any entity treated as a partnership for United States tax purposes) holds ARV common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder of ARV common stock that is a partnership, and partners in such partnership, should consult their tax advisors regarding the tax consequences of the receipt of cash in the merger.

For purposes of this discussion a “U.S. holder” means a beneficial owner of ARV common stock that is:

•	a citizen or resident of the U.S.;

•	a corporation (including any entity treated as a corporation for U.S. tax purposes) or partnership (including any entity treated as a partnership for U.S. tax purposes) created or organized in the U.S. or under the laws of the U.S. or of any political subdivision of the U.S.;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, the administration of which is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust, or, if the trust was in existence on August 20, 1996, has elected to continue to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of ARV common stock other than a U.S. holder.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

U.S. Holders

The receipt of cash in the merger as merger consideration will be a taxable transaction for federal income tax purposes. In general, you will recognize capital gain or loss equal to the difference between the merger consideration received in the merger and your tax basis in the ARV common stock exchanged in the merger.

If you exercise appraisal rights and receive cash (other than merger consideration) in exchange for your shares of ARV common stock, you will generally recognize capital gain or loss equal to the difference between the cash you receive and your tax basis in the ARV common stock exchanged in the merger therefor.

Gain or loss will be calculated separately for each block of shares, with each block of shares consisting of shares acquired at the same cost in a single transaction.

Capital gains of non-corporate stockholders are generally taxable at a maximum United States federal income tax rate of 20% if the stockholder’s holding period in its shares is more than one year at the time of the completion of the merger. Capital gains of corporate stockholders are generally taxable at the regular tax rates applicable to corporations. Certain limitations apply to the deductibility of capital losses by U.S. holders. Certain U.S. holders who fail to provide appropriate certification of their status as U.S. holders may also be subject to an additional 10% withholding tax. See the discussion under “—Non-U.S. Holders” below.

Cash consideration received by our non-corporate stockholders in the merger or in respect of a dissenting share of our stock, as the case may be, may be subject to backup withholding at a 30% rate. Backup withholding generally will apply only if the stockholder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations generally are exempt from backup withholding. Each non-corporate stockholder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the paying agent.

Any amounts withheld under the backup withholding rules will be allowed as a credit against the stockholder’s United States federal income tax liability and may entitle the stockholder to a refund, provided the stockholder furnishes specified required information to the IRS.

Non-U.S. Holders

If you are a non-U.S. holder or you fail to provide certification that you are a U.S. holder and your ARV common stock constitutes a “United States real property interest” as defined in the Code, Prometheus may be required to withhold ten percent (10%) of the merger consideration paid to you unless (1) you are eligible for a treaty exemption or (2) your shares of ARV common stock are considered to be “regularly traded on an established securities market,” and you have not held, directly or indirectly, at any time during the shorter of the five year period preceding such disposition or your holding period, more than five percent (5%) of ARV common stock. In addition, if you are a non-U.S. holder and your shares of ARV common stock constitute a United States real property interest, then, unless you meet one of the two foregoing exceptions, your receipt of cash in the merger will be a taxable transaction for U.S. federal income tax purposes.

The Parties

For U.S. federal income tax purposes, no gain or loss will be recognized by ARV, Merger Sub or Prometheus.

Accounting Treatment

The merger will be accounted for under the purchase method of accounting under which the total consideration paid in the merger will be allocated among ARV’s consolidated assets and liabilities based on the fair values of the assets acquired and liabilities assumed.

Dissenters’ and Appraisal Rights

General

Stockholders of a corporation that is proposing to merge or consolidate with another entity are sometimes entitled under relevant state laws to appraisal or dissenters’ rights in connection with the proposed merger depending on the circumstances. These rights generally confer on stockholders who do not vote in favor of a merger or the consideration to be received in a merger and who properly exercise appraisal rights, the right to receive, in lieu of the consideration being offered in the merger, the fair value for their shares as determined in a judicial appraisal proceeding.

ARV’s stockholders are entitled to dissenters’ appraisal rights in connection with the merger under Delaware law.

Under the Delaware General Corporation Law, or the DGCL, if a stockholder does not wish to accept the cash payment of $3.90 for each share of ARV common stock that he or she owns in accordance with the merger agreement, the stockholder may exercise appraisal rights by delivering a written demand for appraisal before the taking of the vote on the merger at the special meeting in accordance with the requirements of the DGCL and must not vote in favor of the merger (which means that you must vote against adopting the merger agreement or abstain from voting on the merger agreement because a proxy executed in blank that does not contain voting instructions will, unless revoked, be voted in favor of adopting the merger agreement). A stockholder who has taken all steps required to perfect his or her appraisal rights under Delaware law may elect to have the fair value of the stockholder’s shares of common stock on the date of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to the holder in cash, together with a fair rate of interest, if any, provided that the stockholder complies with the provisions of Section 262 of the DGCL. Failure to strictly comply with these procedures will result in the loss of appraisal rights.

The following is a summary of the material provisions of Section 262 of the DGCL. The full text of Section 262 is reprinted as Appendix C to this proxy statement. You should read Appendix C in its entirety for a more complete description of your appraisal rights under Delaware law.

All references in this summary to a “stockholder” are to the record holder of the shares of ARV common stock as of the close of business on March 27, 2003, the record date of the special meeting. A person having a beneficial interest in shares that are held in “street name” or otherwise held of record in the name of another person, such as a broker or nominee, is responsible for ensuring that a demand for appraisal is made by the record holder and must act promptly to cause the record holder to properly follow the steps summarized below in a timely manner to exercise whatever appraisal rights the beneficial owner may have.

Notice By ARV

Under Section 262 of the DGCL, since ARV is submitting the merger agreement for approval at the special meeting, ARV must notify, not less than 20 days prior to the special meeting, each stockholder on the record date for the special meeting, that appraisal rights are available, and must include in such notice a copy of Section 262 of the DGCL. This proxy statement constitutes notice to the holders of shares of ARV common stock that appraisal rights are available. As indicated above, a copy of Section 262 of the DGCL is reprinted as Appendix C to this proxy statement.

Perfection of Appraisal Rights

To perfect appraisal rights under Section 262 of the DGCL, you must:

•	deliver to ARV a written demand for appraisal of your shares of ARV common stock before the taking of the vote on the proposal to adopt the merger agreement and approve the merger at the special meeting, which demand must reasonably inform ARV of your identity and that you intend to demand the appraisal of your shares; and

•	not vote in favor of adopting the merger agreement and approving the merger (which means that you must vote against the merger or abstain from voting on the merger because a proxy card that does not contain voting instructions will, unless revoked, be voted in favor of the merger).

The written demand for appraisal must be separate from any proxy or vote in person against or abstaining from the proposal to adopt the merger agreement and approve the merger. A PROXY OR VOTE IN PERSON AGAINST OR ABSTAINING FROM, THE PROPOSAL TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER WILL NOT, IN AND OF ITSELF, CONSTITUTE A DEMAND FOR APPRAISAL.

Only a holder of record of shares of ARV common stock is entitled to assert appraisal rights for the shares registered in that holder’s name. In addition, to preserve his or her appraisal rights, a stockholder must continue to hold his or her shares until the completion of the merger. Accordingly, a stockholder who is the record holder of shares of ARV common stock on the date the written demand for appraisal is made, but who subsequently transfers shares prior to the completion of the merger, will lose any right to appraisal in respect of those shares.

A demand for appraisal should be executed by or on behalf of the record holder, fully and correctly, as the holder’s name appears on the holder’s stock certificates and must state that such person intends thereby to demand appraisal of such holder’s shares of ARV common stock in connection with the merger. If the shares of ARV common stock for which appraisal rights are available are owned of record in a fiduciary capacity, for example by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if these shares are owned of record by more than one owner as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners.

A record holder of ARV common stock that is a broker who holds shares for which appraisal rights are available as nominee for several beneficial owners may exercise appraisal rights with respect to shares held for one or more beneficial owners, while not exercising these rights with respect to the shares held for other beneficial owners. In such case, the written demand should set forth the number of shares for which appraisal rights are available and are being sought. When no number of shares of ARV common stock for which appraisal rights are available is expressly mentioned, the demand will be presumed to cover all the shares held of record by the broker or nominee. If your shares are held in street name and you wish to dissent from the merger, you are urged to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal must be mailed or delivered to:

ARV Assisted Living, Inc.

245 Fischer Avenue, Suite D-1

Costa Mesa, California 92626

Attention: Douglas Armstrong, Secretary

or should be delivered to the Secretary at the special meeting prior to the vote on the proposal to adopt the merger agreement and approve the merger.

Notice of the Closing of the Merger to Stockholders Who Have Perfected Appraisal Rights

Within 10 days after the completion of the merger, ARV, as the surviving company, will notify each stockholder who has properly asserted appraisal rights under Section 262 of the DGCL, and who has not voted in favor of adoption of the merger agreement and approval of the merger, of the date the merger became effective.

Filing a Petition for Appraisal

Within 120 days after the completion of the merger, but not thereafter, ARV, as the surviving company, or any stockholder who has complied with the statutory requirements summarized above, may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the shares that are entitled to appraisal rights. Neither ARV nor Prometheus or its subsidiaries that are parties to the merger agreement are under any obligation to, and none of them has any present intention to, file a petition with respect to the appraisal of the fair value of the shares that are entitled to appraisal rights. Accordingly, it will be the obligation of stockholders wishing to assert appraisal rights to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262 of the DGCL.

Stockholder Request for Information

Within 120 days after the completion of the merger, any ARV stockholder that has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from ARV, as the surviving company, a statement setting forth the aggregate number of shares of ARV common stock not voted in favor of adoption of the merger agreement and approval of the merger and with respect to which demands for appraisal have been timely received and the aggregate number of holders of these shares. These statements must be mailed within 10 days after a written request for the information has been received by ARV, or within 10 days after the date of the special meeting, whichever is later.

If a petition for an appraisal is timely filed and a copy served upon ARV, as the surviving company, ARV will then be obligated within 20 days of service to file with the Delaware Register in Chancery a list containing the names and addresses of the stockholders who have demanded appraisal of their shares of ARV common stock and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery may conduct a hearing on such petition to determine those ARV stockholders entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who demanded appraisal rights of their shares of ARV common stock to submit their stock certificates to the Delaware Register in Chancery for notation of the pendency of the appraisal proceedings. If any ARV stockholder fails to comply, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determining which stockholders are entitled to appraisal, the Delaware Court of Chancery will appraise the fair value of their shares of ARV common stock, excluding any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

ARV’S STOCKHOLDERS CONSIDERING THE EXERCISE OF APPRAISAL RIGHTS SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES OF ARV COMMON STOCK AS DETERMINED UNDER SECTION 262 OF THE DGCL COULD BE MORE THAN, THE SAME AS OR LESS THAN THE VALUE OF THE MERGER CONSIDERATION THEY WOULD RECEIVE PURSUANT TO THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES OF ARV COMMON STOCK AND THAT INVESTMENT BANKING OPINIONS AS TO FAIRNESS FROM A FINANCIAL POINT OF VIEW ARE NOT NECESSARILY OPINIONS AS TO THE FAIR VALUE UNDER SECTION 262 OF THE DGCL.

The Delaware Supreme Court has stated, however, that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that a stockholder’s statutory appraisal remedy may not be a dissenter’s exclusive remedy, depending on factual circumstances.

In addition, the costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. The Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the appraisal shares entitled to appraisal.

Withdrawal of Appraisal Demand

At any time within 60 days after the completion of the merger, any ARV stockholder will have the right to withdraw his or her demand for appraisal and to accept the cash amount of $3.90 for each share of common stock that they own in accordance with the terms of the merger agreement. After this period, a stockholder may withdraw his or her demand for appraisal only with the written consent of ARV. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, which may be conditioned on terms the Delaware Court of Chancery deems just.

No Right to Vote Appraisal Shares or Receive Dividends or Distributions on Appraisal Shares

Any holder of shares of ARV common stock for which appraisal rights are available that has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the merger, be entitled to vote these shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of these shares as of a record date prior to the effective time of the merger.

THE MERGER AGREEMENT

The following information describes all material terms of the merger agreement. The text of the merger agreement is included as Appendix A to this proxy statement and is incorporated by reference herein. You are urged to read the Appendices in their entirety. The term “DGCL” refers to the Delaware General Corporation Law.

The following discussion of the material terms of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is attached to this proxy statement as Appendix A, exclusive of all schedules, which are incorporated herein by reference.

General

Merger Sub will be merged with and into ARV on the date of the closing. The closing will occur no later than the second business day after the first date that all of the closing conditions set forth in the merger agreement (other than those conditions that by their nature are to be fulfilled at the closing, but subject to the fulfillment or waiver of the closing conditions) have been satisfied or waived, unless otherwise agreed to by the parties.

The merger agreement provides, however, that if as of the date the closing would otherwise occur as described above, Prometheus does not have available sufficient cash funds to pay the merger consideration for all of the shares of ARV’s common stock for which merger consideration is payable, Prometheus will have the right to elect, on one or more occasions, either (1) not to consummate the merger or (2) to delay completion of the merger to a date selected by Prometheus that is no later than the earlier of (I) the 90th day after the first date upon which all closing conditions (other than conditions which by their nature are to be satisfied at the closing) shall have been satisfied or waived and (II) July 1, 2003. We refer to this election as the “Purchaser’s Election.” The foregoing is subject to the provisions in the merger agreement relating to termination rights and the Termination Fee (defined below). For a description of these provisions, see “—Termination” and “—Effect of Termination,” respectively.

Certificate of Incorporation; Bylaws; Directors of the Surviving Corporation

Following the merger, the separate corporate existence of Merger Sub will cease. ARV will be the surviving corporation in the merger and will be a wholly owned subsidiary of Prometheus. The merger will become effective at such time as Prometheus files with the Secretary of State for the State of Delaware a certificate of merger in such form and manner as required by Delaware law. ARV, as the surviving corporation, will continue its corporate existence under the laws of the State of Delaware. The merger agreement provides that the certificate of incorporation of ARV in effect immediately prior to the merger will be amended at the effective time of the merger to reduce the number of authorized shares, eliminate the classification of the board of directors and remove certain other provisions. As amended, this certificate will be the certificate of incorporation of ARV after the merger, and the bylaws of ARV in effect immediately prior to the merger will be the bylaws of ARV after the merger, in each case until thereafter changed or amended as provided therein or by applicable law. The merger agreement also provides that the directors of Merger Sub immediately prior to the merger will be the directors of ARV immediately after the merger until their respective successors are duly elected or appointed or until their earlier death, resignation or removal.

Consideration To Be Paid in the Merger

By virtue of the merger, each outstanding share (except for shares owned by ARV and its wholly owned subsidiaries or Prometheus or any shares issued upon exercise of a warrant held by an affiliate of Prometheus, and except for shares held by ARV stockholders who have properly exercised rights to payment of the fair value of such shares under Delaware law) will be cancelled and retired and will be converted into the right to receive the merger consideration. In addition, any share held by ARV or any of its wholly owned subsidiaries or any shares issued upon exercise of a warrant held by an affiliate of Prometheus will be cancelled and retired and no payment will be made with respect to these shares. Furthermore, any shares held by ARV stockholders who have properly exercised rights to payment of the fair value of their shares under Delaware law will be converted into the right to receive the consideration as may be determined to be due with respect to their shares under Section 262 of the DGCL. Also, any shares held by Prometheus immediately prior to the merger will, after the merger, represent 1,000 shares of ARV common stock, par value $.01 per share, and no merger consideration will be paid with respect to these shares. Each share of common stock of Merger Sub issued and outstanding immediately prior to the merger will be cancelled and no payment will be made with respect to the shares.

The paying agent and ARV may deduct and withhold from the merger consideration such amounts as may be required to be deducted or withheld under the Internal Revenue Code of 1986, as amended, or any other applicable law.

Stock Options

The merger agreement provides that each employee and director option to purchase shares of ARV common stock outstanding immediately prior to the effective time will be cancelled at the effective time (by action taken by the board of directors or committees thereof, if necessary). The merger agreement provides that the holder of an option with an exercise price of less than $3.90 per share will be entitled to receive, for each share of ARV common stock previously subject to the option, an amount in cash equal to $3.90 over the per share exercise price of the option. If the exercise price of an option is equal to or exceeds $3.90 per share, the holder of that option will not receive any payment with respect to that option. Notwithstanding the foregoing, the amounts payable with respect to options will be subject to applicable withholding taxes.

Representations and Warranties

The merger agreement contains customary representations and warranties of the parties. These include representations and warranties of ARV (with respect to itself and its subsidiaries) relating to corporate organization, standing and power, subsidiaries and equity interests, capitalization, corporate authority, noncontravention, consents and approvals necessary for the merger, filings with the Commission, accuracy of financial statements, absence of undisclosed liabilities, absence of certain changes in ARV’s business, litigation, employee benefit plans and compliance with ERISA, disclosures in the proxy statement, compliance with laws, permits, tax matters, environmental matters, properties and assets, intellectual property, material agreements, brokers’ fees, conflicts of interest, fairness opinion of Cohen & Steers, takeover statutes, ARV’s Rights Agreement, insurance, and labor matters.

The representations and warranties contained in the merger agreement also include representations and warranties of Prometheus relating to corporate organization, standing and power,

corporate authority, noncontravention, consents and approvals necessary for the merger, accuracy of information and availability of financing.

No representations or warranties made by ARV or Prometheus will survive beyond the merger.

Conduct of Business Before the Merger

ARV has agreed to conduct, in all material respects, its business in the ordinary and usual course and consistent with past practice, use its commercially reasonable efforts to preserve intact its business organizations, keep available the services of its officers, agents and employees, and maintain satisfactory relationships with all persons with whom it does business. Without limiting the generality of the foregoing, except as otherwise contemplated by the merger agreement, unless required by applicable law, until the completion of the merger or the termination of the merger agreement, ARV may not, nor permit any of its subsidiaries to, do any of the following without the prior written consent of Prometheus:

(i)  amend or propose to amend ARV’s Certificate of Incorporation or Bylaws or the organizational documents of ARV’s subsidiaries;

(ii)  authorize for issuance, issue, grant, sell, pledge, dispose of, or propose to issue, grant, sell, pledge, or dispose of any shares of, or any options, warrants, commitments, subscriptions, or rights of any kind to acquire or sell any shares of, the capital stock or other securities of ARV or its subsidiaries including any securities convertible into or exchangeable for shares of capital stock of any class of ARV or its subsidiaries, except for the issuance of common shares pursuant to the exercise of the LFSRI Warrant or the exercise of the stock options outstanding on the date of the merger agreement in accordance with the present terms of the benefit plans relating to such stock options;

(iii)  split, combine, or reclassify any shares of its capital stock or other securities or declare, pay, or set aside any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its capital stock or other securities, other than dividends or distributions to ARV, or redeem, purchase, or otherwise acquire or offer to acquire any shares of its capital stock or other securities;

(iv)  (a) create, incur, or assume any indebtedness other than loans by ARV to a wholly owned company subsidiary or by a wholly owned subsidiary to ARV; (b) assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, indirectly, contingently, or otherwise) for the obligations of any person; (c) make any capital expenditures, other than in accordance with its capital expenditures budget but subject to the limitations contained in the merger agreement, or make any loans, advances, or capital contributions to, or investments in, any other person (other than for customary travel, relocation, or business advances or loans to employees in each case in accordance with applicable law and in the ordinary course of business consistent with past practice); (d) acquire or agree to acquire by merging or consolidating with, or by purchasing, or by any other manner, (i) any business or any corporation, limited liability company, partnership, joint venture, association, or other business organization or division thereof, or (ii) any assets, except in the ordinary and usual course of business consistent with past practice; provided that such assets acquired in the ordinary and usual course of business would not, individually or in the aggregate, be material to ARV and its subsidiaries taken as a whole; or, (e) divest, sell, transfer, mortgage, pledge, or otherwise dispose of, or encumber, or agree to divest, sell, transfer, mortgage, pledge, or otherwise dispose of or encumber, any assets, business, or properties, of assets other than transfers of assets in the ordinary and usual course of business consistent with past practice; provided that, such assets transferred in the ordinary and usual course of business are not, individually or in the aggregate, material to ARV and its subsidiaries taken as a whole;

(v)  except as required by law or contract in effect as of the date of the merger agreement and disclosed therein, increase in any respect the salary, compensation, or benefits of any of its officers or employees (other than increases in salary in the ordinary course of business consistent with past practice to any officer or employee with an annual salary that does not exceed $125,000) or enter into, establish, grant, award, amend, accelerate, or terminate any employment, consulting, retention, management continuity, change in control, collective bargaining, bonus, or other incentive compensation, profit sharing, health, or other welfare, stock option, or other equity, pension, retirement, vacation, severance, deferred compensation, or other compensation or benefit plan, policy, agreement, trust, fund, or arrangement (or awards thereunder) with, for or in respect of, any stockholder, officer, director, other employee, agent, consultant, or affiliate;

(vi)  enter into any material lease, or amend any material lease, of real property, other than leases with residents of the assisted or independent living facilities or skilled nursing facilities operated by ARV or any of its subsidiaries in the ordinary course of business consistent with past practice;

(vii)  make or rescind any express or deemed election relating to taxes;

(viii)  settle or compromise any material tax liability or agree to an extension of a statute of limitations with respect to the assessment or determination of taxes;

(ix)  file or cause to be filed any amended tax return with respect to ARV or file or cause to be filed any claim for refund of taxes paid by or on behalf of ARV;

(x)  prepare or file any tax return inconsistent with past practice in preparing or filing similar tax returns in prior periods, or any such tax return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made, or methods used in preparing or filing similar tax returns in prior periods;

(xi)  make any material change to its accounting methods, principles, or practices, except as may be required by GAAP;

(xii)  pay, discharge, or satisfy any material (on a consolidated basis for ARV taken as a whole) claim, liability, or obligation (absolute, accrued, asserted or unasserted, contingent, or otherwise);

(xiii)  adopt any plan, enter into any agreement, or take any action that would have the effect of impairing or delaying the completion of the merger and the other transactions contemplated by the merger agreement;

(xiv)  enter into any settlement agreement or consent to any judgment with respect to any litigation or claim (whether pending or threatened) if such settlement or judgment involves payment or receipt of amounts, or delivery of value, exceeding $100,000;

(xv)  enter into, modify, or amend in any material respect, or terminate, any significant contract;

(xvi)  amend the Rights Agreement, redeem the rights thereunder, or exempt any person or entity from, the Rights Agreement; or

(xvii)  authorize, or commit or agree to take (or fail to take), any of the foregoing actions with respect to itself or its subsidiaries.

Recommendation by the Board and Special Committee; Stockholder Approval

The merger agreement provides that the board of directors and the Special Committee will recommend to the stockholders that they approve the merger agreement and the transactions contemplated by the merger agreement and will use their respective commercially reasonable efforts to obtain stockholder approval of the merger agreement and the transactions contemplated by the merger agreement. The board of directors and the Special Committee may, however, withdraw, modify or change their recommendation if and only if they have determined in good faith, based on those matters as they deem relevant and after receiving advice from outside legal counsel, that the failure to withdraw, modify or change their recommendation would be reasonably likely to result in a breach of their fiduciary duties under applicable law.

No Solicitation

The merger agreement provides that neither ARV, any of its subsidiaries nor any of their respective officers, directors, accountants, counsel, investment bankers or financial advisors (collectively, “Representatives”) shall, nor shall ARV or any of its subsidiaries authorize any of its Representatives, agents, or affiliates, or authorize or encourage any of its employees, to (i) directly or indirectly, initiate, solicit or encourage, or take any action to facilitate the making of, any Takeover Proposal, or (ii) directly or indirectly engage in any discussions or negotiations with, or provide any information or data to, or afford any access to the properties, books or records of ARV or any of its subsidiaries to, or otherwise assist, facilitate or encourage, any person (other than Prometheus or any affiliate or associate thereof) relating to any Takeover Proposal, or (iii) approve or enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Takeover Proposal.

However, the merger agreement provides that at any time prior to ARV’s stockholders meeting, if ARV receives an unsolicited bona fide written Takeover Proposal that is reasonably likely to result in a Superior Proposal and Prometheus receives reasonable advance written notice, ARV may participate in discussions and negotiations regarding the Takeover Proposal. In this case, ARV may also furnish information with respect to ARV to the person making the Takeover Proposal pursuant to a customary confidentiality agreement. Notwithstanding the foregoing, ARV may not take these actions unless the Special Committee determines, after receiving the advice of its outside counsel, that failure to take these actions is reasonably likely to result in a breach of the fiduciary duties of the Special Committee or the board of directors of ARV under applicable law.

Furthermore, prior to the Special Committee, the board of directors or ARV accepting a Superior Proposal or, in a manner adverse to Prometheus, withdrawing or modifying the recommendation of the merger agreement by the board of directors, ARV must give Prometheus five business days notice of such parties’ intention to take such action. During this five day period, Prometheus may propose modifications to the terms of the merger agreement.

The term “Takeover Proposal” means any inquiry, proposal, or offer from any person (other than Prometheus) relating to any of the following transactions (other than the transactions contemplated by the merger agreement):

(i)  any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues or assets of ARV, or 10% or more of ARV’s outstanding common stock;

(ii)  any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of ARV’s outstanding common stock; or

(iii)  any merger, consolidation, business combination, recapitalization, liquidation, dissolution, or similar transaction involving ARV or any of its subsidiaries that constitutes 20% or more of the net revenues or assets of ARV and its subsidiaries taken as a whole.

Each of the transactions referred to in clauses (i), (ii) and (iii) in the above definition of Takeover Proposal, other than the merger proposed by the merger agreement, is referred to as an “Acquisition Transaction.”

The term “Superior Proposal” means any bona fide written offer to enter into an Acquisition Transaction (substituting 80% for the reference to 20% in clause (i) of the above definition of Takeover Proposal, 100% for the reference to 20% in clause (iii) of the above definition of Takeover Proposal and 100% for each reference to 10% in the above definition of Takeover Proposal):

•	that the Special Committee determines in its good faith judgment, based on the advice of its financial advisors, is reasonably capable of being completed on a timely basis;

•	that is made on terms that the Special Committee determines in its good faith judgment, based on the advice of its financial advisors, is more favorable to ARV’s stockholders (other than Prometheus) from a financial point of view than those terms contained in the merger agreement (as those terms may be proposed to be modified by Prometheus); and

•	that provides that all holders of common shares would be given the opportunity to receive the same consideration for their common shares.

Rights Agreement

In accordance with the merger agreement, ARV has amended the Rights Agreement to provide that prior to the termination of the merger agreement, Prometheus, or any of its affiliates, would not be deemed to beneficially own the common shares beneficially owned by any of the officers, directors, or employees of ARV or its subsidiaries, and the officers, directors, and employees of ARV and its subsidiaries would not be deemed to beneficially own the common shares owned by another officer, director, or employee of ARV or any of its subsidiaries or by Prometheus or any of its affiliates.

Access to Information; Confidentiality

ARV has agreed to provide, between the date of the merger agreement and the effective time of the merger (and shall direct its financial advisors, accountants, and legal counsel to give, upon reasonable notice), Prometheus, its lenders, financial advisors, accountants, and legal counsel and its respective authorized representatives, at reasonable times and with reasonable notice, access to all offices and other facilities (including to conduct reasonable inspections) and to all contracts, agreements, commitments, tax returns (and supporting schedules), books, and records of or pertaining to ARV and its subsidiaries and will cause its officers promptly to furnish Prometheus with (a) such financial and operating data and other information with respect to the business and properties of ARV and its subsidiaries as Prometheus may from time to time reasonably request and (b) a copy of each material report, schedule, and other document filed or received by ARV and its subsidiaries in accordance with the rules and regulations of the Commission, other applicable law, or the requirements of the American Stock Exchange. In the event that the foregoing access is subject to restrictions contained in the confidentiality agreements to which ARV is a party, ARV shall use commercially reasonable efforts to obtain waivers of such restrictions. To the extent reasonably requested by Prometheus, ARV shall, and shall cause its officers to, cooperate with Prometheus in connection with any due diligence investigation or preparation of any syndication materials by Prometheus’ financing sources in connection with the obtaining of financing for the payment of the merger consideration and the completion of the merger and other transactions contemplated by the merger agreement.

Reasonable Commercial Efforts; Further Assurances

Each of ARV, Prometheus, and Merger Sub has agreed, subject to the terms and conditions of the merger agreement, to use all commercially reasonable efforts to promptly take the following actions:

•	take or cause to be taken all necessary actions, including the making of all filings required to be made with the Commission, and do or cause to be done all things, necessary, proper or advisable under the merger agreement and applicable law to consummate the transactions contemplated by the merger agreement as soon as practicable;

•	obtain all consents (including consents from any governmental authority) required to be obtained from any third party necessary, proper or advisable to consummate the transactions contemplated by the merger agreement; and

•	defend any litigation challenging the merger agreement or the consummation of transactions contemplated by the merger agreement.

In addition, each party has agreed, subject to the fulfillment at or before the effective time of each of the conditions of performance set forth in the merger agreement or the waiver of those conditions, to perform further acts and execute those documents that may be reasonably required to effect the transactions contemplated by the merger agreement.

Takeover Statutes

In the merger agreement, ARV has represented that the board of directors of ARV and the Special Committee have taken all appropriate and necessary action to render any anti-takeover statute or regulation, including Section 203 of the DGCL, inapplicable to the merger agreement, the merger and the transactions contemplated thereby.

Furthermore, the parties have agreed that if any anti-takeover statute or regulation is or may become applicable to the merger or the other transactions contemplated by the merger agreement, ARV, the Special Committee, Prometheus and Merger Sub and their respective boards of directors (subject to their fiduciary duties) will grant the approvals and take other actions as are necessary so that the merger and the other transactions contemplated by the merger agreement may be promptly consummated and otherwise act to eliminate or minimize the effects of any anti-takeover statute or regulation.

Financing

Prometheus has agreed to use its commercially reasonable efforts to finance the merger and to pay the merger consideration.

Notification

ARV has agreed to give prompt notice to Prometheus, and (other than with respect to the matters described in the first and fifth clauses below) Prometheus has agreed to give prompt notice to ARV of:

•	any written notice, or other written communication that ARV or any subsidiary receives, of which ARV obtains knowledge, relating to a material default or event that, with notice or lapse of time or both, would be reasonably likely to become a material default under any significant contract;

•	any receipt by it or any of its subsidiaries of any written notice or other written communication from any person of which ARV or Prometheus, as applicable, obtains knowledge alleging that the consent of such person is or may be required in connection with the merger and the other transactions contemplated by the merger agreement if such consent was not disclosed to Prometheus by ARV;

•	receipt by it or any of its subsidiaries of any material notice or other communication from any governmental authority (including the American Stock Exchange or any other securities exchange) in connection with the merger and the other transactions contemplated by the merger agreement of which ARV or Prometheus, as applicable, obtains knowledge;

•	the occurrence of any event or events that, individually or in the aggregate, would be reasonably likely to have a material adverse effect on ARV or Prometheus;

•	the commencement or written threat of any litigation involving or affecting ARV, its subsidiaries, or any of their respective properties or assets, or any employee, agent, director, or officer of ARV in his or her capacity as such or as a fiduciary under a benefit plan, which, if pending on the date of the merger agreement, would have been required to have been disclosed in or pursuant to the merger agreement, or any material adverse development in connection with any litigation disclosed by ARV in or pursuant to the merger agreement or the securities filings;

•	the commencement or written threat against it or any of its subsidiaries of any litigation relating to the merger;

•	the occurrence of any event that causes or is reasonably likely to cause a material breach by it of any provision of the merger agreement;

•	the receipt by it or any of its subsidiaries of an administrative or other order or notification of which ARV or Prometheus, as applicable, obtains knowledge relating to any violation or claimed violation by it or its subsidiaries of the rules and regulations of any governmental authority that could adversely affect its ability to consummate the merger and the other transactions contemplated by the merger agreement; or

•	if it obtains knowledge of any change in law that is reasonably likely to cause a governmental authority to withhold a regulatory consent.

Employee Benefit Plans

Prometheus has agreed, for a period of twelve months after the merger, to provide benefits to the employees of ARV who continue to be employed by ARV under employee benefit plans, programs, policies, or arrangements that in the aggregate are not less favorable than those benefits provided to employees by ARV immediately prior to the merger (excluding any stock option or other equity compensation plan or program). With respect to any employee benefit plan, program, policy, or arrangement (other than stock options or stock based compensation) sponsored or maintained by Prometheus and offered to ARV employees in addition to or as a substitute for ARV benefit plans, Prometheus has agreed to give ARV employees service credit for their employment with ARV for eligibility and vesting purposes under all such employee benefit plans, programs, policies, or arrangements as if such service had been performed with Prometheus.

Nothing in the merger agreement gives any employee of ARV or any of its subsidiaries any right to continued employment following the merger or prohibits ARV from amending or terminating any particular benefit plan of ARV to the extent permitted by its terms as in effect immediately before the effective time.

Indemnification

The merger agreement provides that all rights to indemnification and all limitations on liability existing in favor of any individual, who on or at any time prior to the effective time was an officer, director, employee, or agent of ARV (an “Indemnified Person“) in respect of acts or omissions of the Indemnified Person on or prior to the effective time, as provided in the certificate of incorporation or bylaws of ARV or an agreement between an Indemnified Person and ARV in effect as of the date of the merger agreement, will continue in full force and effect in accordance with their terms. In addition, these rights will not be modified in any manner that would adversely affect those individuals. Subject to receipt of necessary third-party consents, which Prometheus will use commercially reasonable efforts to obtain, Prometheus has agreed to guarantee for the benefit of the Indemnified Parties the obligations of ARV under the foregoing indemnification arrangements, including any existing indemnification by agreements to which ARV is a party.

Insurance

Prometheus has agreed, for a period of six years after the merger, to cause to be maintained in effect the current policies of directors’ and officers’ liability insurance (or substantially similar liability insurance) maintained by ARV covering acts or omissions that occurred before the merger, provided that Prometheus may substitute for such current policies new policies with terms with respect to coverage and amounts that are no less favorable. However, Prometheus will not be obligated to pay an amount in excess of 200% of the current annual premiums paid by ARV for such insurance or to procure such coverage for the entire six-year period for more than $1,505,100.

Fees and Expenses

The merger agreement provides that all fees and expenses incurred in connection with the merger will be paid by the party incurring such fees or expenses, whether or not the merger is consummated, except with respect to any fees payable upon termination as described below, if such fees become payable, and except as the parties otherwise agree. See “—Effect of Termination.”

Public Announcements

So long as the merger agreement is in effect, ARV shall not, and shall cause its affiliates (other than Prometheus and its affiliates) not to, issue or cause the publication of any press release or any other announcement, or submit any public filings, with respect to the stockholders meeting or the transactions contemplated by the merger agreement without the consent of Prometheus (which approval shall not be unreasonably withheld or delayed) except when such release, announcement, or filing is required by the rules and regulations of the Commission, other applicable law, or the rules or regulations of the American Stock Exchange, in which case ARV, prior to making such announcement, issuing or publishing such press release, or making any public filing, shall notify and afford Prometheus the opportunity to comment thereon. Prometheus may issue or cause the publication of any press release or any other announcement, and may submit any public filing, required by the rules and regulations of the Commission or other applicable law.

Conditions to the Merger

The obligation of each of Prometheus, Merger Sub, and ARV to effect the merger is subject to the satisfaction or waiver on or prior to the closing of the merger of each of the following conditions:

•	the merger agreement shall have been adopted and the merger and the transactions contemplated by the merger agreement shall have been approved by the holders of a majority of the outstanding shares of common stock; and

•	no order, law or injunction of any court or other governmental authority that prevents the consummation of the merger will have been enacted or enforced.

The obligations of Prometheus and Merger Sub to consummate the merger will be conditioned on, in addition to the other conditions to the merger set forth above, the satisfaction or waiver of each of the conditions set forth in the merger agreement, which include the following:

•	the representations and warranties of ARV must be true and correct when made and as of the closing date (disregarding materiality or material adverse effect qualifications), except to the extent that any failure of the representations and warranties to be true and correct, would not, individually or in the aggregate, have an ARV Material Adverse Effect;

•	ARV must have performed and complied in all material respects with all of its covenants and agreements required by the merger agreement;

•	no occurrence after the date of the agreement of any event reasonably likely to have an ARV Material Adverse Effect;

•	no event occurring since January 3, 2003 that has resulted or would reasonably be expected to result in, as a result of the transactions contemplated by the merger agreement, the loss of ARV’s or its subsidiaries’ ability to operate more than 10% of the assisted living and skilled nursing facility units currently operated by ARV and its subsidiaries;

•	ARV obtaining all necessary consents and approvals from governmental authorities without the imposition of any terms or conditions, except for consents and approvals, other than specified consents and approvals, whose failure to have been obtained is not material to ARV and its subsidiaries and except for the imposition of any terms or conditions that are not material to ARV or its subsidiaries;

•	ARV’s settlement of Medicare related governmental claims arising out of its former GeriCare business must not have been modified or amended and this settlement shall be valid and binding on all parties and in full force and effect; and

•	no pending investigation by a governmental authority or action by person in connection with the merger.

The term “ARV Material Adverse Effect” means any change, effect, circumstance, or event that is or is reasonably likely to (i) be materially adverse to the business, results of operations, assets or liabilities, or condition (financial or otherwise) or prospects of ARV and its subsidiaries taken as a whole or (ii) materially adversely affect the ability of ARV to perform its obligations under the merger agreement or to consummate the merger and the other transactions contemplated by the merger agreement. Notwithstanding the foregoing, the following is not considered in determining whether an “ARV Material Adverse Effect” has occurred or would be reasonably likely to occur:

•	actions and omissions of ARV (or any of its subsidiaries) taken or omitted upon the written request of Prometheus after the date of the merger agreement or with the consent of Prometheus pursuant to the merger agreement;

•	any effects resulting from the public announcement of the merger agreement or the transactions contemplated by it; and

•	(x) changes in laws, (y) changes in general economic conditions nationally or regionally, and (z) changes affecting the assisted living industry generally, except for any changes referred to in (x), (y) or (z) which, individually or in the aggregate, disproportionately affect the business, results of operations, assets, liabilities, condition (financial or otherwise) or prospects of ARV and its subsidiaries, taken as a whole, as compared with certain other industry participants.

The obligation of ARV to consummate the merger will be conditioned on, in addition to the other conditions to the merger set forth above, the satisfaction or waiver of each of the conditions set forth in the merger agreement, which include:

•	the representations and warranties of Prometheus must be true and correct when made and as of the closing date (disregarding materiality or material adverse effect qualifications), except to the extent that any failure of the representations and warranties to be true and correct, would not, individually or in the aggregate, have a Prometheus Material Adverse Effect; and

•	Prometheus and Merger Sub must have performed and complied in all material respects with all of their material covenants and agreements required by the merger agreement.

The term “Prometheus Material Adverse Effect” means any change, effect, circumstance or event that is or is reasonably likely to materially adversely affect the ability of Prometheus to perform its obligations under the merger agreement or timely consummate the merger or the other transactions contemplated by the merger agreement.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, before or after the merger agreement has been adopted by a vote of ARV’s stockholders, in the following ways:

•	Prometheus, Merger Sub, and ARV agree to terminate the merger agreement by mutual written consent;

•	Either Prometheus or ARV may terminate the merger agreement because:

(i)	the merger is not consummated on or before the end date, which is May 1, 2003 (the “End Date”). However, if all the conditions to the parties’ obligations to close the merger, except those that by their nature are to be fulfilled at closing and except the conditions relating to government approvals and litigation in connection with the transaction, are satisfied or waived by April 30, 2003, the End Date will be extended to June 1, 2003. The End Date may also be extended as described under “—General.” Furthermore, no party whose breach of the merger agreement was a significant cause of the failure to complete the merger before the end date will be permitted to terminate the merger by reason of the occurrence of the end date;

(ii)	any governmental entity issues an order, decree, or ruling or takes any other action permanently enjoining, restraining, or otherwise prohibiting the merger, and such order, decree, ruling, or other action has become final and nonappealable;

(iii)	upon a vote at a duly held meeting in which the holders of a majority of ARV’s outstanding shares vote on adopting the merger agreement and approving the merger, such approval and adoption is not obtained; or

(iv)	simultaneously with or at any time Prometheus makes a Purchaser’s Election not to consummate the merger.

•	Prometheus may terminate the merger agreement because:

(i)	ARV breaches any of its covenants relating to board recommendation and stockholder approval or non-solicitation of Takeover Proposals, unless the breach is properly cured in accordance with the merger agreement;

(ii)	ARV breaches any of its representations, warranties, covenants or agreements and the breach would give rise to the failure of the condition in the merger agreement relating to the accuracy of ARV’s representations and warranties or the fulfillment of covenants and agreements by ARV, unless the breach is properly cured in accordance with the merger agreement; or

(iii)	the Special Committee or the board of directors of ARV fails to make, withdraws, modifies, or changes in any manner adverse to Prometheus and Merger Sub its approval or recommendation of the merger and the merger agreement.

•	ARV may terminate the merger agreement because:

(i)	Prometheus breaches any of its representations, warranties, covenants or agreements and the breach would give rise to the failure of the condition in the merger agreement relating to the accuracy of Prometheus’ representations and warranties or the fulfillment of covenants and agreements by Prometheus, unless the breach is properly cured in accordance with the merger agreement; or

(ii)	at any time prior to the stockholders meeting, if (A) ARV has complied with its covenants regarding the recommendation by the board of directors and the non-solicitation of Takeover Proposals (See “—Recommendation by the Board and Special Committee; Stockholder Approval” and “—No Solicitation,” respectively) and (B) ARV, upon termination of the merger agreement, enters into a definitive agreement for a Superior Proposal and pays to Prometheus the Termination Fee (defined below) and certain of Prometheus’ expenses.

Effect of Termination

The merger agreement provides that it will, upon termination of the merger agreement by either ARV or Prometheus as described above, become void and have no effect without any liability or obligation on the part of ARV, Prometheus, or Merger Sub, except to the extent that such termination results from a willful breach by a party of any representation, warranty, covenant or agreement set forth in the merger agreement, and except for: (i) the obligations of each of ARV, Prometheus, and Merger Sub with respect to press releases and public announcements, as described in “—Public Announcements,” and with respect to fees and expenses, as described in “—Fees and Expenses”; (ii) the provision of the merger agreement described in this paragraph; and (iii) certain miscellaneous provisions of the merger agreement, including provisions relating to assignment and enforcement.

Subject to certain limitations, ARV must pay Prometheus an aggregate amount equal to $2,224,064 (the “Termination Fee”) plus up to an aggregate of $1,500,000 of Prometheus’ reasonable expenses if:

(1)	ARV terminates the merger agreement when the transactions contemplated by the merger agreement have not been consummated before the End Date and at any time after the date of the merger agreement and prior to the date of this termination a Takeover Proposal shall have been made or reaffirmed to ARV or publicly announced and, within nine months of this termination of the merger agreement, ARV enters into a definitive agreement with respect to any Acquisition Transaction;

(2)	ARV or Prometheus terminates the merger agreement when the merger fails to receive the necessary stockholder approval at the special stockholders meeting and at any time after the date of the merger agreement and on or prior to the date of the stockholders meeting a Takeover Proposal shall have been made or reaffirmed to ARV or publicly announced and, within nine months of this termination of the merger agreement, ARV enters into a definitive agreement with respect to any Acquisition Transaction;

(3)	Prometheus terminates the merger agreement when there has been a breach by ARV of a closing condition with respect to representations, warranties, covenants or agreements (other than those in the recommendation of the board or non-solicitation sections) and at any time after the date of the merger agreement and on or prior to the date of this termination a Takeover Proposal shall have been made or reaffirmed to ARV or publicly announced and, within nine months of this termination of the merger agreement, ARV enters into a definitive agreement with respect to any Acquisition Transaction;

(4)	Prometheus terminates the merger agreement when the Special Committee or ARV’s board of directors withdraws or changes their approval or recommendation of the merger or recommends any Takeover Proposal and at any time after the date of the merger agreement and on or prior to the date of this termination a Takeover Proposal shall have been made or reaffirmed to ARV or publicly announced and, within nine months of this termination of the merger agreement, ARV enters into a definitive agreement with respect to any Acquisition Transaction;

(5)	Prometheus terminates the merger agreement when there has been a breach by ARV of any covenants or agreements set forth in the recommendation by the board or non-solicitation sections; or

(6)	ARV exercises its right under the merger agreement to terminate the merger agreement (prior to the stockholders meeting), in connection with a Superior Proposal, which right requires

ARV to (x) comply with its covenants and agreements set forth in the recommendation by the board and non-solicitation sections and (y) immediately upon this termination, enter into a definitive agreement for a Superior Proposal and pay to Prometheus the Termination Fee and Prometheus’ reasonable expenses. (See “—Termination.”)

One-half of the Termination Fee and all of Prometheus’ expenses required to be paid pursuant to clauses one, two, three and four above shall be paid at the time ARV enters into a definitive agreement with respect to an Acquisition Transaction and the remaining unpaid portion of the Termination Fee required to be paid pursuant to those clauses shall be paid at the time ARV consummates an Acquisition Transaction. The Termination Fee and Prometheus’ expenses required to be paid pursuant to clauses five and six above shall be paid concurrently with notice of termination of the merger agreement by ARV or by Prometheus, as applicable.

In addition, Prometheus will be required to pay to ARV an aggregate amount equal to ARV’s reasonable expenses plus two times the Termination Fee, if (i) ARV or Prometheus terminates the merger agreement due to the failure to receive the requisite stockholder approval of the merger after Prometheus has voted against the merger at the special stockholders meeting (if Prometheus’ vote in favor of the merger would have resulted in the merger being approved), in which case (notwithstanding anything to the contrary) ARV would not be required to pay to Prometheus the Termination Fee or Prometheus’ expenses or (ii) ARV or Prometheus terminates the merger agreement because Prometheus has made a Purchaser’s Election because it does not have available sufficient cash funds to pay the aggregate merger consideration and at the time of this termination all conditions to Prometheus’ and Merger Sub’s obligation to consummate the merger (disregarding after February 17, 2003 the condition with respect to material market disruptions) shall have been satisfied or waived (or with respect to conditions that by their nature are to be fulfilled at the closing, shall then be capable of being satisfied at a closing). ARV’s expenses and the amount equal to two times the Termination Fee required to be paid pursuant to these provisions shall be paid concurrently with notice of termination of the merger by ARV or Prometheus, as applicable.

ARV must pay Prometheus its reasonable expenses (up to $1,500,000) if, subject to certain limitations and conditions, ARV breaches any of its representations, warranties, covenants, or agreements in the merger agreement. Prometheus must pay to ARV its reasonable expenses (up to $1,500,000) if, subject to certain limitations and conditions, ARV terminates the merger agreement when Prometheus has breached any of its representations, warranties, covenants, or agreements in the merger agreement.

Amendments and Waivers

Any provision of the merger agreement may be amended or waived prior to the effective time of the merger if the amendment or waiver is in writing and signed by the appropriate party or parties. However, if after the receipt of stockholder approval, any such amendment will by law or in accordance with the rules and regulations of any relevant securities exchange require further approval of stockholders, the effectiveness of such amendment or waiver will be subject to the necessary stockholder approval.

Assignment

The merger agreement provides that neither it nor any of the rights, interests, or obligations under it may be assigned or delegated by any of the parties without the prior written consent of the other parties.

SECURITY OWNERSHIP OF CERTAIN PERSONS

Security Ownership of Certain Beneficial Owners

The following table shows the name, address, number of shares held, and percentage of shares held on March 27, 2003, the record date for the special meeting, by persons or entities known to ARV to be beneficial owners of more than five percent of the outstanding shares of ARV common stock on that date.

Name and Address	Number of Shares		Percentage of Class
Lazard Frères Real Estate Investors L.L.C. 30 Rockefeller Plaza, 50th Floor New York, New York 10020	8,345,069	*	45.8%

Douglas M. Pasquale 245 Fischer Avenue, Suite D-1 Costa Mesa, California 92626	1,360,000		7.8%

Summitt Capital Management, LLC 601 Union Street, Suite 3900 Seattle, Washington 98101	1,053,400	**	6.0%

*	7,595,069 of these shares are directly owned by Prometheus and the remaining 750,000 shares are issuable upon exercise of a warrant held by LFSRI II Assisted Living LLC. LF Strategic Realty Investors II L.P., LFSRI II Alternative Partnership L.P. and LFSRI II-CADIM Alternative Partnership L.P. are the managing members of Prometheus and LF Strategic Realty Investors II L.P. is the managing member of LFSRI II Assisted Living LLC. Lazard Frères Real Estate Investors L.L.C. is the general partner of each of LF Strategic Realty Investors II L.P., LFSRI II Alternative Partnership L.P., and LFSRI II-CADIM Alternative Partnership L.P. Lazard Frères & Co. LLC (“LFREI”) is the managing member of LFREI. As a result of these relationships, the shares held by Prometheus may be deemed to be beneficially owned by LF Strategic Realty Investors II L.P., LFREI and Lazard Frères & Co. LLC, and the shares issuable upon exercise of the warrant held by LFSRI II Assisted Living LLC may be deemed to be beneficially owned by LF Strategic Realty Investors II L.P., LFSRI II Alternative Partnership L.P., LFSRI II-CADIM Alternative Partnership L.P., LFREI and Lazard Frères & Co. LLC. Lazard Frères & Co. LLC disclaims beneficial ownership of these shares.

**	Based upon a Schedule 13G filed by Summitt Capital Management, LLC on February 5, 2003.

Security Ownership of Management

The following table sets forth certain information regarding beneficial ownership of ARV common stock as of March 27, 2003, the record date for the special meeting (based on a total of 17,459,689 outstanding shares of common stock) by each of our directors, each of our executive officers and all executive officers and directors as a group. The number of shares beneficially owned by each director or executive officer is determined under rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, each individual is considered to be the beneficial owner of any shares: (a) to which they have the sole or shared voting power or investment power and (b) that they have the right to acquire within 60 days of March 27, 2003, through the exercise of stock options or other similar rights. Unless otherwise indicated, we believe each person in the table below has sole investment and voting power with respect to all shares beneficially owned subject to community property laws where applicable.

Amounts and percentages listed below include warrants and options that are exercisable within 60 days of March 27, 2003.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percentage of Class
John A. Moore(2)	—	—
Robert C. Larson(2)	—	—
Douglas M. Pasquale(3)	1,360,000	7.8%
David P. Collins(4)	549,374	3.1%
Maurice J. DeWald(5)	36,600	*
Abdo H. Khoury(6)	605,000	3.5%
William R. Eason(7)	65,000	*
Douglas Armstrong(7)	62,500	*
Christine A. Kasulka(7)	62,500	*
All directors and executive officers as a group	2,740,974	15.7%

*	Less than 1%
(1)	Except where otherwise noted, the address of ARV’s directors and executive officers is c/o ARV Assisted Living, Inc., 245 Fischer Avenue, Costa Mesa, California 92626.
(2)	7,595,069 shares are owned by Prometheus and a warrant to purchase 750,000 shares is owned by LFSRI II Assisted Living LLC. Mr. Moore and Mr. Larson are each a Managing Principal of LFREI, general partner of the members of Prometheus and LFSRI II Assisted Living LLC. Mr. Larson is also the Chairman of LFREI. Mr. Moore is also the Chief Financial Officer of LFREI. As a result of their positions with LFREI, Messrs. Moore and Larson may be deemed to beneficially own the shares owned by Prometheus and the shares subject to the warrant held by LFSRI II Assisted Living LLC. Messrs. Moore and Larson each disclaim beneficial ownership of these shares.
(3)	Of the 1,360,000 shares beneficially owned by Mr. Pasquale, 10,500 shares are held in Mr. Pasquale’s IRA, 99,500 shares are held in his name and 1,250,000 shares are subject to options.
(4)	Of the 549,374 shares beneficially owned by Mr. Collins, 98,678 shares are held of record by the D & V Collins Family Limited Partnership (as to which Mr. Collins has shared voting and investment power), 412,137 shares are held by the Collins Family Community Property Trust (as to which Mr. Collins has shared voting and investment power), 8,559 held by Mr. Collins’ IRA and 30,000 shares are subject to options.
(5)	Of the 36,600 shares beneficially owned by Mr. DeWald, as a non-employee director, 6,600 shares are held in his name and 30,000 shares are subject to options.
(6)	Of the 605,000 shares beneficially owned by Mr. Khoury, 1,700 shares are held in Mr. Khoury’s IRA, 28,300 shares are held in his name and 575,000 shares are subject to options.
(7)	The shares beneficially owned by each Mr. Eason, Mr. Armstrong and Ms. Kasulka are subject to options to purchase those shares.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

Our business, results of operations and financial condition are subject to many risks, including those set forth below. Certain statements contained in this proxy statement and the other documents incorporated herein by reference, including without limitation, statements containing the words “believes,” “anticipates,” “expects,” and words of similar import, constitute “forward-looking statements.” Such forward-looking statements are not a guaranty of future performance and are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of ARV, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We have made forward-looking statements in this proxy statement concerning, among other things, ARV management’s financial projections. See “FINANCIAL PROJECTIONS” above. These statements are only predictions; however, actual events or results may differ materially as a result of risks we face. These risks include, but are not limited to, those items listed below. Certain of these factors are discussed in more detail in the other documents incorporated herein by this reference. Given these uncertainties, we caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date of this proxy statement, or in the case of the documents incorporated herein by reference, as of the date of those documents. Except as to the extent required under the federal securities laws, we disclaim any obligation to update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Certain risks are inherent in the operation of ALCs. These risks include, but are not limited to:

•	our history of losses;

•	our ability to access capital necessary for operations and acquisitions;

•	our ability to sustain and manage growth and to successfully integrate new ALCs into our portfolio;

•	competition;

•	our ability to meet our indebtedness, lease, and other obligations;

•	our liabilities as a general partner of affiliated partnerships;

•	our liability as a member of the joint venture LLCs where we are required to fund operating deficits;

•	dependence on reimbursement from third-party payers;

•	governmental regulation; and

•	risks common to the assisted living industry.

OTHER MATTERS

As of the date of this proxy statement, the board of directors does not know of any other matters to be presented for action at the special meeting other than described in this proxy statement. If any other business should properly come before the special meeting, the person named in the enclosed proxy card will vote on those matters using his best judgment.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will no longer be a publicly held company and there will be no public participation in any future meetings of ARV’s stockholders. If the merger is not completed, ARV’s stockholders will continue to be entitled to attend and participate in ARV’s stockholder meetings. If the merger is not completed, we will inform our stockholders, by press release or other means determined reasonable by us, of the date by which stockholder proposals must be received by us for inclusion in the proxy materials relating to the annual meeting, which proposals must comply with the rules and regulations of the Commission then in effect.

Under ARV’s bylaws, to submit a nominee to stand for election as a director at the 2003 annual meeting of stockholders, you must provide us with timely written notice. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of ARV not less than sixty days nor more than ninety days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that less than seventy days notice of prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder. To be timely, ARV must receive this notice no later than the close of business on the tenth day following the day on which the notice of the date of the annual meeting was mailed or publicly disclosed to stockholders, whichever first occurs. Additionally, any notice must comply with and contain the information required by ARV’s Bylaws. All nominations should be submitted by certified mail, return receipt requested, to ARV Assisted Living, Inc., 245 Fischer Avenue, Suite D-1, Costa Mesa, California 92626, Attention: Douglas Armstrong, Secretary.

LEGAL COUNSEL

O’Melveny & Myers LLP is counsel to the Special Committee.

INDEPENDENT AUDITORS

ARV’s consolidated financial statements for the fiscal years ended December 31, 2002, 2001 and 2000, incorporated herein by reference, have been audited by KPMG LLP, independent auditors.

It is not expected that KPMG will attend the special meeting.

AVAILABLE INFORMATION

ARV files annual, quarterly and current reports, proxy and information statements, and other information with the Commission. You may read and copy this information at the office of the Commission:

Public Reference Room

450 Fifth Street, N.W.

Judiciary Plaza

Washington, D.C. 20549.

You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at rates set by the Commission. For further information on the operation of the Public Reference Room, you may call the Commission at 1-800-SEC-0330.

This information may also be accessed through the web site maintained by the Commission that contains reports, proxy statements, and other information about issuers like us, who file electronically. The address of that site is http://www.sec.gov.

The merger described in this proxy statement is a “going private transaction.” ARV, Douglas Pasquale and the Prometheus Parties have jointly filed a Rule 13e-3 Transaction Statement on the Schedule 13E-3 and amendments thereto under the Exchange Act with respect to the merger. The Schedule 13E-3, as amended, contains additional information about ARV, Prometheus and Merger Sub. Copies of the Schedule 13E-3 and amendments thereto are available for inspection and copying at ARV’s principal executive offices during regular business hours by any of ARV’s interested stockholders, or a representative who has been so designated in writing, and may be obtained by mail, without charge, by written request directed to us at the following address: ARV Assisted Living, Inc., 245 Fischer Avenue, Suite D-1, Costa Mesa, California 92626, Attention: Douglas Armstrong, Secretary.

The Commission allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement may update and supersede the information incorporated by reference. We incorporate by reference into this proxy statement our Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which is being delivered to stockholders together with this proxy statement, is available, without exhibits, unless the exhibits are specifically incorporated by reference in this proxy statement, to any person, including any beneficial owner, to whom this proxy statement is delivered, without charge, upon written or telephonic request directed to ARV at 245 Fischer Avenue, Suite D-1, Costa Mesa, California 92626, Attn: Douglas Armstrong (714) 751-7400. Any references to Private Securities Litigation Reform Act in our Annual Report on Form 10-K are specifically not incorporated by reference in this proxy statement.

The proxy statement does not constitute an offer to sell or to buy, or a solicitation of an offer to sell or to buy, any securities in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction.

We have supplied all information contained in this proxy statement relating to ARV, our subsidiaries and our respective officers and directors. Merger Sub has supplied all information contained in this proxy statement relating to Merger Sub and its directors and officers. Prometheus has supplied all information contained in this proxy statement relating to Prometheus and its directors and officers.

No provisions have been made in connection with the merger to grant stockholders access to our corporate files or the corporate files of Merger Sub or Prometheus or to obtain counsel or appraisal services for stockholders at our expense or the expense of Merger Sub or Prometheus.

We have not authorized anyone to give any information or make any representations other than those contained in this proxy statement in connection with the solicitation of proxies made by this proxy statement, and, if given or made, you must not rely upon such information as having been authorized by ARV or any other person.

This proxy statement is dated March 27, 2003. You should not assume that the information contained in this proxy statement is accurate as of any date other than March 27, 2003, and the mailing of this proxy statement to you does not create any implication to the contrary. Unless explicitly stated otherwise, the information contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, incorporated by reference in this proxy statement is accurate as of March 28, 2003, the date we filed it with the Commission.

By Order of the Board of Directors

Costa Mesa, California

March 27, 2003

APPENDIX A

AGREEMENT AND PLAN OF MERGER

dated as of January 3, 2003

by and among

PROMETHEUS ASSISTED LIVING LLC

JENNY MERGER CORP.

and

ARV ASSISTED LIVING, INC.

ARTICLE I

THE MERGER

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of January 3, 2003 by and among ARV ASSISTED LIVING, INC., a Delaware corporation (the “Company”), PROMETHEUS ASSISTED LIVING LLC, a Delaware limited liability company (the “Purchaser”), and JENNY MERGER CORP., a Delaware corporation and wholly-owned subsidiary of Purchaser (“Merger Sub”).

WITNESSETH:

WHEREAS, as of the date hereof Purchaser owns 7,595,069 Common Shares (as defined below);

WHEREAS, Purchaser desires that the Company become a wholly owned subsidiary of Purchaser through a Merger of Merger Sub with and into the Company, with the Company as the surviving corporation, on the terms and subject to the conditions set forth in this Agreement and the Delaware General Corporation Law;

WHEREAS, a committee consisting of independent members of the Board of Directors of the Company (the “Special Committee”) has (i) declared the advisability of this Agreement, (ii) determined that the Merger is fair to the holders of Common Shares (other than Purchaser and its affiliates), (iii) received an opinion from Cohen & Steers Capital Advisors LLC that the consideration to be paid in the Merger is fair to the holders of Common Shares (other than Purchaser and its affiliates) from a financial point of view and (iv) has determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are in the best interests of the Company and its stockholders (other than Purchaser and its affiliates), and (v) has recommended to the Board of Directors of the Company that the Board of Directors declare the advisability of this Agreement and approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, based on the recommendation of the Special Committee, the Board of Directors of the Company has adopted resolutions declaring the advisability of this Agreement and has determined that this Agreement and the Merger and the other transactions contemplated by this Agreement are in the best interests of the Company and its stockholders (other than Purchaser and its affiliates) and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, Purchaser, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe various conditions to such transactions.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, Purchaser, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1    The Merger.

(a)  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time (the “Merger”). From and after the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation (the “Surviving Corporation”). The Surviving Corporation shall continue to be governed by the laws of the State of Delaware and the separate corporate existence of the Company with all its rights, privileges, immunities, powers, franchises, restrictions, disabilities and duties, shall continue unaffected by the Merger except as set forth in this Agreement.

(b)  The closing of the Merger (the “Closing”) will take place at 10:00 a.m., local time, at a location to be agreed by the Company and Purchaser on a date to be agreed upon by the parties (the “Closing Date”), which shall be no later than the second business day after the first date that all of the conditions set forth in Article VII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) have been satisfied or waived, unless another place, time or date is agreed to by the parties. Notwithstanding anything to the contrary contained in this Agreement (but subject to the termination right set forth in Section 8.1(h) and the provisions contained in Section 8.2(b)), if as of any date determined or selected to be the Closing Date in accordance with this Section 1.1 Purchaser does not have available sufficient cash funds to pay the Merger Consideration payable in respect of each Common Share (for which Merger Consideration is payable hereunder), Purchaser shall have the right either (1) to elect not to consummate the Merger or (2) to elect to delay the Closing Date and the End Date (as defined in Section 8.1(d) to dates selected by Purchaser (but in no event to dates later than the Financing End Date, in each case). Any elections pursuant to the prior sentence shall be made by Purchaser by delivery of written notice to the Company. “Financing End Date” shall mean the earlier of (a) the date that is 90 days after the first date upon which all of the conditions set forth in Article VII shall have been satisfied or waived (or, with respect to conditions that by their nature are to be satisfied at Closing, shall be capable of being satisfied at a Closing) and (b) July 1, 2003.

(c)  Subject to the provisions of this Agreement, on the Closing Date, the parties shall cause to be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger (the “Certificate of Merger”) in accordance with the DGCL and make all other filings or recordings required under the DGCL as are necessary or advisable to effect the Merger. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL or at such subsequent date or time as Purchaser and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

(d)  The Merger shall have the effects specified in Section 259 of the DGCL.

(e)  As of the Effective Time, the certificate of incorporation of the Company shall be amended as set forth on Exhibit A. From and after the Effective Time, the certificate of incorporation (as amended pursuant to the prior sentence as set forth on Exhibit A) and bylaws of the Company shall be the certificate of incorporation and bylaws of the Surviving Corporation until changed or amended as provided therein or in accordance with applicable Law, and except that the certificate of incorporation and bylaws of the Surviving Corporation shall at all times contain such provisions as are necessary for Purchaser to comply with the provisions of Section 5.1(a) of this Agreement.

(f)  The directors of Merger Sub shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected, appointed or until their earlier death, resignation or removal in accordance with the certificate of incorporation or bylaws of the Surviving Corporation.

SECTION 1.2    Conversion of Shares.

(a)  At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Company, Merger Sub or any holder of Common Shares, each Common Share issued and outstanding immediately prior to the Effective Time, including any shares of restricted stock issued pursuant to the Stock Plans (other than (1) any Common Shares held (i) by Purchaser (the “Purchaser Shares”) or (ii) in the treasury of the Company or by any wholly-owned Subsidiary of the Company, (2) any Common Shares held by LFSRI II Assisted Living LLC (“LFSRI Shares”) as a result of the exercise of that certain warrant to purchase Common Shares dated April 24, 2000 (the “LFSRI Warrant”), and (3) Dissenting Shares (as defined below)), shall be cancelled and retired and shall be converted into the right to receive pursuant to Section 1.3 $3.90 in cash per share, without interest thereon (the “Merger Consideration”), payable to the holder thereof upon surrender of the certificate formerly representing such Common Share or any replacement certificates representing such Common Shares as may be obtained from the transfer agent of the Company. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Company, Merger Sub or any holder of Common Shares, (i) all of the LFSRI Shares and Common Shares held in the treasury of the Company or by any wholly-owned Subsidiary of the Company shall be cancelled and retired and no payment shall be made with respect thereto, (ii) all of the Dissenting Shares shall be cancelled and retired and, so long as such holders of Dissenting Shares comply with the provisions of Section 262 of the DGCL, the Dissenting Shares shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Section 262 of the DGCL, and (iii) all of the Purchaser Shares outstanding immediately prior to the Effective Time shall collectively represent at and after the Effective Time 1,000 shares of common stock, par value $.01 per share, of the Surviving Corporation and no payment of Merger Consideration shall be made in respect of any Purchaser Share.

(b)  At the Effective Time, each share of common stock of Merger Sub issued and outstanding prior to the Effective Time shall be automatically cancelled and no payment shall be made with respect thereto.

(c)  For purposes of this Agreement, “Dissenting Shares” means any Common Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has timely demanded and perfected the right for appraisal for such Common Shares in accordance with Section 262 of the DGCL. Such Dissenting Shares shall not be converted into the right to receive the Merger Consideration as provided in Section 1.2(a) hereof, unless and until such holder fails to perfect or effectively withdraws or otherwise loses such holder’s right to appraisal under the DGCL. Such holder of Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of the DGCL, provided that such holder complies with the provisions of Section 262 of the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or otherwise loses such holder’s right to appraisal, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. Prior to the Effective Time, the Company shall give Purchaser prompt notice of any demands received by the Company for appraisal of Common Shares, and Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Purchaser, make any payment prior to the Effective Time with respect to, or settle or offer to settle, or otherwise negotiate, any such demands.

SECTION 1.3    Surrender and Payment.

(a)  Prior to the Effective Time, Purchaser shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration in respect of Certificates (as defined below) that, immediately prior to the Effective Time, represent Common Shares entitled to payment of the Merger Consideration pursuant to Section 1.2. Immediately prior to the Effective Time, Purchaser shall deposit, or cause to be deposited, in trust with the Paying Agent in cash the aggregate Merger Consideration into which Common Shares shall have been converted pursuant to Section 1.2, such amount being hereinafter referred to as the “Payment Fund.”

(b)  Promptly after the Effective Time, the Paying Agent shall mail to each record holder of certificates that, immediately prior to the Effective Time, represent Common Shares (the “Certificates”) a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and instructions for use in surrendering such Certificates and receiving the Merger Consideration in respect thereof. Upon the surrender of each such Certificate, together with a duly executed letter of transmittal and any other required documents, the Paying Agent shall, as soon as practicable, pay the holder of such Certificate an amount equal to the product of (x) the Merger Consideration multiplied by (y) the number of Common Shares formerly represented by such Certificate, less any required withholding taxes, in consideration therefor, and such Certificate shall be cancelled. Until so surrendered, each such Certificate (other than Certificates representing Purchaser Shares, Common Shares held in the treasury of the Company or by any wholly-owned Subsidiary of the Company, LFSRI Shares or Dissenting Shares) shall represent solely the right to receive the aggregate Merger Consideration relating thereto. The Paying Agent shall invest the Payment Fund as directed by Purchaser (so long as such directions do not impair the rights of the holders of Common Shares) in direct obligations of, or money market funds substantially all the assets of which are invested in direct obligations of, the United States of America, or by any agency the obligations of which are backed by the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest. Any interest and other income resulting from such investments shall be paid to Purchaser, and no interest or other income shall be paid or accrued on the Merger Consideration to the holders of Common Shares. Subject to Section 1.3(c), the Paying Agent shall, pursuant to irrevocable instructions, pay the Merger Consideration as set forth in this Section 1.3 out of the Payment Fund. The Payment Fund shall not be used for any purpose other than as provided herein. If the Merger Consideration (or any portion thereof) is to be delivered to any individual, corporation, trust, association, unincorporated association, estate, partnership, joint venture, limited liability company, Governmental Authority or other legal entity (each, a “Person”), other than the Person in whose name the Certificate surrendered is registered, it shall be a condition to such right to receive such Merger Consideration that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer, that the signatures on the Certificate shall be properly guaranteed, and that the Person surrendering such Common Shares shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such taxes have been paid or are not applicable. In the event any Certificate shall have been lost, stolen or destroyed, the Paying Agent shall be required to pay the full Merger Consideration in respect of any Common Shares represented by such Certificate; provided, however, that Purchaser may require the owner of such lost, stolen or destroyed Certificate to execute and deliver to the Paying Agent a form of affidavit claiming such Certificate to be lost, stolen or destroyed in form and substance reasonably satisfactory to Purchaser, and the posting by such owner of a bond in such amount as Purchaser may determine is reasonably necessary as indemnity against any claim that may be made against Purchaser or the Paying Agent.

(c)  At any time following the date which is 135 days after the Effective Time, Surviving Corporation may require that the Paying Agent shall deliver to Surviving Corporation all cash, Certificates and other documents in its possession relating to the transactions contemplated by this Agreement. Thereafter, each holder of a Certificate (other than Certificates representing Purchaser Shares, Common Shares held in the treasury of the Company or by any wholly-owned Subsidiary of the Company, LFSRI Shares or Dissenting Shares) may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor the aggregate Merger Consideration relating thereto, without any interest or other income thereon. Notwithstanding the foregoing, none of Purchaser, Merger Sub, the Surviving Corporation, the Company or the Paying Agent shall be liable to any Person in respect of any cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any such Certificates shall not have been surrendered immediately prior to such date on which any payment pursuant to this Section 1.3 would otherwise escheat to or become the property of any Governmental Authority, the cash payment in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

(d)  Immediately prior to the Effective Time, the stock transfer books of the Company shall be closed, and, after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in return for the payment of the aggregate Merger Consideration relating thereto, as provided in this Section 1.3.

(e)  From and after the Effective Time, all holders of Certificates evidencing ownership of Common Shares outstanding immediately prior to the Effective Time (other than the Certificates representing Purchaser Shares) shall cease to have any rights with respect to such Common Shares except (i) holders of Common Shares that are not Dissenting Shares may surrender such Certificates in exchange for the Merger Consideration pursuant to this Agreement, (ii) holders of Dissenting Shares may perfect any rights of appraisal as a holder of Dissenting Shares that such holders may have pursuant to Section 262 of the DGCL and (iii) holders of Dissenting Shares who fail to perfect or withdraw or otherwise lose the right to appraisal may surrender such Certificates in exchange for the Merger Consideration pursuant to this Agreement.

SECTION 1.4    Stock Options.

All options (the “Stock Options”) to acquire Common Shares outstanding immediately prior to the Effective Time under any stock option or similar plan or agreement of the Company (such stock option or similar plans or agreements being collectively referred to herein as the “Stock Plans”), whether or not then exercisable, shall (by all necessary and appropriate action which shall be taken by the Board of Directors of the Company or such appropriate committee or committees thereof) be canceled at the Effective Time and (i) Purchaser shall use commercially reasonable efforts so that each holder of a Stock Option shall at the Effective Time, but in any event not more than two business days after the Effective Time, receive from the Surviving Corporation (and if necessary Purchaser will provide funds to the Surviving Corporation so that it is able to make such payment), for each Common Share subject to a Stock Option, an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Stock Option, without interest, in full settlement of the Company’s (and the Surviving Corporation’s) obligations under each such Stock Option, or (ii) to the extent that the per share exercise price of any Stock Option equals or exceeds the Merger Consideration, at the Effective Time such Stock Option shall be canceled and the holder of such Stock Option shall not receive or be entitled to receive any consideration from Purchaser, Merger Sub or the Surviving Corporation in respect of such Stock Option. The Company shall deliver to Purchaser a list of the holders of Stock Options, indicating the number of Stock Options held by each holder of Stock Options and the exercise price, expiration date and exerciseability of such Stock Options, at least ten days prior to the Closing Date. Notwithstanding the foregoing, the amounts payable pursuant to this Section 1.4 shall be subject to all applicable withholding taxes. The Company shall use commercially reasonable efforts to approve the disposition of the Stock Options in accordance with the foregoing to the extent necessary to exempt such dispositions under Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). The term Stock Options shall not include the LFSRI Warrant.

SECTION 1.5    Adjustments.

If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to provide the holders of shares of Common Stock the same economic effect as contemplated by this Agreement prior to such event.

SECTION 1.6    Withholding Taxes.

Each of the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder or former holder of Common Shares such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law or under any other applicable Law. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts otherwise would have been paid.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule, which has been delivered by the Company to Purchaser simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Purchaser and Merger Sub as follows:

SECTION 2.1    Organization and Good Standing; Organizational Documents.

(a)  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is qualified or licensed to do business as a foreign corporation or other business entity, as applicable, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed could not, individually or in the aggregate, have a Company Material Adverse Effect. As used in this Agreement, the term “Company Material Adverse Effect” means any change, effect, circumstance or event that is or is reasonably likely to (i) be materially adverse to the business, results of operations, assets or liabilities, condition (financial or otherwise) or prospects of the Company and the Company Subsidiaries taken as a whole or (ii) materially adversely affect the ability of the Company to perform its obligations under this Agreement or consummate the Merger and the other transactions contemplated by this Agreement, provided that the effect of the following shall not be considered in determining whether a “Company Material Adverse Effect” has occurred or would be reasonably likely to occur: (A) (x) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (y) changes in general economic conditions nationally or regionally, and (z) changes affecting the assisted living industry generally, except for any changes referred to in sub clauses (x), (y) or (z) of this clause (A) which, individually or in the aggregate, disproportionately affect the business, results of operations, assets, liabilities, condition (financial or otherwise) or prospects of the Company and the Company Subsidiaries, taken as a whole, as compared with the Other Industry Participants generally, (B) actions and omissions of Company (or any of its Subsidiaries) taken or omitted upon the written request of Purchaser after the date of this Agreement or with the consent of Purchaser pursuant to Section 6.4, (C) any effects resulting from the public announcement of this Agreement or the transactions contemplated hereby. The “Other Industry Participants” means Alterra Healthcare Corp., American Retirement Corp., Capital Senior Living Corp., Emeritus Corp., Greenbriar Corp., and Sunrise Assisted Living, Inc. Each of the Company and the Company Subsidiaries has all requisite corporate or similar organizational power and all governmental licenses, authorizations, consents and approvals required to carry on its business as it is now being conducted and necessary to own, operate and lease its properties and assets, except those licenses, authorizations, consents and approvals, the failure of which to possess could not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)  The Company has furnished or otherwise made available to Purchaser a complete and correct copy of the Company’s Certificate of Incorporation and all amendments thereto, as currently in effect (the “Certificate of Incorporation”) and Bylaws and all amendments thereto, as currently in effect (the “Bylaws”). The Company is not in violation of the Certificate of Incorporation or Bylaws.

SECTION 2.2    Capitalization.

The authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Shares”) of which 17,459,689 Common Shares, together with the rights associated therewith under the Rights Agreement, dated as of May 14, 1998, between the Company and Continental Stock Transfer & Trust Company, as amended as of October 21, 1998, April 24, 2000 and October 1, 2002 (the “Rights Agreement”), were issued and outstanding as of the close of business on January 2, 2003, and 10,000,000 shares of preferred stock, par value $0.01 per share, of the Company (the “Preferred Stock”) of which no shares are issued or outstanding. Since the close of business on January 2, 2003, the Company has not issued any Common Shares, other than upon the exercise of Stock Options in accordance with the terms thereof. Of the authorized Common Shares, 4,637,938 shares have been reserved for issuance under the Stock Plans or upon exercise of outstanding Stock Options. Of the authorized shares of Preferred Stock, 400,000 shares have been designated as Series D Junior Participating Preferred Stock, of which no shares are issued or outstanding, but of which all have been reserved for issuance pursuant to the Rights Agreement. No Common Shares or Preferred Stock are issued and held in the treasury of the Company and no other capital stock of the Company is issued or outstanding. All issued and outstanding Common Shares are duly authorized, validly issued and outstanding, fully paid and nonassessable and were issued free of preemptive rights in compliance with applicable Law. There are no outstanding rights (including stock appreciation rights, subscriptions, warrants, puts, calls, preemptive rights and options), obligations to redeem or repurchase, or other agreements of any kind, relating to, or the value of which is tied to the value of, any of the outstanding, authorized but not issued, unauthorized or treasury shares of the capital stock or any other security of the Company, except for the LFSRI Warrant and the Stock Options and the rights issued pursuant to the Rights Agreement and the Company’s convertible subordinated notes due April 1, 2006 with interest at 6.75% which are convertible into 390,576 Common Shares, in the aggregate (the “Convertible Notes”). Schedule 2.2 of the Company Disclosure Schedule sets forth a complete list of all Persons granted outstanding Stock Options, indicating the number of Common Shares underlying each Stock Option granted to each such Person, the exercisability of each Stock Option and the exercise price of each Stock Option. Except for the LFSRI Warrant, Stock Options, the rights issued pursuant to the Rights Agreement and $7,253,000 of Convertible Notes, there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security, and the Company does not have outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote with the stockholders of the Company on any matter.

SECTION 2.3    Company Subsidiaries.

Each of the outstanding shares of capital stock or other ownership interests of each Subsidiary, including the Company Public Subsidiaries (as defined below), of the Company (collectively, the “Company Subsidiaries”) is duly authorized, validly issued and outstanding, fully paid and nonassessable and owned by the Company or a direct or indirect wholly-owned Company Subsidiary, in each case free and clear of any lien, pledge, security interest, claim or other encumbrance. A true and complete list of the Company Subsidiaries is set forth in Schedule 2.3 of the Company Disclosure Schedule. As of the date of this Agreement, there are no outstanding rights (including stock appreciation rights, subscriptions, warrants, puts, calls, preemptive rights and options), obligations to repurchase or redeem, or other agreements of any kind, relating to, or the value of which is tied to the value of, any of the outstanding, authorized but not issued, unauthorized or treasury shares of the capital stock or any other security of any of the Company Subsidiaries and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security. The Company Subsidiaries do not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote with the stockholders of the Company or Company Subsidiaries on any matter. Neither the Company nor any of the Company Subsidiaries owns any capital stock or other ownership interests of any Person other than the Company Subsidiaries and cash equivalents. The Company Subsidiaries do not own any Common Shares. As used in this Agreement, the term “Subsidiary” means any entity, whether incorporated or unincorporated, (i) in which a party owns, directly or indirectly, more than fifty percent of the securities or other ownership interests having by their terms ordinary voting power to elect more than fifty percent of the directors or other persons performing similar functions, (ii) in which a party is a general partner, managing member or has similar authority or (iii) the management and policies of which a party otherwise has the power to direct.

SECTION 2.4    Authorization; Binding Agreement.

(a)  The Company has all requisite corporate power and corporate authority to execute, deliver and perform its obligations under this Agreement and, subject to the approval and adoption of this Agreement by the stockholders of the Company, to consummate the Merger.

(b)  The Special Committee, at a meeting duly called and held, has (i) declared the advisability of this Agreement, (ii) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement, including Sections 2.4(f) and 4.7, are fair to and in the best interests of the Company, (iii) recommended that the Board of Directors of the Company approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement, including Sections 2.4(f) and 4.7, and (iv) recommended that the Company’s stockholders approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement.

(c)  The Board of Directors of the Company, at a meeting duly called and held, has (i) declared the advisability of this Agreement, (ii) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement, including Sections 2.4(f) and 4.7, are fair to and in the best interests of the Company and has approved this Agreement, including Sections 2.4(f) and 4.7, the Merger and the other transactions contemplated by this Agreement, (iii) recommended that the Company’s stockholders approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement and (iv) duly and validly authorized this Agreement, the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and, subject to the approval and adoption of this Agreement by the stockholders of the Company, the consummation of the Merger.

(d)  No other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than, with respect to the consummation of the Merger, the approval and adoption of this Agreement by the stockholders of the Company in accordance with the DGCL, the Certificate of Incorporation and the Bylaws and the filing of the Certificate of Merger in accordance with the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Purchaser and Merger Sub, constitutes the legal, valid and binding agreements of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by creditors’ rights generally or by general principles of equity.

(e)  The affirmative vote of the holders of a majority of the Common Shares entitled to vote at a duly called meeting of stockholders at which a quorum is present is the only vote of the holders of any class or series of capital stock of the Company required to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby. Other than the vote of stockholders of the Company contemplated by the prior sentence of this Section 2.4(e) and the actions of the Special Committee and the Board of Directors of the Company set forth in Sections 2.4(b) and (c), no vote of the stockholders or directors of the Company is required by Law, the Certificate of Incorporation or Bylaws or otherwise in order for the Company to consummate the Merger and the other transactions contemplated by this Agreement.

(f)  The Company has taken all necessary action so that (a) none of the execution or delivery of this Agreement, or the performance by the parties of their respective obligations under this Agreement, including the consummation of the Merger and the other transactions contemplated by this Agreement, give rise to or will give rise to a “Distribution Date,” a “Shares Acquisition Date” or a “Trigger Event,” or result in Purchaser, Merger Sub or any of their affiliates or associates becoming an “Acquiring Person” (each as defined in the Rights Agreement), under the Rights Agreement and (b) the rights, if any, issued pursuant to the Rights Agreement shall terminate upon the Effective Time.

SECTION 2.5    Governmental Approvals.

No consent, approval, waiver or authorization of, notice to or declaration or filing (collectively, a “Consent”) with any government, any state or other political subdivision thereof, any person, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government including any governmental or regulatory authority, agency, department, board, commission or instrumentality, any court, tribunal or arbitrator and any self-regulatory organization (each a “Governmental Authority”) on the part of the Company or any Company Subsidiary is required in connection with the execution, delivery or performance by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated by this Agreement other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL, (ii) filings with the U.S. Securities and Exchange Commission (the “Commission”) and the American Stock Exchange (the “AMEX”), (iii) Consents from or with Governmental Authorities set forth in Schedule 2.5 of the Company Disclosure Schedule (“Company Regulatory Consents”), and (iv) any filings required or approvals necessary pursuant to any state securities or “blue sky” Laws.

SECTION 2.6     No Violations.

The execution, delivery and performance by the Company of this Agreement, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with any of the provisions of this Agreement will not (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or the Bylaws or the organizational documents of any Company Subsidiary, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration of the performance required thereunder) under any of the terms, conditions or provisions of any contract, agreement or any other obligation to which the Company or the Company Subsidiaries are a party or by which they or any of their properties or assets may be bound, (iii) result in the creation or imposition of any Lien upon any of the assets or properties of the Company or Company Subsidiaries, or (iv) assuming compliance with the matters referred to in Section 2.5 and subject to the receipt of the Company Stockholder Approval, conflict with or violate any applicable provision of any constitution, treaty, statute, law, code, rule, regulation, ordinance, policy or order of any Governmental Authority or other matters having the force of law including those related to healthcare, health benefit and housing, and any orders, decisions, injunctions, judgments, awards and decrees of or agreements with any court or other Governmental Authority (“Law”) currently in effect to which the Company, Company Subsidiaries or their respective properties and assets are subject, except in the case of clauses (ii), (iii) and (iv) above, for any conflict, breach, violation or default which could not, individually or in the aggregate, have a Company Material Adverse Effect. As used in this Agreement, the term “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

SECTION 2.7     Securities Filings.

As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, none of the Securities Filings (including all schedules and exhibits thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Securities Filings was filed in a timely manner and at the time of filing or as of the date of the last amendment thereof, if amended after filing, complied in all material respects with the Exchange Act, the Securities Act of 1933 or any other applicable Law. As used in this Agreement, the term “Securities Filings” means: (i) the Company’s Annual Reports on Form 10-K, as amended, for the year ended December 31, 2001, as filed with the Commission; (ii) the Company’s proxy statements relating to all of the meetings of stockholders (whether annual or special) of the Company since January 1, 2002, as filed with the Commission; (iii) the Annual Reports of American Retirement Villas Properties II and American Retirement Villas Properties III, L.P. (together, the “Company Public Subsidiaries”) on Form 10-K, as amended, for the year ended December 31, 2001, as filed with the Commission; (iv) all other reports, statements, registration statements and amendments thereto (including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) and certifications filed by the Company or the Company Public Subsidiaries with the Commission since January 1, 2002; and (v) any certifications or other documents required to be filed by the Company, any Company Public Subsidiary or their respective officers with the Commission pursuant to the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, together with those reports or other documents of the type described in clauses (i) through (v) above, filed or required to be filed with the Commission after the date of this Agreement.

SECTION 2.8    Litigation; Liabilities.

(a)   There is no action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any court, tribunal, arbitrator or other Governmental Authority (“Litigation”) pending or, to the Knowledge of the Company, threatened against the Company or the Company Subsidiaries, any officer, director, employee or agent thereof, in his or her capacity as such, or as a fiduciary with respect to any Benefit Plan of the Company or otherwise relating to the Company or any Company Subsidiary or the securities, properties or rights of the Company or any Company Subsidiary or any Benefit Plan of the Company, except as could not, individually or in the aggregate, have a Company Material Adverse Effect. “Knowledge” (or words of similar import) as used with respect to the Company means those facts that are actually known by any of the following persons, in each case after due inquiry: Douglas Pasquale, Abdo Khoury, Douglas Armstrong, Anita Ryan, Bernard Wheeler-Medley or, with respect to this Sections 2.8 and Sections 2.12, 2.14(b)(iii), 2.15 and 2.22 only, Charlotte Guillermety.

(b)  Schedule 2.8(b) of the Company Disclosure Schedule lists all liabilities of the Company and Company Subsidiaries with respect to any “off balance sheet,” “grey box,” loss sharing or loss guarantee and contingent purchase agreements or other similar arrangements. Except for those liabilities disclosed in the financial statements contained in the Securities Filings (or incorporated therein by reference filed prior to the date of this Agreement) or set forth in Schedule 2.8(b) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has, or is otherwise subject to, any liabilities (absolute, accrued, contingent or otherwise), except for liabilities or obligations incurred after the date of the most recent balance sheet of the Company included in the Securities Filing filed prior to the date of this Agreement in the ordinary course of business consistent with past practice and which could not, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 2.9    Financial Statements.

Each of the consolidated balance sheets of the Company and the Company Public Subsidiaries (including all related notes) included in the financial statements contained in the Securities Filings present fairly in all material respects the consolidated financial position of the Company as of the dates indicated, and each of the consolidated statements of operations, consolidated statements of cash flows and consolidated statements of shareholders equity (including all related notes) included in such financial statements present fairly, in all material respects, the consolidated results of operations and cash flows of the Company for the respective periods indicated. Each of such balance sheets, statements of operations, consolidated statements of cash flows and consolidated statements of shareholders equity (including all related notes) were prepared in conformity with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto) and complied in all material respects with the applicable published rules and regulations of the Commission, except that unaudited interim financial statements are subject to normal and recurring year-end adjustments and any other adjustments described therein and do not include certain notes and other information which may be required by GAAP but which are not required by Form 10-Q under the Exchange Act.

SECTION 2.10    Absence of Certain Changes.

Since June 30, 2002, and except as disclosed in the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2002 and September 30, 2002, there has not been: (i) any event, occurrence, fact, condition, change, development or effect (an “Event”), except for Events that have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) any declaration, payment or setting aside for payment of any dividend or other distribution by the Company or any Company Subsidiary (except to the Company) or any redemption, purchase or other acquisition by the Company or any Company Subsidiary of any shares of capital stock or securities of the Company or any Company Subsidiary; (iii) any Significant Transaction by the Company or any Company Subsidiary of any contract or agreement entered into in respect thereof; (iv) any material change by the Company to its accounting policies, practices, or methods; (v) any issuance or grant by the Company or any Company Subsidiary of any rights

(including stock appreciation rights, subscriptions, warrants, puts, calls, preemptive rights and options), obligation to repurchase or redeem, or any other rights, or other agreements of any kind, relating to, or the value of which is tied to the value of, any of the outstanding, authorized but not issued, unauthorized or treasury shares of the capital stock or any other security of the Company or any Company Subsidiary; (vi) any employment agreement entered into (or amended or supplemented) by the Company or any Company Subsidiary with any employee, or the grant of any increase in compensation (including employee benefits) of any employee of the Company or any Company Subsidiary, except for increases (A) in salary in the ordinary course of business and consistent with past practice, or (B) as required by any employment or other agreement, policy or plan in effect as of December 31, 2001; (vii) any indebtedness incurred by the Company or any Company Subsidiary for borrowed money, or any loans made or agreed to be made by or to the Company or any Company Subsidiary, other than in the ordinary course of business and consistent with past practice; (viii) any acquisition of any capital stock or other ownership interest in any other Person; (ix) any loan made by the Company or any Company Subsidiary to any officer or director of the Company or any Company Subsidiary; or (x) any Significant Contract entered into or, other than in the ordinary course of business consistent with past practice and not material to the Company or any Company Subsidiaries, any amendment, waiver or other modification of any of the terms, conditions or provisions of any Significant Contract.

SECTION 2.11    Related Party Transactions.

The Company has not (i) since December 31, 2001, entered into any relationship or transaction of a sort that would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K of the Commission, except for those matters that have been disclosed in Securities Filings filed prior to the date of this Agreement, or (ii) since the effective date of the Sarbanes-Oxley Act of 2002, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act of 2002 and the adopted rules promulgated thereunder.

SECTION 2.12    Compliance with Laws.

(a)  The Company and the Company Subsidiaries are not in conflict with, or in default or violation of, any Law in any jurisdiction, foreign or domestic, applicable to the Company or the Company Subsidiaries or by which their assets or properties is bound or affected, except for such conflicts, defaults or violations which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)  Neither the Company nor any Company Subsidiary is the subject of any investigation, nor to the Knowledge of the Company or any Company Subsidiary has any investigation or prosecution or other action been threatened by any Governmental Entity or any private entity or person regarding non-compliance with any Law and no basis exists for any such investigation or prosecution, except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)  Current billing policies, arrangements, protocols and instructions of the Company and the Company Subsidiaries related to services covered by Medical Reimbursement Programs comply in all material respects with applicable requirements of Medical Reimbursement Programs. The Company and each Company Subsidiary have complied with all applicable billing policies, procedures, limitations and restrictions of third-party payors, including Medical Reimbursement Programs, and there is no pending or, to the Knowledge of the Company, threatened recoupment or penalty action or proceedings against the Company or any Company Subsidiaries under any other third party payor, except for such non-compliance, actions or proceedings that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)  The Company and each Company Subsidiary has obtained, and maintains in force, all licenses, permits, franchises, certificates of authority, orders and waivers required from any Governmental Entity (“Company Permits”) to operate their respective businesses in the manner in which they are currently operated (and currently proposed to be operated) and to occupy, operate and use any buildings, improvements, fixtures and equipment owned or leased in connection with the operation of assisted living facilities to provide the services currently provided by the Company and the Company Subsidiaries at all locations of the Company and the Company Subsidiaries and all such Company Permits are valid and in full force and effect, with only such exceptions that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits have been issued in the name of the Company or the applicable Company Subsidiary having an ownership, leasehold, management or operational interest in the facilities referenced therein. No Company Permits have been suspended, canceled or terminated and, to the Knowledge of the Company, no suspension, cancellation or termination of any such Company Permits is threatened or imminent. Each employee of the Company and each Company Subsidiary (including each facility administrator) has obtained, and maintains in force, all licenses, permits or similar authorizations required to authorize such employee to perform his or her duties on behalf of the Company and the Company Subsidiaries with only such exceptions that would not be reasonably likely to have, individually and in the aggregate, a Company Material Adverse Effect.

(e)  Neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company, any director, officer, agent, employee of the Company or any Company Subsidiary acting for or on behalf of the Company or any Company Subsidiary, has paid or caused to be paid, directly or indirectly, in connection with the business of the Company or any of the Company Subsidiaries: (i) any bribe, kickback, direct or indirect unlawful payment or other similar payment to any Governmental Entity or any agent of any supplier or customer, or (ii) any contribution, payment, gift or entertainment to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or other than in compliance with applicable Law).

(f)  To the extent required, the Company and each Company Subsidiary is qualified for the conduct of their business in the ordinary and regular course, for participation in the Medicare program and is a party to provider agreements for such programs which are in full force and effect with no events of default having occurred thereunder, except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of the Company Subsidiaries has filed all claims or other reports required to be filed with respect to the purchase of services by third-party payors, including the Medical Reimbursement Programs, except as would not be reasonably likely to have a Company Material Adverse Effect. All such claims or reports are complete and accurate in all material respects. The Company and each of the Company Subsidiaries has paid or has properly recorded on the Company’s financial statements all actually known and undisputed refunds, discounts or adjustments which have become due pursuant to such claims, and neither the Company nor any Company Subsidiary has any material liability to any payor with respect thereto, except, as has been fully reserved for in the Company’s financial statements. Neither the Company nor any Company Subsidiary has received any written notice or, to the Knowledge of the Company, any oral notice of any pending appeals, overpayment determinations, adjustments, challenges, audits, litigation, or notices of intent to reopen Medicare claims determinations or other reports required to be filed by the Company or any Company Subsidiary in order to be paid by a payor for services rendered. None of the Company nor any of the Company Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers or employees, consultants, or partners (other than limited partners in the Company Public Subsidiaries or stockholders of the Company) has been convicted of, or pled guilty or nolo contendere to, patient abuse or neglect, or any other Medicare program-related offense. Neither the Company nor any of the Company Subsidiaries, nor to the Knowledge of the Company, any of their respective directors, officers, current employees, consultants or partners (other than limited partners in the Company Public Subsidiaries or stockholders of the Company), has committed any offense which would be reasonably likely to serve as the basis for suspension or exclusion from the Medicare program, including defrauding a government program, loss of a license to provide health care services, and failure to provide quality care.

(g)  None of the Company, any Company Subsidiary, nor, to the Knowledge of the Company, any of their respective directors, officers, employees or other Persons providing professional services for the Company and the Company Subsidiaries, has engaged in any activities which are in violation of Sections 1128A, 1128B, 1128C or 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7a, 1320a-7b, 1320a-7c and 1395nn), the False Claims Act (31 U.S.C. § 3729 et seq.), the False Statements Acts (18 U.S.C. § 2002), the Program Fraud Civil Penalties Act (31 U.S.C. § 3801 et seq.), or related regulations or other federal or state Laws, including the following:

(i)  making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

(ii)  making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment;

(iii)  failing to disclose knowledge by a Medicare or Medicaid claimant or a claimant under any Medical Reimbursement Program of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another;

(iv)  offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or kind (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole in or part by any Medical Reimbursement Program or (ii) in return for purchasing, leasing, or ordering, or arranging, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by any Medical Reimbursement Program; or

(v)  referring or billing a patient for designated health services (as defined in 42 U.S.C. § 1395nn) or providing designated health services to a patient upon a referral from an entity or person with which the physician or an immediate family member has a financial relationship, and to which no exception under 42 U.S.C. § 1395nn applies.

(h)  For purposes of this Agreement the following terms shall have the meanings indicated:

“CHAMPUS” means the United States Department of Defense Civilian Health and Medical Program of the Uniformed Services.

“Medical Reimbursement Programs” means the Medicare, Medicaid, Blue Cross/Blue Shield and CHAMPUS programs and any other health care program operated by or financed in whole or in part by any Governmental Entity.

“Medicaid” means that means-tested entitlement program under Title XIX of the Social Security Act that provides federal grants to states for medical assistance based on specific eligibility criteria. (Social Security Act of 1965, Title XIX, P.L. 89-97, as amended; 42 U.S.C. 1396 et seq.).

“Medicare” means that government-sponsored entitlement program under Title XVIII of the Social Security Act that provides for a health insurance system for eligible elderly and disabled individuals. (Social Security Act of 1965, Title XVIII, P.L. 89-97, as amended, 42 U.S.C. 1395 et seq.).

(i)  The Company has entered into and consummated the settlement agreement attached as Schedule 2.12(i) of the Company Disclosure Schedule (the “Gericare Settlement”).

SECTION 2.13    Finders and Investment Bankers.

Neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated by this Agreement other than pursuant to the agreements with Cohen & Steers Capital Advisors LLC, accurate and complete copies of which have been provided to Purchaser.

SECTION 2.14    Material Contracts.

(a)  Neither the Company nor any Company Subsidiary is a party or is subject to any note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal that is required to be described in or filed as an exhibit to an Annual Report on Form 10-K (each a “Material Contract”) that has not been described in or filed by the Company in a Securities Filing filed prior to the date of this Agreement, except for a Material Contract entered into after the date of this Agreement in accordance with Section 4.1 of this Agreement.

(b)  Schedule 2.14(b) of the Company Disclosure Schedule sets forth a true and complete list of the following in effect as of the date of this Agreement or executed prior to the date of this Agreement with an effective date after the date of this Agreement, true and complete copies of which have been made available to Purchaser:

(i)  all contracts or agreements involving payments in excess of $100,000 in any calendar year to which the Company or any Company Subsidiaries is a party (other than purchase orders in the ordinary course of business);

(ii)  all contracts, agreements or other instruments related to (x) any pending Significant Transaction of the Company or any Company Subsidiary or (y) any Significant Transaction of the Company or any Company Subsidiary consummated prior to the date of this Agreement, if the Company or any Company Subsidiary has any continuing material obligations under any such contract, agreement or other instrument. For purposes of this Agreement, “Significant Transaction” shall mean any acquisition or disposition (by merger, consolidation, acquisition of stock or assets or otherwise) of any business, limited liability company, association or other business organization or division thereof or any material partnership interest or material joint venture interest or any material assets or properties;

(iii)  each employment contract, consulting agreement, agreement or other instrument to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary otherwise is bound with any employee of the Company, or, if such contract, agreement or other instrument involves aggregate annual payments in excess of $100,000, to any consultant of the Company;

(iv)  all material contracts, agreements, arrangements or other instruments relating to “off-balance sheet,” “grey box,” loss sharing or loss guarantee and contingent purchase transactions or other similar transactions of the Company or any Company Subsidiary;

(v)  all contracts, agreements or arrangements containing non-competition, exclusivity or similar provisions;

(vi)  all contracts, agreements or other instruments entered into by the Company or any Company Subsidiary relating to indebtedness for borrowed money;

(vii)  all obligations assumed by the Company or any Company Subsidiary under interest rate or currency hedging or swap transactions or any other derivative transaction;

(viii)  all material indemnification agreements to which the Company or any Company Subsidiary is a party;

(ix)  all tax sharing agreements, tax indemnity agreements or any other contract or agreement of a similar nature to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is otherwise bound;

(x)  all leases relating to the Leased Properties; and

(xi)  all organizational documents and partnership, operating, limited liability or similar agreements relating to any partnership or limited liability company or similar entity in which the Company or a Company Subsidiary is a partner or member and any stockholder or similar agreement to which the Company or any Company Subsidiary is a party.

The contracts, agreements, arrangements, instruments or documents of the type set forth in clauses (i) through (xi) above and the Material Contracts are referred to herein as “Significant Contracts.”

(c)  (i) Each Significant Contract is in full force and effect and constitutes a legal, valid, binding and enforceable obligation of the Company or the applicable Company Subsidiary to the extent any such entity is a party thereto and, to the Knowledge of the Company, each other party thereto, except as the enforceability thereof (with respect to each other party thereto) may be limited by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

(ii)  Schedule 2.14(c)(ii) of the Company Disclosure Schedule sets forth a complete list of the Consents needed in order that each such Significant Contract shall continue in full force and effect in accordance with its terms without penalty, acceleration of rights or early termination by reason of this Agreement, the consummation of the Merger or the other transactions contemplated by this Agreement, except for Consents the absence of which would not be reasonably likely to, individually or in the aggregate, (x) have a Company Material Adverse Effect or (y) result in the termination, or increase in amounts payable by the Company or any Company Subsidiary under, any lease with respect to any Leased Property that is an assisted living facility or a skilled nursing facility.

(iii)  Neither the Company nor any Company Subsidiary is in violation or breach of or default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such violation or default under) any Significant Contract nor, to the Company’s Knowledge, is any other party to such Significant Contract in violation or breach of or default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such violation or default under) any such Significant Contract, in each case, except where such violation or breach would not be reasonably likely to, individually or in the aggregate, (x) have a Company Material Adverse Effect or (y) result in the termination of, or increase in amounts payable by the Company or any Company Subsidiary under, any lease with respect to any Leased Property that is an assisted living facility or a skilled nursing facility.

SECTION 2.15    Employee Benefit Plans.

(a)  For the purposes of this Agreement, the term “Benefit Plan” or “Benefit Plans” means all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), bonus, pension, profit sharing, deferred compensation, incentive compensation, excess benefit, vacation, stock, stock option, stock purchase, severance, termination pay, change in control or other material employee benefit plans, programs, policies, arrangements or agreements currently maintained, or contributed to, or required to be maintained or contributed to, by the Company or any Company Subsidiary for the benefit of any current or former employees, officers, directors or independent contractors of the Company or the Company Subsidiaries (or any beneficiary or dependent thereof) or with respect to which the Company or the Company Subsidiaries have any liability. Schedule 2.15 of the Company Disclosure Schedule sets forth a complete list of all material Benefit Plans; provided, however, that all unscheduled Benefit Plans shall not be in the aggregate material.

(b)  With respect to each Benefit Plan, the Company has delivered or made available to Purchaser a true, correct and complete copy of: (i) all plan documents and trust agreements; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the IRS, if any. Except as specifically provided in the foregoing documents, or in other documents, delivered or made available to Purchaser, there are no amendments to any Benefit Plan that have been adopted or approved nor has the Company or any Company Subsidiary committed to make any such amendments or to adopt or approve any new Benefit Plan that would materially increase the liability of the Company and the Company Subsidiaries taken as a whole.

(c)  Each Benefit Plan has been administered in accordance with its terms and in compliance with the applicable provisions of ERISA (including the making of all contributions and payments), the Code, and other applicable law, except where the failure to so administer or comply would not be reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect. All Benefit Plans intended to be qualified under Section 401(a) of the Code have been the subject of favorable determination letters from the Internal Revenue Service (the “IRS”), and, to the Knowledge of the Company, all such Benefits Plans are qualified under Section 401(a) of the Code and no circumstances exist that reasonably could result in the loss of such qualified status. Except as would not be reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect: (i) none of the Company, and Company Subsidiary nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Benefit Plans or their related trusts, the Company, any Company Subsidiary or any Person that the Company or any Company Subsidiary has an obligation to indemnify, to any tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA; (ii) there are no pending or, to the Company’s Knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Benefit Plans, any fiduciaries thereof with respect to their duties to the Benefit Plans or the assets of any of the trusts under any of the Benefit Plans which could reasonably be expected to result in liability of the Company or any Company Subsidiary in excess of $100,000, in the aggregate, to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Benefit Plan or any participant in a Benefit Plan.

(d)  Neither the Company, nor any current or former Company ERISA Affiliate, has incurred any liability under Title IV of ERISA or Section 412 of the Code, except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, nor is any such liability reasonably expected to be incurred. For purposes of this Agreement, a “Company ERISA Affiliate” is any entity that is (i) a member of a “controlled group of corporations,” under “common control” or a member of an “affiliated service group” within the meaning of Sections 414(b), (c) or (m) of the Code with the Company or any of Company Subsidiary, (ii) required to be aggregated under Section 414(o) of the Code with the Company or any of Company Subsidiary, or (iii) under “common control” with the Company or any Company Subsidiary, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections. No Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, and no Benefit Plan is a “multi-employer plan” (as defined in Section 3(37) of ERISA).

(e)  No Benefit Plan provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any employee upon his or her retirement or termination of employment, except as may be required by Section 4980B of the Code. Each Benefit Plan can be amended, terminated or otherwise discontinued without material liability to the Company, any of Company Subsidiary or any Company ERISA Affiliate, other than with respect to benefits accrued through the date of such action.

(f)  There is no pending or, to the Company’s Knowledge, threatened litigation relating to employment, termination of employment, compensation or employee benefits involving the Company which, if determined adversely to the Company, would not be reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect.

(g)  In the event that any individual is classified by the Company or any Company Subsidiary as a non-employee (such as an independent contractor, leased employee, consultant or special consultant) and is later reclassified as an employee upon governmental or judicial review, notwithstanding such reclassification, the aggregate increase in liability of the Company and Company Subsidiaries under the Benefit Plans due to such reclassification shall not have a Company Material Adverse Effect.

(h)  The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of the Company or any Company Subsidiary, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company or Purchaser to cause any such Benefit Plan to be amended or terminated (or which would result in any materially adverse consequence for so doing). No payment or benefit that will or may be made by the Company, Purchaser, or any of their respective subsidiaries or affiliates with respect to any employee of the Company under any Benefit Plan in connection with the transactions contemplated by this Agreement will be characterized as an “excess parachute payment,” within the meaning of Section 280G(b)(1) of the Code or will not be deductible by reason of Section 162(m) of the Code.

SECTION 2.16    Taxes and Returns.

(a)  (i) All Tax Returns (as defined below) required to be filed by or on behalf of the Company or any Company Subsidiary or by or on behalf of any affiliated, combined, consolidated or unitary group of which the Company or any Company Subsidiary is or has been a member (a “Company Group”) have been timely filed in the manner prescribed by law, and all such Tax Returns are true, complete and accurate except to the extent any failures to file or failures to be true, correct or accurate would not be reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect; (ii) all Taxes (as defined below) due and owing by the Company, any Company Subsidiary or any member of the Company Group (whether or not shown on a Tax Return) have been timely paid, or adequately reserved for in accordance with GAAP, except to the extent any failure to pay or reserve would not be reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect; (iii) there are no claims or assessments presently pending against the Company, any Company Subsidiary or any member of the Company Group, for any alleged Tax deficiency, and the Company has no Knowledge of any threatened claims or assessments against the Company, any Company Subsidiary or any member of the Company Group for any alleged Tax deficiency, which in either case if upheld could, individually or in the aggregate, have a Company Material Adverse Effect; (iv) to the Knowledge of the Company, no issues have been raised in any audit or tax examination of the Company, any Company Subsidiary or any member of the Company Group which, if determined adversely, would be reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect; (v) there are no Liens for Taxes on any asset of the Company, except for Liens for Taxes not yet due and payable and Liens for Taxes that would not be reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect; and (vi) the Company, each Company Subsidiary and each member of the Company Group has complied in all respects with all rules and regulations relating to the withholding of Taxes (including employee-related Taxes), except for failures to comply that would not be reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect (vii) the Company is the common parent of an affiliated group of corporations filing consolidated federal income tax returns; and (viii) neither the Company nor any Company Subsidiary has, or at the Effective Time will have, in effect a consent under Section 341(f) of the Code.

(b)  (i) to the Company’s Knowledge, no taxing authority in any jurisdiction where the Company does not file Tax Returns has made a claim, assertion, or threat that the Company, any Company Subsidiary or any member of the Company Group is or may be subject to Tax in such jurisdiction and (ii) neither the Company, any Company Subsidiary, nor any member of the Company Group has agreed to any adjustment under Section 481(a) of the Code (or analogous provisions of state, local or foreign law), as a result of a change of accounting method or otherwise, or has disposed of any assets under the installment method pursuant to Section 453 of the Code, if such adjustment or disposition would require the inclusion of a material amount in income after the Effective Time.

(c)  The statutes of limitations for the federal income Tax Returns of the Company, any Company Subsidiary and any member of the Company Group have expired or otherwise have been closed for all taxable periods ending on or before December 31, 1998.

For purposes of this Agreement, (i) ”Tax” or “Taxes” means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, any liability for taxes, levies or other like assessments, charges or fees of another person pursuant to Treasury Regulation Section 1.1502-6 or any similar or analogous provision of applicable law or otherwise (including as a transferee or under a tax sharing or other agreement) and such term shall include any interest, penalties or additions to tax attributable to such taxes, levies or other like assessments, charges or fees and (ii) ”Tax Return” means any report, return, statement, declaration or other written information required to be supplied to a taxing or other Governmental Authority in connection with Taxes.

SECTION 2.17    Takeover Statutes.

The Board of Directors of the Company and the Special Committee of the Board of Directors have taken all appropriate and necessary action to render any anti-takeover statute or regulation, including Section 203 of the DGCL (each, a “Takeover Statute”) inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.

SECTION 2.18    Business Operations.

Schedule 2.18 of the Company Disclosure Schedule sets forth a true and complete list of all assisted living and skilled nursing facilities operated by the Company and the Company Subsidiaries. Neither the Company nor any Company Subsidiary operates any facilities other than those facilities listed on Schedule 2.18 of the Company Disclosure Schedule.

SECTION 2.19    Environmental Matters.

(a)  Except as would not be reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect:

(i)  Each of the Company and the Company Subsidiaries (y) is, and at all times has been, in compliance with all applicable Environmental Laws, and (z) has obtained, and is in compliance with, all permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws (“Environmental Permits”), and has made all appropriate filings for issuance or renewal of such Environmental Permits.

(ii)  There is no contamination of, and there have been no releases or, to the Knowledge of the Company, threatened releases of Hazardous Materials at the Facilities or any real property formerly owned, leased or operated by the Company or the Company Subsidiaries (or any of their respective predecessors).

(iii)  There are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans that are reasonably likely to (y) interfere with or prevent continued compliance by the Company or the Company’s Subsidiaries with

Environmental Laws and the requirements of Environmental Permits or (z) to the Company’s Knowledge, give rise to any liability or other obligation under any Environmental Laws.

(iv)  Neither the Facilities, nor any property formerly owned, leased, or operated by the Company or the Company Subsidiaries, nor to the Company’s Knowledge, any site at or to which the Company or the Company Subsidiaries have disposed of, transported, or arranged for the transportation of, any Hazardous Materials, has been listed on, or, to the Company’s Knowledge, proposed for listing on, the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System list, or any comparable state list of properties to be investigated and/or remediated, nor has such disposal, transportation or arrangement been conducted in violation of Environmental Law.

(b)  There are no written, or, to the Knowledge of the Company, oral, claims or notices (including, in each case, claims or notices that the Company, the Company Subsidiaries or any of their respective predecessors or any person whose liability has been retained or assumed contractually by the Company are or may be a potentially responsible person or otherwise liable in connection with any site or other location containing Hazardous Materials or used for the storage, handling, treatment, processing, disposal, generation or transportation of Hazardous Materials), civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or, to the Knowledge of the Company, threatened that are based on or related to any Environmental Matters relating to the business of the Company or the Company Subsidiaries.

(c)  The Company has delivered to Purchaser true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Company or any Company Subsidiary pertaining to Environmental Matters.

(d)  For the purposes of this Agreement, the following terms shall have the meanings indicated:

“Environmental Laws” means any foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy relating to Environmental Matters, all indemnity agreements and other contractual obligations (including leases, asset purchase and merger agreements) relating to Environmental Matters, and all applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters.

“Environmental Matter” means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Materials into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Materials.

“Facilities” means all real property owned, leased, or operated by the Company or any Company Subsidiary and any buildings, facilities, leasehold and other improvements, fixtures, and structures located on, in, under, or above the real property of the Company or any Company Subsidiary.

“Hazardous Materials” means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, natural or man-made elements or forces (including petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials, polychlorinated biphenyls (“PCBs“) and PCB-containing equipment, radon and other radioactive elements, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by, or may form the basis of liability under, any Environmental Laws.

SECTION 2.20    Property.

(a)  The Company or the Company Subsidiaries have good and marketable title to all of the assets and properties (other than real property) which they purport to own (including those reflected in the financial statements contained in the Securities Filings (or incorporated therein by reference), except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since the date of such financial statements), in each case, free and clear of all Liens other than (i) chattel mortgages, capital leases and similar purchase money liens imposed in the ordinary course of business of the Company consistent with past practice, (ii) Liens granted pursuant to mortgages and deeds of trust of record encumbering the Owned Properties which mortgages and deeds of trusts (x) are Permitted Encumbrances with respect to such Owned Properties and (y) do not individually or in the aggregate, prevent, materially restrict or otherwise materially adversely affect the use of such assets and property as is necessary for the conduct of the businesses of the Company or the Company Subsidiaries, as applicable, as they have been or presently are proposed to be conducted, and (iii) Liens granted pursuant to the Leased Property Leases (as defined below) to the respective lessors thereunder.

(b)  Schedule 2.20(b) of the Company Disclosure Schedule sets forth a list of all real property owned, leased, or occupied by the Company and the Company Subsidiaries as of the date hereof.

(c)  As to the parcels of real property purported to be owned in fee by the Company or any Company Subsidiary (the “Owned Properties”).

(i)  The Company and the Company Subsidiaries have good and marketable fee title to the Owned Properties, subject only to Permitted Encumbrances, which Permitted Encumbrances do not, individually or in the aggregate, prevent, materially restrict or otherwise materially adversely affect the use of the Owned Properties as is necessary for the conduct of the businesses of the Company or the Company Subsidiaries, as applicable, as they have been or presently are proposed to be conducted.

(ii)  There are no options, rights of first refusal or first offer or contracts of sale affecting the Owned Properties.

(iii)  The Owned Properties are not in violation of applicable Laws that could materially adversely affect the use of the Owned Properties nor has the Company or any Company Subsidiary received any written notice of a violation of any Law relating to the Owned Properties.

(iv)  There is no pending or, to the Knowledge of the Company, threatened condemnation of all or any portion of the Owned Properties.

(v)  All existing utilities required for the use, operation and maintenance of the Owned Properties are adequate, in all material respects, for such current use, operation and maintenance.

(vi)  The Company or a Company Subsidiary is in possession of the Owned Properties and there are no leases, tenancies or other occupancies affecting the Owned Properties other than the Resident Leases (as defined below) and Permitted Commercial Leases (as defined below).

(vii)  To the Knowledge of the Company, there are no material latent defects or material adverse physical conditions affecting the improvements located on the Owned Properties.

(viii)  The Company or a Company Subsidiary has rights of egress and access to the Owned Properties reasonably necessary for the conduct of the business thereon.

(ix)  American Land Title Association policies of title insurance (or marked title insurance commitments having the same force and effect as title insurance policies) have been issued by national title insurance companies insuring the fee simple title of the Company or the Company Subsidiaries, as applicable, to each of the Owned Properties in the matters set forth therein (the “Owned Title Policies”), and, to the Knowledge of the Company, such Owned Title Policies are valid and in full force and effect and no claim has been made under any such policy. The Company has delivered to Purchaser true and complete copies of all Owned Title Policies and of the most recent surveys of the Owned Properties, and true and complete copies of all material exceptions referenced in such policies and the most recent title reports for and surveys of each of the Owned Properties.

(d)  As to the real property leased by the Company or the Company Subsidiaries, as lessee (the “Leased Properties”):

(i)  The Company and the Company Subsidiaries have valid and subsisting leasehold estates in the Leased Properties pursuant to the Leased Property Leases.

(ii)  There is no notice of termination or notice of default that has been received from the lessor in writing under any of the Leased Property Leases, and, to the Knowledge of the Company, no event has occurred which, with notice and lapse of time, would constitute a default under any of the Leased Property Leases.

(iii)  Neither the Company nor any Company Subsidiary has assigned, transferred, conveyed, mortgaged or encumbered any interest in the Leased Properties or any of the Leased Property Leases.

(iv)  The Leased Properties have all Company Permits required in connection with the operation and maintenance thereof and have been operated and maintained in all material respects in accordance with applicable Laws.

(v)  The Leased Properties are supplied with utilities and other services reasonably necessary in all material respects for the operation and maintenance thereof.

(vi)  There are rights of access for egress and ingress to each of the Leased Properties reasonably necessary for the conduct of business of the Company or the Company Subsidiaries, as applicable, as presently conducted.

(vii)  The Company or a Company Subsidiary is in possession of each of the Leased Properties.

(viii)  To the Knowledge of the Company, there are no material latent defects or material adverse physical conditions affecting the improvements located on the Leased Properties.

(ix)  The Leased Properties are not in violation of applicable Laws that could materially adversely affect the use of a Leased Property nor has the Company or any Company Subsidiary received any written notice of a violation of any Law relating to the Leased Properties.

(x)  American Land Title Association policies of title insurance (or marked title insurance commitments having the same force and effect as title insurance policies) have been issued by national title insurance companies insuring the leasehold estate of the Company or the Company Subsidiaries, as applicable, to each of the Leased Properties in the matters set forth therein (the “Leased Title Policies”), and, to the Company’s Knowledge, the Title Policies are valid and in full force and effect and no claim has been made under any such policy. The Company has delivered to Purchaser true and complete copies of all Leased Title Policies and of the most recent surveys of the Leased Properties, and true and complete copies of all material exceptions referenced in such policies and the most recent title reports for and surveys of each of the Leased Properties.

(e)  All property and assets owned or utilized by the Company or the Company Subsidiaries, as applicable, are in satisfactory operating condition and repair (except for ordinary wear and tear), free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the business of the Company or the Company Subsidiaries, as applicable, as presently conducted. All buildings, plants and other structures owned or otherwise utilized by the Company are in good condition and repair (except for ordinary wear and tear).

(f)  As used herein, the following terms shall have the following meanings:

(i)  “Permitted Encumbrances” means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Code or by ERISA, any such Lien relating to or imposed in connection with any Environmental Claim):

(A)  Liens for taxes, assessments or other similar governmental charges not yet due and payable;

(B)  Liens of record as of the date of this Agreement in the official records of the state and county of the location of the real property in question;

(C)  statutory Liens of mechanics and materialmen incurred in the ordinary course of business (a) for amounts not yet due and payable or (b) for amounts that are past due provided that (x) the same are being contested by appropriate proceedings in good faith and in compliance with the requirements of any applicable lenders or other creditors, (y) such reserves or other appropriate provision, if any, for any such contested amounts as shall be required by GAAP shall have been reflected on the most recent consolidated balance sheet of the Company included in the Securities Filings filed prior to the date of this Agreement and (z) such Liens do not have and are not reasonably likely to have, individually or in the aggregate, a material adverse affect on the ownership, operation, maintenance, repair or leasing of the property in question by the Company or the applicable Company Subsidiary or the conduct of business thereon or therefrom by the Company or the applicable Company Subsidiary;

(D)  any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(E)  (y) leases or subleases granted to residents of the senior living facility operated on the property in question in the ordinary conduct of the business of Company or the applicable Company Subsidiary (the “Resident Leases”) and (z) leases or subleases listed on Schedule 2.20(f)(i)(E)(z) of the Company Disclosure Schedule, all of which leases and subleases are for commercial space at the property in question, have been entered into in the ordinary course of business on arm’s length terms and conditions and are ancillary or incidental to the operation of the property in question as a senior residence facility (“Permitted Commercial Leases”);

(F)  Liens in favor of the Purchaser; and

(G)  Liens existing upon property acquired after the date hereof by the Company or any Company Subsidiary, which Liens are expressly approved in writing by Purchaser.

(ii)  “Leased Property Leases” means the leases and related agreements and instruments listed on Schedule 2.20(f)(ii) of the Company Disclosure Schedule pursuant to which the Company or a Company Subsidiary, as applicable, holds a leasehold estate in the applicable Leased Property identified on such Schedule. The Company hereby represents and warrants that such Schedule is a true, accurate and complete list of all of the leases and related agreements and instruments pursuant to which the Company or a Company Subsidiary, as applicable, holds a leasehold estate in the Leased Properties and that there exist no such leases, related agreements or instruments relating to any Leased Property which are not listed on such Schedule.

SECTION 2.21    Intellectual Property.

Schedule 2.21 of the Company Disclosure Schedule lists all material applications and registrations for patents, trademarks and copyrights owned by the Company or any Company Subsidiary, and all material licenses or other agreements concerning Intellectual Property to which the Company is a party. Except as would not be reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect, (i) the Company or a Company Subsidiary owns or has the right to use all Intellectual Property necessary to conduct its business as presently conducted, free and clear of all Liens, (ii) the Company’s and the Company Subsidiaries’ owned Intellectual Property or use of any Intellectual Property does not, to the Company’s Knowledge, infringe the Intellectual Property of any third party, (iii) there are no pending, or to the Company’s Knowledge, threatened actions or litigation against the Company or any Company Subsidiary challenging its ownership or use of any Intellectual Property owned or used by the Company or any Company Subsidiary, and (iv) to the Knowledge of the Company, no Intellectual Property owned by the Company or any Company Subsidiary is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of registrations for such Intellectual Property. As used in this Agreement, the term “Intellectual Property” means (a) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (b) all copyrightable works, all copyrights, all rights to database information, and all applications, registrations, and renewals in connection therewith, (c) all mask works and all applications, registrations, and renewals in connection therewith and (d) all trade secrets and proprietary business information. Notwithstanding any other provision of this Agreement to the contrary, this Section 2.21 sets forth the Company’s only representations with respect to the Company’s Intellectual Property.

SECTION 2.22    Labor Relations.

(a)  To the Knowledge of the Company, there is no charge pending or threatened against the Company or any Company Subsidiary alleging, with respect to any employee or employees of the Company or any Company Subsidiary, any violation of any statute or regulation relating to employment and employment practices, or any violation of any collective bargaining agreement, any unlawful discrimination in employment practices or any unfair labor practices before any court, agency or other judicial or arbitral body, except for any such violations that would not be reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect.

(b)  There are no labor strikes and, to the Knowledge of the Company, there are no pending or threatened union organizing efforts, labor strikes, disputes, slow-downs or work stoppages actually pending or threatened against the Company or any Company Subsidiary.

(c)  No employees of the Company or any Company Subsidiary are covered by any collective bargaining agreement with respect to their employment with the Company or any Company Subsidiary, and no collective bargaining agreement or other labor union agreement for employees of the Company or any Company Subsidiary with respect to their employment with the Company or any Company Subsidiary is currently being negotiated or pending negotiation by the Company or any Company Subsidiaries.

(d)  There has been no concerted work stoppage with respect to the business activities of the Company or any Company Subsidiary during the last three years.

(e)  To the Knowledge of the Company, there is no complaint against the Company or any Company Subsidiary issued by or pending before the National Labor Relations Board, except for any such complaints that would not be reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 2.23    Insurance.

The Company and the Company Subsidiaries maintain in force insurance policies and bonds in such amounts and against such liabilities and hazards as are consistent with industry practice. Schedule 2.23 of the Company Disclosure Schedule sets forth a complete list of all material insurance policies maintained by the Company or the Company Subsidiaries, including the names of the carriers of such insurance policies and the expiration dates and retention terms thereof. To the Knowledge of the Company, neither the Company nor any Company Subsidiary is liable or has received notice that it will become liable for any retroactive premium adjustment not reflected in the financial statements contained in the Securities Filings or otherwise provided for as set forth on Schedule 2.23 of the Company Disclosure Schedule. All policies maintained by the Company or the Company Subsidiaries are valid and enforceable and in full force and effect (except as the enforceability of any such policy may be limited by the insurer’s bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles), all premiums owing in respect thereof have been timely paid, and neither the Company nor any Company Subsidiary has received any notice of premium increase or cancellation with respect to any of its insurance policies or bonds. There are no claims pending with respect to insurance policies maintained by the Company or the Company Subsidiaries as to which the insurer has denied liability or is reserving its rights, and all claims have been timely and properly filed. Schedule 2.23 of the Company Disclosure Schedule sets forth a complete list of all claims pending under the insurance policies maintained by the Company or the Company Subsidiaries as of the date hereof. Within the last three years, neither the Company nor any Company Subsidiary has been refused any insurance coverage sought or applied for, and the Company has no reason to believe that its or the Company Subsidiaries’ existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought. There are no pending or, to the Knowledge of the Company, threatened terminations or premium increases for the current policy period with respect to any of such policies or bonds. To the Knowledge of the Company, there is no condition or circumstance applicable to the Company which could result in such termination or increase, and the Company is in compliance with all conditions contained in such policies or bonds.

SECTION 2.24    Conflicts of Interest.

No officer, director, or, to the Knowledge of the Company, any employee of the Company has or, to the Knowledge of the Company, claims to have (i) any direct or indirect ownership or leasehold interest (other than through ownership of Company Shares, Stock Options or securities registered under Section 12 of the Exchange Act or in respect of which filings are made with the Commission pursuant to Section 15(d) of the Exchange Act) in the property, real or personal, tangible or intangible, owned or used by the Company or any Company Subsidiary or (ii) any contract, commitment or arrangement with the Company not generally available to all employees except for employment agreements, Stock Option agreements or Benefit Plans.

SECTION 2.25    Fairness Opinion.

The Special Committee has received from Cohen & Steers Capital Advisors LLC an opinion to the effect that the Merger Consideration is fair to the holders of the Common Shares (other than Purchaser and its affiliates) from a financial point of view, a copy of which has been delivered to Purchaser for informational purposes. Cohen & Steers Capital Advisors LLC has agreed to the inclusion of, and reference to, such opinion in all filings made with the Commission and all materials to be submitted to stockholders of the Company in connection with the Merger and the other transactions contemplated by this Agreement, subject only to their consent to any description of their opinion contained in such filings or materials, which consent shall not to be unreasonably withheld or delayed.

SECTION 2.26    Accuracy of Information.

(a)  No representation or warranty of the Company contained in this Agreement nor any statement made in the Company Disclosure Schedule contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they are made, not materially false or misleading.

(b)  All documents that the Company or any Company Subsidiary or any officer or director thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply in all material respects with the provisions of applicable law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

The Purchaser hereby represents and warrants to the Company as follows:

SECTION 3.1    Organization and Good Standing and Power.

Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Purchaser and Merger Sub is qualified or licensed to do business as a foreign corporation or foreign limited liability company, as applicable, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Purchaser

Material Adverse Effect. As used in this Agreement, the term “Purchaser Material Adverse Effect” means any change, effect, circumstance or event that is or is reasonably likely to materially adversely affect the ability of Purchaser to perform its obligations under this Agreement or timely consummate the Merger or the other transactions contemplated by this Agreement. Purchaser has, prior to the date of this Agreement, furnished or otherwise made available to the Company complete and correct copies of the charter and bylaws of Merger Sub, each as amended and in full force and effect as of the date of this Agreement. Since the date of its formation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

SECTION 3.2    Authorization; Binding Agreement; Non-Contravention.

Purchaser and Merger Sub have all requisite limited liability company or corporate, as applicable, power and limited liability company or corporate, as applicable, authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. This Agreement, the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by the necessary limited liability company or corporate actions and no other proceedings on behalf of Purchaser or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement other than the filing of the Certificate of Merger in accordance with the DGCL. This Agreement has been duly and validly executed and delivered by Purchaser and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company and the other parties hereto, constitutes the legal, valid and binding agreement of Purchaser and Merger Sub, enforceable against Purchaser and Merger Sub in accordance with its terms except as enforceability thereof may be limited by creditors rights generally or by general principals of equity.

SECTION 3.3    Governmental Approvals.

No Consent from or with any Governmental Authority on the part of Purchaser or any of its Subsidiaries or Merger Sub is required in connection with the execution, delivery or performance by each of Purchaser or Merger Sub of this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL, (ii) filings with the Commission, the AMEX and state securities laws administrators, (iii) Consents from or with Governmental Authorities set forth in Schedule 2.5 of the Company Disclosure Schedule (“Purchaser Regulatory Consents”) and (iv) those other Consents that, if not obtained or made, would not have a Purchaser Material Adverse Effect.

SECTION 3.4    No Violations.

The execution, delivery and performance by Purchaser and Merger Sub of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement by Purchaser and Merger Sub and compliance by Purchaser and Merger Sub with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the organizational documents of Purchaser or Merger Sub, (ii) require any Consent under, result in a violation or breach of any material obligation to which Purchaser or Merger Sub is a party constitute or result in a default under, or result in the creation of any Lien on any asset of Purchaser under, any contract of Purchaser, where such default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Purchaser Material Adverse Effect, or, (iii) assuming compliance with the matters referred to in Section 3.3 and subject to the receipt of the Company Stockholder Approval, conflict with or violate any applicable provision of any Law currently in effect to which Purchaser or Merger Sub is subject that would have a Purchaser Material Adverse Effect.

SECTION 3.5    Accuracy of Information.

(a)  No representation or warranty of Purchaser or Merger Sub contained in this Agreement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which made, not materially false or misleading.

(b)  All documents that Purchaser or any officer or director thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply in all material respects with the provisions of applicable Law.

SECTION 3.6    Sufficient Funds.

As of the date hereof, Purchaser and/or an affiliate thereof has received, and has delivered to the Company a true, complete and correct copy of, an executed commitment letter from certain lenders committing such lenders to provide financing and/or an executed loan agreement (together, the “Funding Documents”), pursuant to which sufficient cash funds will be available to pay the Merger Consideration payable in respect of each Common Share (for which Merger Consideration is payable hereunder), subject to the terms and conditions set forth therein. As of the date of this Agreement, the Funding Documents are in full force and effect and have not been withdrawn or terminated and, to the Knowledge of Purchaser, there is no fact, occurrence or condition that has occurred prior to or as of the date hereof that would cause the Funding Documents to be terminated or ineffective or that is otherwise reasonably likely to result in the financing thereunder being unavailable. The parties acknowledge and agree that, subject to Purchaser’s right in Section 1.1(b) of this Agreement to elect not to consummate the Merger under the circumstances and subject to the provisions contained in such Section 1.1(b), the obligations of Purchaser and Merger Sub to consummate the Merger and pay the Merger Consideration are not conditioned upon Purchaser’s or Merger Sub’s ability to obtain financing pursuant to the Funding Documents or otherwise, it being understood and agreed that the only conditions to such obligations of Purchaser and Merger Sub are those expressly set forth in Section 7.1 and Section 7.3 of this Agreement; provided, however, that the sole right and remedy available to the Company in the event that Purchaser and Merger Sub do not obtain such financing and/or sufficient cash funds are unavailable to pay the Merger Consideration payable in respect of each Common Share (for which Merger Consideration is payable hereunder) is the right of the Company to terminate this Agreement under the circumstances set forth in Section 8.1(h) and to be paid the Company Expenses and two times the amount of the Termination Fee under the circumstances set forth in Section 8.2. “Knowledge” (or words of similar import) as used with respect to Purchaser means those facts that are actually known by John A. Moore, Robert C. Larson or Marjorie L. Reifenberg after due inquiry.

SECTION 3.7    Merger Sub.

All of the outstanding shares of capital stock of Merger Sub are duly authorized, validly issued and outstanding, fully paid and nonassessable and owned by Purchaser.

ARTICLE IV

COVENANTS OF THE COMPANY

The Company covenants and agrees as follows:

SECTION 4.1    Conduct of Business.

Except as expressly provided in this Agreement or as set forth in the Company Disclosure Schedule, unless the prior written consent of Purchaser has been obtained, which consent shall be deemed given if Purchaser has not provided notice of objection within five (5) business days of receipt by the Purchaser of the Company’s consent request in writing, during the period from the date of this Agreement to the earlier of the Effective Time or termination of this Agreement, the Company shall in all material respects conduct its businesses in the ordinary and usual course and consistent with past practice, subject to the limitations contained in this Agreement and the Company shall use commercially reasonable efforts to preserve intact its business organizations, to keep available the services of its officers, agents and employees and to maintain satisfactory relationships with all persons with whom it does business. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or disclosed in the Company Disclosure Schedule, from the date of this Agreement until the earlier of the Effective Time or termination of this Agreement, unless required by applicable Law, the Company will not, nor will it permit or authorize any Company Subsidiary to:

(i)  amend or propose to amend the Certificate of Incorporation, or Bylaws or the organizational documents of the Company Subsidiaries;

(ii)  authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of the Company or the Company Subsidiaries including any securities convertible into or exchangeable for shares of capital stock of any class of the Company or the Company Subsidiaries, except for the issuance of Common Shares pursuant to the exercise of the LFSRI Warrant or the exercise of the Stock Options outstanding on the date of this Agreement as disclosed in Schedule 2.15 of the Company Disclosure Schedule in accordance with the present terms of the Benefit Plans relating to such Stock Options;

(iii)  split, combine or reclassify any shares of its capital stock or other securities or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or other securities, other than dividends or distributions to the Company, or redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities;

(iv)  (a) create, incur, or assume any Indebtedness other than loans by the Company to a wholly-owned Company Subsidiary or by a wholly-owned Company Subsidiary to the Company; (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any Person; (c) make any capital expenditures, other than in accordance with its capital expenditures budget set forth in Schedule 4.1(iv) of the Company Disclosure Schedule (provided that the aggregate capital expenditures made and agreed or committed to be made by the Company and the Company Subsidiaries after the date hereof shall not at any time exceed $610,000 times the number of calendar months then elapsed since the date hereof) or make any loans, advances or capital contributions to, or investments in, any other Person (other than for customary travel, relocation or businesses advances or loans to employees in each case in accordance with applicable Law and in the ordinary course of business consistent with past practice); (d) acquire or agree to acquire by merging or consolidating with, or by purchasing, or by any other manner, (i) any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof, or (ii) any assets, except in the ordinary and usual course of business consistent with past practice; provided that such assets acquired in the ordinary and usual course of business would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries taken as a whole; or (e) divest, sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to divest, sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets, businesses or properties, of assets other than transfers of assets in the ordinary and usual course of business consistent with past practice; provided that, such assets transferred in the ordinary and usual course of business are not, individually or in the aggregate, material to the Company and the Company Subsidiaries taken as a whole. For purposes of this Agreement, “Indebtedness” means (A) all obligations for borrowed money, or with respect to deposits or advances of any kind (other than nonrefundable customer deposits), (B) all obligations evidenced by bonds, debentures, notes or similar instruments, (C) all obligations under conditional sale or other title retention agreements (D) all obligations issued or assumed as the deferred purchase price of property or services (excluding obligations to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business), (E) all capitalized lease obligations, (F) all obligations under interest rate or currency hedging or swap transactions (valued at the termination value thereof), (G) all performance bonds or letters of credit, (H) all guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other person, (I) all operating leases, and (J) all performance guarantees;

(v)  except as required by law or contract in effect as of the date of this Agreement and listed on Schedule 2.15 of the Company Disclosure Schedule, increase in any respect the salary, compensation or benefits of any of its officers or employees (other than increases in salary in the ordinary course of business consistent with past practice to any officer or employee with an annual salary that does not exceed $125,000) or enter into, establish, grant, award, amend, accelerate or terminate any employment, consulting, retention, management continuity, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement (or awards thereunder) with, for or in respect of, any stockholder, officer, director, other employee, agent, consultant or affiliate;

(vi)  enter into any material lease, or amend any material lease, of real property, other than leases with residents of the assisted or independent living facilities or skilled nursing facilities operated by the Company or any of the Company Subsidiaries in the ordinary course of business consistent with past practice;

(vii)  make or rescind any express or deemed election relating to Taxes;

(viii)  settle or compromise any material Tax liability or agree to an extension of a statute of limitations with respect to the assessment or determination of Taxes;

(ix)  file or cause to be filed any amended Tax Return with respect to the Company or file or cause to be filed any claim for refund of Taxes paid by or on behalf of the Company;

(x)  prepare or file any Tax Return inconsistent with past practice in preparing or filing similar Tax Returns in prior periods or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

(xi)  make any material change to its accounting methods, principles or practices, except as may be required by GAAP;

(xii)  pay, discharge, or satisfy any material (on a consolidated basis for the Company taken as a whole) claim, liability, or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise);

(xiii)  adopt any plan, enter into any agreement or take any action that would have the effect of impairing or delaying the completion of the Merger and the other transactions contemplated by this Agreement;

(xiv)  enter into any settlement agreement or consent to any judgment with respect to any Litigation or claim (whether pending or threatened) if such settlement or judgment involves payment or receipt of amounts, or delivery of value, exceeding $100,000; or

(xv)  enter into, modify or amend in any material respect, or terminate, any Significant Contract;

(xvi)  amend the Rights Agreement, redeem the rights thereunder or exempt any person or entity from, the Rights Agreement; or

(xvii)  authorize, or commit or agree to take (or fail to take), any of the foregoing actions with respect to itself or the Company Subsidiaries.

SECTION 4.2    Access and Information.

Between the date of this Agreement and the Effective Time, the Company shall give (and shall direct its financial advisors, accountants and legal counsel to give, upon reasonable notice) Purchaser, its lenders, financial advisors, accountants and legal counsel and its respective authorized representatives at reasonable times with reasonable notice access to all offices and other facilities (including to conduct reasonable inspections) and to all contracts, agreements, commitments, Tax Returns (and supporting schedules), books and records of or pertaining to the Company and the Company Subsidiaries will cause its officers promptly to furnish Purchaser with (a) such financial and operating data and other information with respect to the business and properties of the Company and the Company Subsidiaries as Purchaser may from time to time reasonably request and (b) a copy of each material report, schedule and other document filed or received by the Company and the Company Subsidiaries in accordance with the rules and regulations of the Commission, other applicable Law or the requirements of the AMEX. In the event that the foregoing access is subject to restrictions contained in confidentiality agreements to which the Company is a party, the Company shall use commercially reasonable efforts to obtain waivers of such restrictions. To the extent reasonably requested by Purchaser, the Company shall, and shall cause its officers to cooperate with Purchaser in connection with any due diligence investigation or preparation of any syndication materials by Purchaser’s financing sources in connection with the obtaining of financing for the payment of the Merger Consideration and the completion of the Merger and the other transactions contemplated by this Agreement.

SECTION 4.3    Recommendation; Stockholder Approval.

The Board of Directors of the Company and the Special Committee (i) shall recommend to the stockholders of the Company that such stockholders approve this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) shall use their respective commercially reasonable efforts to solicit and obtain approval and adoption of this Agreement and the Merger by holders of a majority of the outstanding Common Shares (the “Company Stockholder Approval”) of this Agreement, the Merger and the other transactions contemplated by this Agreement; provided that, subject to Section 4.4 of this Agreement, the Board of Directors of the Company or the Special Committee may withdraw, modify or change such recommendation of this Agreement, the Merger and the other transactions contemplated by this Agreement if and only if they have determined in good faith, based on such matters as they deem relevant and after receiving advice from outside legal counsel, that the failure to withdraw, modify or change their recommendation of this Agreement, the Merger and the other transactions contemplated by this Agreement would be reasonably likely to result in a breach of their fiduciary duties under applicable Law. Unless this Agreement shall have been terminated prior to the Company Stockholders Meeting in accordance with Section 8.1 hereof, whether or not the Special Committee or the Board of Directors of the Company has withdrawn, modified or changed their recommendations of this Agreement or the transactions contemplated by this Agreement, the Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) as soon as practicable after the date hereof for the purpose of approving and adopting this Agreement and the Merger and the transactions contemplated by this Agreement and for such other purposes as may be consented to by Purchaser and the Company in connection with effectuating the Merger and the other transactions contemplated by this Agreement.

SECTION 4.4    No Solicitation.

(a)  Neither the Company, any Company Subsidiary nor any of their respective officers, directors, accountants, counsel, investment bankers or financial advisors (collectively, “Representatives”) shall, nor shall the Company or any Company Subsidiary authorize any of its Representatives, agents, or affiliates, or authorize or encourage any of its employees, to (i) directly or indirectly, initiate, solicit or encourage, or take any action to facilitate the making of, any Takeover Proposal, or (ii) directly or indirectly engage in any discussions or negotiations with, or provide any information or data to, or afford any access to the properties, books or records of the Company or any Company Subsidiary to, or otherwise assist, facilitate or encourage, any person (other than Purchaser or any affiliate or associate thereof) relating to any Takeover Proposal, or (iii) approve or enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Takeover Proposal; provided, however, that at any time prior to the Company Stockholders Meeting, the Company may, in response to a bona fide written Takeover Proposal that is reasonably likely to result in a Superior Proposal and which was not solicited in violation of this Section 4.4(a), and subject to providing Purchaser reasonable advance written notice of its decision to take such action (x) furnish information with respect to the Company to any person making such Takeover Proposal pursuant to a customary confidentiality agreement and (y) participate in discussions and negotiations regarding such Takeover Proposal but, in each case, only if the Special Committee determines, after receiving the advice of its outside counsel, that failure to furnish such information or to participate in such discussions or negotiations is reasonably likely to result in a breach of the fiduciary duties of the Special Committee or the Board of Directors of the Company under applicable Law.

(b)  The Company and its Representatives shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any other Persons conducted heretofore with respect to any Takeover Proposal, provided, however, that such discussions may be reinstated if the criteria under Section 4.4(a) are met.

For purposes of this Agreement, a “Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Purchaser) relating to (i) any direct or indirect acquisition or purchase of a business that constitutes twenty percent (20%) or more of the net revenues or assets of the Company, taken as a whole, or any direct or indirect acquisition or purchase of Common Shares that would result in a Person or group owning ten percent (10%) or more of the Common Shares or voting power (or of securities or rights convertible into or exercisable for such Common Shares or voting power) of the Company, (ii) any tender offer or exchange offer or other acquisition or series of acquisitions of Common Shares that if consummated would result in any Person or group beneficially owning ten percent (10%) or more of the Common Shares or voting power (or of securities or rights convertible into or exercisable for such Common Shares or voting power) of the Company, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Company Subsidiaries that constitutes twenty percent (20%) or more of the net revenues or assets of the Company and the Company Subsidiaries taken as a whole, in each case other than the transactions contemplated by this Agreement. Each of the transactions referred to in clauses (i), (ii) and (iii) of the foregoing definition of Takeover Proposal, other than the Merger proposed by this Agreement, is referred to herein as an “Acquisition Transaction.”

For purposes of this Agreement, a “Superior Proposal” means any bona fide written offer made by a third party to enter into an Acquisition Transaction (substituting eighty percent (80%) for the reference to twenty percent (20%) in clause (i) of the immediately preceding paragraph, one hundred percent (100%) for the reference to twenty percent (20%) in clause (iii) of the immediately preceding paragraph and one hundred percent (100%) for each reference to ten percent (10%) in the immediately preceding paragraph), pursuant to which all holders of Common Shares would be given the opportunity to receive the same consideration for their Common Shares, that the Special Committee determines in its good faith judgment (based on the advice of its financial advisors), (x) after considering any proposed modifications to this Agreement made by Purchaser, is more favorable to the Company’s stockholders (other than the Purchaser) from a financial point of view than those terms contained herein (as such terms may be proposed to be modified by the Purchaser) and (y) is reasonably likely to be consummated on a timely basis.

(c)  Prior to the Special Committee, the Board of Directors or the Company accepting a Superior Proposal or, in connection with a Takeover Proposal, to withdrawing, modifying, or changing in a manner adverse to Purchaser or Merger Sub, the Special Committee or Board of Directors’ approval or recommendation of the Merger and this Agreement, the Company shall give Purchaser five business days notice of the Special Committee, Board of Directors or the Company’s intention to accept a Superior Proposal or to withdraw, modify or change its approval or recommendation, which notice shall include the identity of the person making such Superior Proposal or Takeover Proposal, as applicable, and the material terms of such Superior Proposal or Takeover Proposal, and the Company shall provide Purchaser during such five business day period the opportunity to propose modifications to the terms of this Agreement.

(d)  Nothing contained in this Agreement shall prohibit the Board of Directors of the Company or the Special Committee from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2 under the Exchange Act or from making any other disclosure to its stockholders if, in the good faith judgment of the Board of Directors of the Company or the Special Committee, after consultation with counsel, failure to so disclose would be reasonably likely to be inconsistent with their respective obligations under applicable Law.

SECTION 4.5    Commission and Stockholder Filings; Other Reports.

The Company shall send to Purchaser a copy of all public reports and materials as and when it sends the same to its stockholders, the Commission, the AMEX or any securities exchange or any state or foreign securities commission. The Company shall send to Purchaser a copy of all communications with banks, trustees under any indentures or other debt instruments and rating agencies as and when it sends such communications to such parties.

SECTION    4.6 Takeover Statutes; Rights Plan.

(a)  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement (or to a subsequent business combination between the Purchaser, the Surviving Corporation or their respective affiliates, on the one hand, and any Company Public Subsidiary, on the other hand), the Company, the Special Committee, the Purchaser and Merger Sub and their respective Boards of Directors, subject to compliance with its Board of Directors’ fiduciary duties, will grant (or the Company will ensure that the governing body of such Company Public Subsidiary, as applicable, will grant subject to compliance with its fiduciary duties) such approvals and will take such other actions as are necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby (or any such subsequent business combination) and, subject to compliance with such Board of Directors’ fiduciary duties, will otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger and the other transactions contemplated by this Agreement (or any such subsequent business combination).

(b)  The Company shall take all action necessary to amend the Rights Agreement, effective no later than five business days after the date hereof, to provide that, from the date of such amendment until the termination of this Agreement, for purposes of determining whether a “Distribution Date,” a “Shares Acquisition Date” or a “Trigger Event” has occurred or whether Purchaser, any of its affiliates or associates or any of the directors, officers or employees of the Company or the Company Subsidiaries is an “Acquiring Person,” without otherwise limiting the terms of the Rights Agreement, neither the Purchaser nor any of its affiliates or associates shall be deemed to beneficially own the Common Shares beneficially owned by any of the officers, directors or employees of the Company or the Company Subsidiaries (by virtue of any equity or employment agreements, arrangements or understandings involving such parties and relating to the periods after the Closing or any other agreement, arrangement or understanding approved by the Board of Directors or Special Committee), and such officers, and directors and employee shall not be deemed to beneficially own the Common Shares beneficially owned by any other officer, director or employee of the Company or any Company Subsidiary or by Purchaser or any of its affiliates or associates (by virtue of any equity or employment agreements, arrangements or understandings involving such parties and relating to the periods after the Closing or any other agreement, arrangement or understanding approved by the Board of Directors or Special Committee).

SECTION 4.7    Settlement Agreement.

The Company hereby acknowledges and agrees that Section 3.01 of the Settlement Agreement, dated as of September 29, 1999, among the Company, Purchaser and certain other parties thereto (the “Settlement Agreement”) shall not be applicable to either the execution or delivery of this Agreement, the performance by the parties of their respective obligations under this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement.

ARTICLE V

COVENANTS OF PURCHASER

Purchaser covenants and agrees as follows:

SECTION 5.1    Director and Officer Liability.

(a)  The Company and the Surviving Corporation agree that all rights to indemnification and all limitations on liability existing in favor of any individual, who on or at any time prior to the Effective Time was an officer, director, employee, or agent of the Company (an “Indemnified Person”) in respect of acts or omissions of such Indemnified Person on or prior to the Effective Time, as provided in the Certificate of Incorporation or Bylaws or an agreement between an Indemnified Person and the Company in effect as of the date of this Agreement, shall continue in full force and effect in accordance with its terms, and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or at any time prior to the Effective Time was a director, officer, employee, or agent of the Company, and the Surviving Corporation shall honor all such indemnification provisions. Subject to receipt of necessary third-party consents, which Purchaser will use commercially reasonable efforts to obtain, Purchaser hereby unconditionally and irrevocably guarantees for the benefit of the Indemnified Parties the obligations of the Surviving Corporation under the foregoing indemnification arrangements, including any such existing indemnification by agreements to which the Company is a party.

(b)  In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Purchaser shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.1.

(c)  For six years after the Effective Time, the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance (or substantially similar liability insurance) covering acts or omissions occurring prior to the Effective Time covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amounts no less favorable than those of each such policy in effect on the date hereof; provided that to procure such coverage for any year, the Surviving Corporation shall not be required to pay an amount in excess of 200% of the amount of the Company’s current annual premium for its existing coverage or to procure such coverage for the entire six-year period following the Effective Time, the Surviving Corporation shall not be required to pay an amount in excess of the amount set forth on Schedule 5.1(c) of the Company Disclosure Schedule.

(d)  The provisions of this Section 5.1 are intended to be for the benefit of, and will be enforceable by, each Indemnified Person, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

SECTION 5.2    Employee Benefits.

For a period of 12 months following the Effective Time, Purchaser shall provide, or shall cause to be provided, to individuals who are employees of the Company immediately before the Effective Time and who continue to be employed by the Surviving Corporation after the Effective Time (the “Company Employees”) employee benefits (other than equity-based benefits) that are, in the aggregate, not less favorable than those employee benefits (other than equity-based benefits) provided immediately prior to the Effective Time. Each Company Employee shall be credited with his or her years of service with the Company before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Benefit Plans, except to the extent such credit would result in a duplicate creation of benefits. The foregoing shall not be construed to prevent the termination of employment of any Company Employee or the amendment or termination of any particular Benefit Plan of the Company to the extent permitted by its terms as in effect immediately before the Effective Time.

SECTION 5.3    Financing.

Purchaser will use its commercially reasonable efforts to obtain financing to consummate the Merger and to pay the Merger Consideration payable in respect of each Common Share for which Merger Consideration is payable hereunder.

ARTICLE VI

COVENANTS OF THE PARTIES

Purchaser and the Company covenants and agree as follows:

SECTION 6.1    Proxy Statement; 13E-3 Transaction Statement.

(a)  The Company shall use commercially reasonable efforts to promptly prepare and file with the Commission pursuant to the terms of this Agreement the Company’s proxy statement, including any necessary amendments and supplements thereto, with respect to the Company Stockholders Meeting (the “Company Proxy Statement”). Purchaser shall be given reasonable opportunity to review and comment on the Company Proxy Statement, including all amendments and supplements thereto prior to the filing thereof with the Commission.

(b)  Each of Purchaser and the Company shall cooperate, use commercially reasonable efforts to promptly prepare (and shall cause their respective officers and/or employees to cooperate and use commercially reasonable efforts to promptly prepare) and file with the Commission a Transaction Statement on Schedule 13E-3, including all exhibits thereto (together with all amendments and supplements thereto, the “Schedule 13E-3” ) with respect to the transactions contemplated herein.

(c)  Each of the Company and Purchaser agrees, as to itself and their respective Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Company Proxy Statement or the Schedule 13E-3, including any amendment or supplement, will, at the date of filing thereof with the Commission, mailing of the Company Proxy Statement to stockholders and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the date of the consummation of the transactions contemplated herein any information relating to the Company or Purchaser, or any of their respective affiliates, officers or directors, should be discovered by the Company or Purchaser which should be set forth in an amendment and/or a supplement to the Company Proxy Statement or the Schedule 13E-3, so that the Company Proxy Statement or the Schedule 13E-3, as applicable, would not, at the date of mailing of the Company Proxy Statement to stockholders and at the time of the Company Stockholder Meeting, include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers this information shall promptly notify the other party and, to the extent required by Law, an appropriate amendment or supplement describing that information shall be promptly filed with the Commission or any other applicable Governmental Authority and, to the extent required by Law, disseminated to the Company’s stockholders. Each of the Company and Purchaser agrees to provide the other and the other’s counsel in writing any comments it or its counsel may receive from the Commission or its staff with respect to the Company Proxy Statement or the Schedule 13E-3 promptly after receipt of such comments. Each of the Company and Purchaser shall use commercially reasonable efforts to respond to such comments promptly and shall provide the other with copies of any written responses and telephonic notification of any verbal responses by it or its counsel.

(d)  Notwithstanding anything herein to the contrary, neither the Company nor Purchaser shall file the Company Proxy Statement or the Schedule 13E-3 (or any amendment or supplement) or respond to any comment or question raised by the Commission or its staff with respect to the Company Proxy Statement or the Schedule 13E-3 (or any amendment or supplement), the Agreement, the Merger or the other transactions contemplated hereby without the approval of the other party (which approval shall not to be unreasonably withheld or delayed).

SECTION 6.2    Further Assurances.

In addition to complying with all of the other covenants set forth in this Agreement, each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the transactions contemplated by this Agreement.

SECTION 6.3    Press Release and Public Announcements.

The parties shall cooperate in preparing and promptly issuing a press release announcing the execution of this Agreement. Thereafter, so long as this Agreement is in effect, (i) the Company shall not, and shall cause its affiliates (other than Purchaser and its affiliates) not to, issue or cause the publication of any press release or any other announcement, or submit any public filings, with respect to the Company Stockholders Meeting or the transactions contemplated by this Agreement without the consent of Purchaser (which approval shall not be unreasonably withheld or delayed), except when such release, announcement or filing is required by the rules and regulations of the Commission, other applicable Law or the rules or regulations of the AMEX, in which case the Company, prior to making such announcement, issuing or publishing such press release or making any public filing, shall notify and afford Purchaser the opportunity to comment thereon. The Purchaser may issue or cause the publication of any press release or any other announcement, and may submit any public filing, required by the rules and regulations of the Commission or other applicable Law.

SECTION 6.4    Reasonable Commercial Efforts.

The parties shall use (and shall cause their respective Subsidiaries to use) commercially reasonable efforts to promptly (i) take or cause to be taken all necessary actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; provided that neither the Company nor any Company Subsidiary shall agree in connection with the foregoing to the sale, transfer, divestiture or other disposition of any assets, properties or businesses of the Company or any Company Subsidiary without the prior written consent of Purchaser; (ii) obtain all Consents (including Consents from any Governmental Authority) required to be obtained from any third party necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement; provided that neither the Company nor any Company Subsidiary shall in connection with the foregoing make any payments (other than governmental or regulatory filing or similar fees), amend or modify any agreement or agree to the foregoing without the prior written consent of Purchaser not to be unreasonably withheld or delayed; provided, further, that no such consent shall be required if the making of any such payment or any such amendment or modification would be permitted under Section 4.1 without the consent of Purchaser; and (iii) defend any Litigation challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or Governmental Authority vacated or reversed; provided that the Company shall keep Purchaser reasonably apprised of any such Litigation against the Company or any of its Subsidiaries, Purchaser may at its option participate in the defense of any such Litigation against the Company or any of its Subsidiaries, and the Company shall not enter into any settlement or consent to any judgment without the prior written consent of Purchaser. The Company and Purchaser shall each use (and shall cause their respective officers and employees to use) reasonable commercial efforts to promptly make all necessary filings required to be made with the Commission pursuant to the Exchange Act. Subject to applicable Law relating to the exchange of information, the Company and Purchaser shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the Company and the Company Subsidiaries or Purchaser and its affiliates, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement.

This Section 6.4 shall not be interpreted as requiring Purchaser to take any action that, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect prior to, on or after the Effective Time.

SECTION 6.5    Notification of Certain Matters.

Each of the Company or Purchaser shall give prompt notice to the other if any of the following occurs after the date of this Agreement (provided Purchaser need not give notice with respect to the events described in clauses (i) or (v)): (i) any written notice, or other written communication that the Company or any Company Subsidiary receives, of which the Company obtains Knowledge, relating to a material default or Event which, with notice or lapse of time or both, would be reasonably likely to become a material default under any Significant Contract; (ii) any receipt by it or any of its Subsidiaries of any written notice or other written communication from any Person of which the Company or Purchaser, as applicable, obtains Knowledge alleging that the Consent of such Person is or may be required in connection with the Merger and the other transactions contemplated by this Agreement if such Consent is not disclosed in the Company Disclosure Schedule; (iii) receipt by it or any of its Subsidiaries of any material notice or other communication from any Governmental Authority (including the AMEX or any other securities exchange) in connection with the Merger and the other transactions contemplated by this Agreement of which the Company or Purchaser, as applicable, obtains Knowledge; (iv) the occurrence of any Event or Events which, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect (in the case of the Company) or a Purchaser Material Adverse Effect (in the case of Purchaser); (v) the commencement or written threat of any Litigation involving or affecting the Company, the Company Subsidiaries or any of their respective properties or assets, or any employee, agent, director or officer of the Company, in his or her capacity as such or as a fiduciary under a Benefit Plan, which, if pending on the date hereof, would have been required to have been disclosed in or pursuant to this Agreement, or any material adverse development in connection with any Litigation disclosed by the Company in or pursuant to this Agreement or the Securities Filings; (vi) the commencement or written threat against it or any of its Subsidiaries of any Litigation relating to the Merger; (vii) the occurrence of any Event that causes or is reasonably likely to cause a material breach by it of any provision of this Agreement; (viii) the receipt by it or any of its Subsidiaries of an administrative or other order or notification of which the Company or Purchaser, as applicable, obtains Knowledge relating to any violation or claimed violation by it or its Subsidiaries of the rules and regulations of any Governmental Authority that could adversely affect its ability to consummate the Merger and the other transactions contemplated by this Agreement; or (ix) if it obtains Knowledge of any change in Law that is reasonably likely to cause a Governmental Authority to withhold a Company Regulatory Consent (in the case of the Company) or a Purchaser Regulatory Consent (in the case of Purchaser).

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.1    Conditions to Each Party’s Obligations.

The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver on or prior to the Closing Date of the following conditions:

(a)  Company Stockholder Approval.    The Agreement, the Merger and the other transactions contemplated by this Agreement shall have been approved by holders of a majority of the outstanding Common Shares.

(b)  No Law, Injunction or Action.    No order, statute, rule, regulation, executive order, stay, decree, judgment, Law, or injunction of any court or other Governmental Authority that prohibits or prevents the consummation of the Merger or the other transactions contemplated by this Agreement shall have been enacted, entered, promulgated or enforced.

SECTION 7.2    Conditions to Obligations of the Company.

The obligation of the Company to effect the Merger shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions, any one or more of which may be waived in whole or in part by the Company:

(a)  Purchaser Representation and Warranties.    The representations and warranties of Purchaser contained in this Agreement shall be true and correct (disregarding for these purposes any materiality, Purchaser Material Adverse Effect or corollary qualifications contained therein) when made, and as of the Closing Date as if made on and as of such date (provided that such representations and warranties which are expressly made as of a specific date need be so true and correct only as of such specific date), except to the extent that any failures of such representations and warranties to be so true and correct, would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

(b)  Performance by Purchaser.    Purchaser and Merger Sub shall have performed and complied in all material respects with all of the material covenants and agreements required by this Agreement to be performed or complied with by Purchaser and Merger Sub on or prior to the Closing Date.

(c)  Certificates and Other Deliveries.    Purchaser and Merger Sub shall have delivered to the Company an officer’s certificate to the effect that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

SECTION 7.3    Conditions to Obligations of Purchaser and Merger Sub.

The obligations of Purchaser and Merger Sub to effect the Merger shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions, any one or more of which may be waived in whole or in part by Purchaser:

(a)  Company Representations and Warranties.    The representations and warranties of the Company contained in this Agreement shall be true and correct (disregarding for these purposes any materiality, Company Material Adverse Effect or corollary qualifications contained therein), when made and as of the Closing Date as if made on and as of such date (provided that such representations and warranties which are by their express provisions made as of a specific date need be so true and correct only as of such specific date), except to the extent that any failures of such representations and warranties to be so true and correct, would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)  Performance by the Company.    The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date.

(c)  No Company Material Adverse Effect.    There shall not have occurred after the date of this Agreement any Event or Events that would be reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect.

(d)  No Loss of Units.    There shall not have occurred after the date of this Agreement any Event or Events that has or have, individually or in the aggregate, resulted or would reasonably be expected, as a consequence of the completion of the Merger and the other transactions contemplated by this Agreement, to result in the loss of Surviving Corporation’s and the Company Subsidiaries’ ability to operate more than 10% of the assisted living and skilled nursing facility Units currently operated by the

Company and the Company Subsidiaries (other than Units operated at the facilities listed on Schedule 7.3(d) of the Company Disclosure Schedule). A “Unit“ means each individually rentable space at an assisted living or skilled nursing facility.

(e)  Governmental Approvals; No Challenge.    All waivers, consents, approvals, orders and authorizations of, and notices, reports and filings with, Governmental Authorities necessary for the consummation of the Merger and the other transactions contemplated by this Agreement (including, without limitation, all Company Regulatory Consents and Purchaser Regulatory Consents) shall have been obtained or made and shall be in full force and effect without the imposition of any terms, conditions, restrictions or limitations, except for the imposition of any terms, conditions, restrictions and limitations in respect of such waivers, consents, approvals, orders, authorizations, notices, reports or filings, or failures to have obtained or made, or to be in full force and effect, of such waivers, consents, approvals, orders, authorizations, notices, reports or filings (other than Company Regulatory Consents and Purchaser Regulatory Consents, all of which shall have been obtained and made and be in full force effect) which would not, individually or in the aggregate, be material to the business, operations, assets, liability, condition (financial or otherwise) or prospects of the Company and the Company Subsidiaries taken as a whole. There shall not be pending any action, proceeding or investigation by any Governmental Entity or any action or proceeding by any other Person challenging, seeking to prohibit, prevent or delay, or seeking material damages in connection with the Merger or any other transaction contemplated by this Agreement.

(f)  Material Market Disruption.    There shall not have occurred after the date of this Agreement and be continuing (i) a general suspension of trading in, or material disruption in the trading markets for, debt securities, including bank loans (or participations therein), or equity securities in the United States, (ii) a declaration of a banking moratorium or a suspension of payments in respect of lending institutions in the United States, (iii) a limitation by any Governmental Authority on, or any other event (except a commencement or escalation of a war or armed hostilities or other significant national or international calamity involving the United States), which materially and adversely affects, the extension of credit by lending institutions or the availability of equity financing generally or to the assisted living industry, or (iv) in the case of any of the foregoing existing as of the date of this Agreement, a material acceleration or worsening thereof, in each case which materially impairs Purchaser’s ability to obtain financing sufficient to pay the Merger Consideration payable in respect of each Common Share for which Merger Consideration is payable hereunder; provided, however, this condition need be satisfied or waived only during the period prior to 5:00 p.m. EST on February 17, 2003, after which time the requirements of this Section 7.3(f) shall no longer be a condition to the obligations of Purchaser and Merger Sub to effect the Merger;

(g)  Gericare Settlement.    The Gericare Settlement shall not have been modified or amended and shall be valid and binding on all parties thereto and in full force and effect.

(h)  Certificates and Other Deliveries.    The Company shall have delivered, or caused to be delivered, to Purchaser an officer’s certificate to the effect that the conditions set forth in Sections 7.3(a),(b),(c),(d) and (g) have been satisfied.

ARTICLE VIII

TERMINATION

SECTION 8.1    Termination.

This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement, the Merger and the other transactions contemplated by this Agreement by the stockholders of the Company:

(a)  by mutual written consent of the Company, Purchaser and Merger Sub;

(b)  (i) by the Company, if there has been a breach by Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement that would cause the condition set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied and, in either such case, such breach or condition is not curable or, if curable, has not been promptly cured within 30 days following receipt by Purchaser of written notice of such breach; (ii) by Purchaser, if there has been a breach by the Company of (x) any of the covenants or agreements set forth in Sections 4.3 or 4.4 or (y) any of its representations, warranties, covenants or agreements (other than those set forth in Sections 4.3 or 4.4) contained in this Agreement that would cause the condition set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied and, in the case of a breach described in clause (x) or (y), such breach or condition is not curable or, or if curable, has not been promptly cured within 3 days (in the case of a breach described in clause (x)) or 30 days (in the case of a breach described in clause (y)) following receipt by the Company of written notice of such breach;

(c)  by either Purchaser or the Company if any decree, permanent injunction, judgment or order of any Governmental Authority preventing or prohibiting consummation of the Merger shall have become final and nonappealable;

(d)  by either Purchaser or the Company if the transactions contemplated by this Agreement shall not have been consummated before the End Date (as defined below); provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose breach of any provision of this Agreement was a significant cause of the failure of the Merger to occur on or before the End Date; “End Date” means May 1, 2003, subject to extension pursuant to Section 1.1(b); provided, however, that if (disregarding the condition set forth in Section 7.3(f)) all of the conditions set forth in Article VII (other than the condition set forth in Section 7.3(e)) shall have been satisfied or waived as of April 30, 2003 (or, with respect to conditions that by their nature are to be satisfied at Closing, shall then be capable of being satisfied at a Closing), the “End Date” shall be June 1, 2003, subject to extension pursuant to Section 1.1(b);

(e)  by either Purchaser or the Company if the Merger and the other transactions contemplated by this Agreement shall fail to receive the Company Stockholder Approval at the Company Stockholders Meeting (or any adjournment or postponement thereof);

(f)  by Purchaser, if the Special Committee or the Company’s Board of Directors shall have withdrawn, or modified or changed, in a manner adverse to Purchaser, their approval or recommendation of the Merger and the other transactions contemplated by this Agreement or shall have recommended any Takeover Proposal (other than the Merger) or resolved to do the same;

(g)  by the Company (prior to the Company Stockholders Meeting), in connection with a Superior Proposal, if and only if (x) the Company has complied with the covenants and agreements set forth in

Sections 4.3 and 4.4 and (y) upon such termination of this Agreement the Company immediately (i) enters into a definitive agreement for an Acquisition Transaction with respect to such Superior Proposal and (ii) pays the Termination Fee and Purchaser Expenses to Purchaser as set forth in Section 8.2 of this Agreement; and

(h)  by the Purchaser or the Company, simultaneously with or at any time after an election is made by Purchaser pursuant to Section 1.1(b) not to consummate the Merger.

SECTION 8.2    Effect of Termination.

In the event of the termination of this Agreement by either the Company or Purchaser pursuant to Section 8.1:

(a)  This Agreement (other than Section 6.3, Section 8.2 and Article IX hereof) shall become null and void and of no force and effect and there shall be no liability under this Agreement on the part of Purchaser or the Company (other than with respect to the provisions of Section 6.3, Section 8.2 and Article IX), except to the extent that such termination results from a willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided that the payment of a Termination Fee, Company Expenses or Purchaser Expenses, as applicable, shall not affect or reduce a party’s liability for any willful breach by such party.

(b)  The Company shall pay to Purchaser an aggregate amount equal to $2,224,064 (the “Termination Fee”), plus the Purchaser Expenses (without duplication for Purchaser Expenses otherwise paid pursuant to Section 8.2(c)), as follows: (1) if the Company shall terminate this Agreement pursuant to Section 8.1(d) and at any time after the date of this Agreement and prior to the date of such termination a Takeover Proposal shall have been made or reaffirmed to the Company or publicly announced and, within 9 months of the termination of this Agreement, the Company enters into a definitive agreement with respect to any Acquisition Transaction, (2) if the Company or Purchaser shall terminate this Agreement pursuant to Section 8.1(e) and at any time after the date of this Agreement and on or prior to the date of the Company Stockholders Meeting a Takeover Proposal shall have been made or reaffirmed to the Company or publicly announced and, within 9 months of the termination of this Agreement, the Company enters into a definitive agreement with respect to any Acquisition Transaction, (3) if Purchaser shall terminate this Agreement pursuant to Sections 8.1(b)(ii)(y) or 8.1(f) and at any time after the date of this Agreement and on or prior to the date of such termination a Takeover Proposal shall have been made or reaffirmed to the Company or publicly announced and, within 9 months of the termination of this Agreement, the Company enters into a definitive agreement with respect to an Acquisition Transaction, (4) if Purchaser shall terminate this Agreement pursuant to Section 8.1(b)(ii)(x), or (5) if the Company shall terminate this Agreement pursuant to Section 8.1(g). The Purchaser shall pay to the Company an aggregate amount equal to the Company Expenses (without duplication for Company Expenses otherwise paid pursuant to Section 8.2(c)) plus two times the Termination Fee, if the Company or Purchaser shall terminate this Agreement pursuant to Section 8.1(h) and, at the time of such termination, all of the conditions set forth in Sections 7.1 and 7.3 (disregarding the condition set forth in Section 7.3(f) if the termination occurs after 5:00 p.m. EST on February 17, 2003) shall have been satisfied or waived (or with respect to conditions that by their nature are to be fulfilled at the Closing, shall then be capable of being satisfied at a Closing).

(c)  The Company shall pay to Purchaser an amount equal to the Purchaser Expenses if Purchaser shall terminate this Agreement pursuant to Section 8.1(b)(ii). The Purchaser shall pay to the Company an amount equal to the Company Expenses if the Company shall terminate this Agreement pursuant to Section 8.1(b)(i). The Purchaser Expenses and the Company Expenses to be paid pursuant to this Section 8.2(c) shall be paid concurrently with notice of termination of this Agreement by the Company or by Purchaser, as applicable.

(d)  One-half of the Termination Fee and all of Purchaser Expenses required to be paid pursuant to Sections 8.2(b)(1), (2) or (3) shall be paid at the time the Company enters into a definitive agreement with respect to an Acquisition Transaction and the remaining unpaid portion of the Termination Fee required to be paid pursuant to Sections 8.2(b)(1), (2) or (3) shall be paid at the time the Company consummates an Acquisition Transaction. The Termination Fee and Purchaser Expenses required to be paid pursuant to Sections 8.2(b)(4) or (5) shall be paid concurrently with notice of termination of this Agreement by the Company or by Purchaser, as applicable. The Company Expenses and the amount equal to two times the Termination Fee required to be paid pursuant to the last sentence of Section 8.2(b) or pursuant to Section 8.2(e) shall be paid concurrently with notice of termination of this Agreement by the Company or Purchaser, as applicable.

(e)  Notwithstanding anything to the contrary contained herein, in the event that the Agreement is terminated pursuant to Section 8.1(e) and (a) Purchaser shall have voted against the approval and adoption of this Agreement, the Merger and the other transactions contemplated by this Agreement at the Company Stockholders Meeting (or any adjournment or postponement thereof) and (b) with Purchaser’s vote in favor of such approval and adoption at the Company Stockholders Meeting (or any adjournment or postponement thereof), the Company Stockholder Approval would have been obtained at the Company Stockholders Meeting (or any adjournment or postponement thereof), the Company shall not be obligated to pay the Termination Fee or Purchaser Expenses to Purchaser and Purchaser shall pay to the Company the Company Expenses and two times the Termination Fee.

(f)  The term “Purchaser Expenses” shall mean all out-of-pocket expenses reasonably incurred by Purchaser, Merger Sub and their respective affiliates (other than the Company and its Subsidiaries) in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of accountants, attorneys, financial advisors and lenders up to but not exceeding $1,500,000. The term “Company Expenses” shall mean all out-of-pocket expenses reasonably incurred by the Company, its Subsidiaries and its affiliates (other than the Purchaser, Merger Sub and their respective affiliates) in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of accountants, attorneys, financial advisors and lenders up to but not exceeding $1,500,000.

(g)  All payments under this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by Purchaser or the Company, as applicable.

(h)  The Company and Purchaser acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without such agreements, the Company and the Purchaser would not enter into this Agreement. Accordingly, if the Company or the Purchaser fails to promptly pay any amounts owing pursuant to this Section 8.2 when due, the Company or the Purchaser, as applicable, shall in addition thereto pay to Purchaser and its affiliates, or the Company and its affiliates, as applicable, all costs and expenses (including fees and disbursements of counsel) incurred in collecting such amounts, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by the Purchaser and its affiliates, or the Company, as applicable, at the prime rate of Citibank, N.A. as in effect from time to time during such period plus two percent.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1    Notices.

All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

if to Purchaser, Merger Sub or the Surviving Corporation, to:

Prometheus Assisted Living LLC

30 Rockefeller Plaza, 50th Floor

New York, NY 10020

Attention: Marjorie L. Reifenberg, Esq.

Facsimile No.: 212.332.1793

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson

One New York Plaza

New York, NY 10004-1980

Attention: Joshua Mermelstein, Esq.

         Lee S. Parks, Esq.

Facsimile No.: 212.859.4000

if to the Company, to:

ARV Assisted Living, Inc.

245 Fischer Avenue, Suite D-1

Costa Mesa, CA 92626

Attention : Douglas Pasquale

          Douglas Armstrong, Esq.

Facsimile No. 714.708.3537

with a copy to:

O’Melveny & Myers LLP

610 Newport Center Drive, 17th Floor

Newport Beach, CA 92660

Attention: Gary J. Singer, Esq.

Facsimile No.: 949.823.6994

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 9.1 and the appropriate facsimile confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 9.1.

SECTION 9.2    Non-Survival of Representations and Warranties.

The representations and warranties contained herein or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

SECTION 9.3    Amendments; No Waivers.

(a)  Any provision of this Agreement (including the Appendices and Schedules hereto) may be amended or waived prior to the Effective Time at any time prior to or after the receipt of the Company Stockholder Approval, if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Purchaser, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the receipt of the Company Stockholder Approval, if any such amendment or waiver shall by law or in accordance with the rules and regulations of any relevant securities exchange require further approval of stockholders, the effectiveness of such amendment or waiver shall be subject to the necessary stockholder approval.

(b)  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 9.4    Expenses.

Except as otherwise specified in Section 8.2 or as otherwise agreed to in writing by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense.

SECTION 9.5    Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

SECTION 9.6    Governing Law.

This Agreement shall be construed in accordance with and governed by the law of the State of Delaware applicable to agreements made and to be wholly performed in such state without giving effect to the provisions thereof relating to conflicts of law.

SECTION 9.7    Jurisdiction.

Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

SECTION 9.8    Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 9.9    Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

SECTION 9.10    Entire Agreement; No Third-Party Beneficiaries.

This Agreement (including the Company Disclosure Schedule and the Purchaser’s disclosure schedule) constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof. Except as provided in Section 5.1, no provision of this Agreement or any other agreement contemplated hereby is intended to confer on any Person other than the parties hereto any rights or remedies.

SECTION 9.11    Captions.

The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

SECTION 9.12    Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 9.13    Specific Performance.

Each party acknowledges and agrees that the other party could be irreparably damaged in the event that its obligations contained in this Agreement are not performed in accordance with their specific terms or are otherwise breached in each case on or prior to the Effective Time. Accordingly, each party agrees that the other party will be entitled to an injunction or injunctions to enforce specifically any covenants in any action in any court having personal and subject matter jurisdiction, in addition to any other remedy to which that party may be entitled at law or in equity.

SECTION 9.14    Rules of Construction.

References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes,” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections and Schedules shall be deemed references to Articles and Sections of and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PROMETHEUS ASSISTED LIVING LLC

By:	LF Strategic Realty Investors II L.P., its managing member

	By:	Lazard Frères Real Estate Investors L.L.C., its general partner

		By:	/s/ JOHN A. MOORE
			Name:	John A. Moore
			Title:	Managing Principal and Chief Financial Officer

JENNY MERGER CORP.

By:	/s/ JOHN A. MOORE
	Name:	John A. Moore
	Title:	Vice President and Chief Financial Officer

ARV ASSISTED LIVING, INC.

By:	/s/ DOUGLAS M. PASQUALE
	Name:	Douglas M. Pasquale
	Title:	Chairman and Chief Executive Officer

INDEX OF DEFINED TERMS

ACMs	A-22
Acquisition Transaction	A-35
Agreement	A-1
AMEX	A-10
Benefit Plan	A-18
Benefit Plans	A-18
Bylaws	A-7
Certificate of Incorporation	A-7
Certificate of Merger	A-2
Certificates	A-4
CHAMPUS	A-15
Closing	A-2
Closing Date	A-2
Code	A-6
Commission	A-10
Common Shares	A-8
Company	A-1
Company Disclosure Schedule	A-7
Company Employees	A-38
Company ERISA Affiliate	A-19
Company Expenses	A-46
Company Group	A-20
Company Material Adverse Effect	A-7
Company Permits	A-14
Company Proxy Statement	A-38
Company Public Subsidiaries	A-11
Company Regulatory Consents	A-10
Company Stockholder Approval	A-34
Company Stockholders Meeting	A-34
Company Subsidiaries	A-8
Consent	A-10
Convertible Notes	A-8
Delaware Secretary of State	A-2
DGCL	A-2
Dissenting Shares	A-3
Effective Time	A-2
End Date	A-44
Environmental Laws	A-22
Environmental Matter	A-22
Environmental Permits	A-21
ERISA	A-19
Event	A-12
Exchange Act	A-6
Facilities	A-22
Financing End Date	A-2
Funding Documents	A-30

INDEX OF DEFINED TERMS—(Continued)

GAAP	A-12
Gericare Settlement	A-16
Governmental Authority	A-10
Hazardous Materials	A-22
Indebtedness	A-32
Indemnified Person	A-37
Intellectual Property	A-26
IRS	A-18
Knowledge	A-11,30
Law	A-11
Leased Properties	A-24
Leased Property Leases	A-26
Leased Title Policies	A-25
LFSRI Shares	A-3
LFSRI Warrant	A-3
Lien	A-11
Litigation	A-11
Material Contract	A-15
Medicaid	A-15
Medical Reimbursement Programs	A-15
Medicare	A-15
Merger	A-2
Merger Consideration	A-3
Merger Sub	A-1
Merger Sub Common Stock	A-3
Other Industry Participants	A-7
Owned Properties	A-23
Owned Title Policies	A-24
Paying Agent	A-4
Payment Fund	A-4
PCBs	A-23
Permitted Commercial Leases	A-25
Permitted Encumbrances	A-25
Person	A-4
Preferred Stock	A-8
Purchaser	A-1
Purchaser Expenses	A-46
Purchaser Material Adverse Effect	A-29
Purchaser Regulatory Consents	A-29
Purchaser Shares	A-3
Representatives	A-34
Resident Leases	A-25
Rights Agreement	A-8
Schedule 13E-3	A-38
Securities Filings	A-11
Settlement Agreement	A-37

INDEX OF DEFINED TERMS—(Continued)

Significant Contracts	A-17
Significant Transaction	A-15
Special Committee	A-1
Stock Options	A-6
Stock Plans	A-6
Subsidiary	A-9
Superior Proposal	A-35
Surviving Corporation	A-2
Takeover Proposal	A-35
Takeover Statute	A-21
Tax	A-21
Tax Return	A-21
Taxes	A-21
Termination Fee	A-45
Unit	A-43

EXHIBIT A

The certificate of incorporation of the Company shall be amended as follows:

1.    Article Fourth shall be amended to read in its entirety as follows: “The total number of shares which the Corporation shall have the authority to issue is 2,000 shares of Common Stock, par value $.01 per share.”

2.    Article Sixth shall be amended to read in its entirety as follows: “The number of directors of the Corporation shall be not less than three and not more than five. The exact number of directors shall be fixed within those specified limits by the Board of Directors.”

3.    Articles Eighth, Ninth and Tenth shall be deleted in their entirety.

4.    Articles Eleventh, Twelfth, Thirteenth and Fourteenth shall be renumbered to be Articles Eighth, Ninth, Tenth, and Eleventh, respectively.

APPENDIX B

January 3, 2003

The Special Committee of the Board of Directors

ARV Assisted Living, Inc.

245 Fischer Avenue, Suite D1

Costa Mesa, CA 92626

Members of the Special Committee of the Board of Directors:

We understand that ARV Assisted Living, Inc. (the “Company”), Prometheus Assisted Living LLC (the “Purchaser”) and Jenny Merger Corp., a wholly-owned subsidiary of the Purchaser (“Merger Sub”), have entered into an Agreement and Plan of Merger dated as of January 3, 2003 (the “Merger Agreement”), whereby Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger. Pursuant to the Merger Agreement, at the Effective Time (as such term is defined in the Merger Agreement) each issued and outstanding share (subject to certain exceptions) of common stock of the Company (the “Common Shares”) shall be canceled and retired and shall be converted into the right to receive $3.90 in cash per share (the “Merger Consideration”).

You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration (as defined below) to be received by the holders of the Common Shares (other than the Purchaser, Merger Sub and their respective affiliates) pursuant to the terms and subject to the conditions set forth in the Merger Agreement.

In arriving at our opinion expressed herein, we have, among other things:

(i)  reviewed certain publicly-available financial statements and other publicly-available business and financial information relating to the Company;

(ii)  reviewed certain internal financial and operating data, including financial forecasts, furnished to us by the Company relating to the business, earnings, cash flow and assets of the Company;

(iii)  conducted discussions with the Company and its representatives and consultants concerning the matters described in clauses (i) and (ii) above, as well as the business and prospects of the Company, before and after giving effect to the Merger;

(iv)  reviewed the Merger Agreement and certain related documents, and held discussions with certain senior officers, directors and other representatives and advisors of the Company concerning the business, operations and prospects of the Company;

(v)  performed various financial analyses as we deemed appropriate, using generally accepted analytical valuation methodologies, including (a) a discounted cash flow analysis; (b) a theoretical stock price analysis; (c) a net asset value analysis; (d) an analysis of premiums paid in select transactions involving publicly traded assisted living and senior housing companies; (e) an analysis of comparable trading multiples of select assisted living and senior housing companies; (f) an analysis of comparable transactions involving select assisted living and senior housing companies; and (g) an analysis of historical stock prices and trading volumes of the Company; and

(vi)  conducted such other financial studies, analyses and financial investigations, and considered such other financial, economic and market data and other information as we deemed necessary or appropriate.

Our opinion relates to the Merger, taken as a whole and not to any individual component thereof. Accordingly, we assume that each element of the Merger will occur as described in the Merger Agreement.

In arriving at our opinion, we have assumed, at the Company’s direction, that the final terms of the Merger will conform in all material respects to the terms and provisions set forth in the Merger Agreement and in copies of such other documents reviewed by us and that such provisions and documents will not be amended, modified or waived. We have further assumed, at the Company’s direction, that all material governmental, regulatory and third party consents and approvals that may be required will be obtained.

We were not requested to and, therefore, did not verify independently the accuracy or completeness of any information furnished by the Company or any publicly available information that we reviewed in arriving at our opinion expressed herein. At the Company’s direction, we assumed and relied, without independent verification, upon the accuracy and completeness of all information furnished or otherwise communicated to us and upon the assurance of the Company that it was not aware of any information or facts that would make the information provided to us materially incomplete or misleading. At the Company’s direction, we further assumed that the financial and operating forecasts reviewed by us were reasonably prepared on a basis reflecting the best current estimates and good faith judgments of management of the Company as to their anticipated future financial condition and operating results, and we express no opinion with respect to such forecasts or the price or trading range at which the Common Shares may trade following the date of our opinion.

We were not engaged to conduct a physical inspection of any properties or make an independent valuation or appraisal of any assets or liabilities, contingent or otherwise, or real property of the Company, and we were not furnished with copies of any such valuations or appraisals. We were not engaged to review, and did not consider any legal, accounting or tax effects of the Merger. We do not intend to conduct any review or analysis with respect to the Merger after the date of this letter, and we accept no responsibility to update or revise our opinion based on events or circumstances occurring after the date hereof.

Our opinion herein is necessarily based on our assessment of economic, monetary, market, regulatory and other conditions as they exist and which can be evaluated on the date hereof. Our opinion does not address and we hereby make no recommendation as to the Company’s underlying decision to proceed with the Merger or the relative merits of its decision not to proceed with any alternative transactions that may be available to the Company. In addition, we express no opinion with respect to whether Merger will be consummated.

We are acting as financial advisor to the Special Committee in connection with certain matters, including the Merger, and we will receive a fee from the Company for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have in the past provided, and may in the future provide, financial advisory and financing services to the Company and/or its affiliates and have received, and may receive, customary fees for the rendering of such services. In the ordinary course of our business, we may actively trade debt and/or equity securities issued by the Company, for our own account and for the accounts of others and, accordingly, may at any time hold a long or short position in such securities.

Our opinion expressed herein is provided at the Company’s request for the exclusive use and benefit of the Special Committee of the Board of Directors of the Company in connection with evaluating the Merger, and for no other purpose. We have not been engaged as an agent or fiduciary of the Company’s stockholders or any other persons. Our opinion is addressed only to the Special Committee of the Board of Directors and only addresses the fairness, from a financial point of view, to the holders of the Common Shares (other than the Purchaser, Merger Sub and their respective affiliates) of the Merger Consideration to be received by such holders in the Merger. Notwithstanding anything to the contrary, Doug Pasquale, provided that he is unaffiliated with Lazard and the Purchaser and is otherwise a disinterested director, may rely on this opinion to the same extent as if he were an addressee hereof. Our opinion does not constitute a recommendation concerning any action the Company or any stockholder should take concerning the Merger or any alternative thereto (including whether to consent to, approve of or vote in favor of the Merger or take or refrain from taking any other action) and should not be relied upon as such, and does not confer any rights or remedies upon the Company.

Neither this letter nor our opinion expressed herein may be reproduced, summarized, excerpted, quoted from, referred to or disclosed in any filing, report, document, release or other communication, whether written or oral, made, prepared, issued or transmitted by the Company without our prior written approval.

Based upon and subject to all of the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be received in the Merger is fair, from a financial point of view, to the holders of the Common Shares (other than the Purchaser, Merger Sub and their respective affiliates).

Very truly yours,

/s/    COHEN & STEERS CAPITAL ADVISORS LLC

APPENDIX C

Section 262 of the Delaware General Corporation Law; Appraisal rights.

(a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)  Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)  Appraisal rights shall be perfected as follows:

(1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)  If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either constituent corporation before the effective date of the merger or consolidation, or the surviving corporation or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)  After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

APPENDIX D

Information Relating to ARV and the Prometheus Parties

The following sets forth certain information relating to ARV, Merger Sub, Prometheus and other Prometheus Parties that we are required to provide under the Commission’s rules.

ARV

General

ARV is a Delaware corporation and a fully integrated provider of assisted living accommodations and services in the United States. ARV operates, acquires, and develops ALCs that offer a combination of housing, personalized support services, and healthcare in a non institutional setting. ARV’s ALCs are designed to respond to the individual needs of elderly residents who require assistance with certain activities of daily living, but who do not require the intensive nursing care provided in a skilled nursing facility. ARV’s executive offices are located at 245 Fischer Avenue, Suite D-1, Costa Mesa, California 92626 (Telephone: (714) 751-7400).

Executive Officers and Directors

The names and positions of the executive officers and directors of ARV are set forth below. Each executive officer and director is a citizen of the United States of America. During the last five years, neither ARV, nor to the best of its knowledge, any of its respective directors or executive officers (a) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanctions or settlement) that resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities, subject to, federal or state securities laws or finding any violation of such federal or state securities laws.

Directors

Douglas M. Pasquale
David P. Collins
Maurice J. DeWald
Robert C. Larson
John A. Moore

Executive Officers

Douglas M. Pasquale	Chief Executive Officer and Chairman of the Board
Abdo H. Khoury	President and Chief Financial Officer
Douglas Armstrong	Senior Vice President—General Counsel and Secretary
William R. Eason	Senior Vice President—Operations Southern California
Christine A. Kasulka	Senior Vice President—Operations, Cornerstone Division

Material Occupations, Positions, Offices or Employment During Previous Five Years

Douglas M. Pasquale.    Mr. Pasquale was appointed Chief Executive Officer of ARV on March 29, 1999 and elected Chairman of the Board on December 22, 1999. He joined us as President and Chief Operating Officer on June 1, 1998. Prior to joining ARV, Mr. Pasquale was employed for

12 years by Richfield Hospitality Services, Inc., and Regal Hotels International-North America, a leading hotel ownership and hotel management company based in Englewood, Colorado. He served as its President and Chief Executive Officer from 1996 to 1998 and as Chief Financial Officer from 1994 to 1996.

David P. Collins.    Mr. Collins has served as a Director of ARV continuously since 1985. Mr. Collins currently is Chairman of Sensara Partners, Malaga, Spain. From 1985 until January 1998, Mr. Collins served as the Senior Executive Vice President of ARV, responsible for investor relations and capital formation for ARV and affiliated entities.

Maurice J. DeWald.    Mr. DeWald has served as a Director of ARV continuously since 1995. Mr. DeWald is Chairman and Chief Executive Officer of Verity Financial Group, Inc., a private investment firm he founded in 1992. From 1962 through 1991, Mr. DeWald was with KPMG LLP, formerly KPMG Peat Marwick LLP, where he served at various times as a Director and as the Managing Partner of the Chicago, Orange County and Los Angeles offices. Mr. DeWald was also a founder of the firm’s High Technology Industry Group and was elected to the Peat Marwick Board of Directors in 1985. Mr. DeWald is a director of Dai-Ichi Kangyo Bank of California, Advanced Materials Group, Inc. and Tenet Healthcare Corporation. Mr. DeWald received his B.B.A. degree from the University of Notre Dame. Mr. DeWald also sits on the Advisory Board of the Orange County Community Foundation and the Advisory Council of the University of Notre Dame.

Robert C. Larson.    Since September 1999, Mr. Larson has been a Managing Director of Lazard Frères & Co. LLC and Chairman of Lazard Frères Real Estate Investors L.L.C. (“LFREI”). Since January 2002, he has also been a Managing Principal of LFREI. From 1974 to 2001, Mr. Larson was Chairman of Taubman Realty Group, a partnership engaged in the ownership, management, leasing, acquisition, development and expansion of regional shopping centers, and Vice Chairman and Director of Taubman Centers, Inc., a real estate investment trust that acquires, owns, and develops regional shopping centers in nine U.S. states, both of which are located at 200 East Long Lake Road, Bloomfield Hills, Michigan 48304. Since 2000, he has also acted as Chairman of Larson Realty Group, a privately-owned company engaged in real estate investment, development, management, leasing and consulting, located at 38500 Woodward Avenue, Bloomfield Hills, Michigan 48304.

John A. Moore.    From November 1996 to March 1998, Mr. Moore was Executive Vice President of Finance for World Financial Properties, a Canadian-based real estate company with global interests, located at One Liberty Plaza, New York, New York 10006. From March 1998 to December 2001, he was a Principal and Chief Financial Officer of LFREI. Since January 2002, Mr. Moore has acted as a Managing Principal and the Chief Financial Officer of LFREI.

Abdo H. Khoury.    Mr. Khoury was appointed President of ARV on January 1, 2001, while continuing to serve as Chief Financial Officer, the office to which he was appointed on March 30, 1999. Previously, Mr. Khoury had served as the Secretary of ARV from March 30, 1999 until December 31, 2001 and also as Senior Vice President since January 1999, and as President of the Apartment Division since coming to ARV in May 1997. Mr. Khoury’s prior background includes more than 25 years in accounting and real estate. He was a principal with Financial Performance Group in Newport Beach, California, from 1991 to 1997.

Douglas Armstrong.    Mr. Armstrong was promoted to Senior Vice President, Secretary and General Counsel in January 2002. Mr. Armstrong was retained in January 1998 as legal counsel.

Subsequently, he was promoted to the position of Vice President, Legal Counsel for ARV. Mr. Armstrong served as Vice President, Legal Counsel at Fidelity Financial, Inc. in Irvine, California from 1990 to 1994 and as General Counsel for Fedco, Inc. from 1995 to 1997 in Santa Fe Springs, California.

William R. Eason.    Mr. Eason has served as Senior Vice President of Operations Southern California since August 2001. He joined ARV in September 2000 as a consultant acting as Vice President, Sales and Marketing. Mr. Eason was Senior Vice President, Marketing and Sales for Sunbridge, Inc. in New Mexico from 1997 to 2000. From 1995 to 1997, Mr. Eason served as Director, Corporate Marketing of Healthcare Retirement Corporation, in Toledo, Ohio. From 1987 to 1995, Mr. Eason was Director of Marketing for the Toledo Hospital in Toledo, Ohio.

Christine A. Kasulka.    Ms. Kasulka was promoted to Senior Vice President of Operations, Cornerstone Division in January 2002. Ms. Kasulka joined ARV in 1995 as an accounting manager and in 1997 was promoted to Regional Director of Operations. From 1993 to 1995, Ms. Kasulka served as the Payroll Manager for API Security Company in Culver City, CA. From 1991 to 1993, Ms. Kasulka served as Director of Human Resources-Training for the Holiday Inn Corporation, in Ft. Lee, New Jersey.

Prometheus

Prometheus is a Delaware limited liability company formed to hold interests in ARV. Under an agreement with ARV, Prometheus is entitled to nominate two candidates for election to ARV’s board of directors. Prometheus currently owns approximately 43.5% of ARV’s outstanding common stock. Prometheus’ executive offices are located at c/o Lazard Frères Real Estate Investors L.L.C., Attn: General Counsel, 30 Rockefeller Plaza, New York, New York 10020 (Telephone: (212) 632-6000).

During the last five years, Prometheus (a) has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor (b) was it a party to any judicial or administrative proceeding (except for matters that were dismissed without sanctions or settlement) that resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities, subject to, federal or state securities laws or finding any violation of such federal or state securities laws.

LF Strategic Realty Investors II L.P.

LF Strategic Realty Investors II L.P. (“LFSRI II”) is a Delaware limited partnership and is an investment partnership formed to invest in companies active in the real estate industry. LFSRI II, LFSRI II Alternative Partnership L.P. (“LFSRI II-Alternative”) and LFSRI II-CADIM Alternative Partnership L.P. (“LFSRI II-CADIM”) are the managing members of Prometheus. The business address and phone number of LFSRI is c/o Lazard Frères Real Estate Investors L.L.C., Attn: General Counsel, 30 Rockefeller Plaza New York, New York 10020 (Telephone: (212) 632-6000).

During the last five years, LFSRI II (a) has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor (b) was it a party to any judicial or administrative proceeding (except for matters that were dismissed without sanctions or settlement) that resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities, subject to, federal or state securities laws or finding any violation of such federal or state securities laws.

LFSRI II Alternative Partnership L.P.

LFSRI II-Alternative is a Delaware limited partnership and is an investment partnership formed to invest in companies active in the real estate industry. The business address and phone number of LFSRI II-Alternative is c/o Lazard Frères Real Estate Investors L.L.C., Attn: General Counsel, 30 Rockefeller Plaza New York, New York 10020 (Telephone: (212) 632-6000).

During the last five years, LFSRI II-Alternative (a) has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor (b) was it a party to any judicial or administrative proceeding (except for matters that were dismissed without sanctions or settlement) that resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities, subject to, federal or state securities laws or finding any violation of such federal or state securities laws.

LFSRI II-CADIM Alternative Partnership L.P.

LFSRI II-CADIM is a Delaware limited partnership and is an investment partnership formed to invest in companies active in the real estate industry. The business address and phone number of LFSRI II-CADIM is c/o Lazard Frères Real Estate Investors L.L.C., Attn: General Counsel, 30 Rockefeller Plaza, New York, New York 10020 (Telephone: (212) 632-6000).

During the last five years, LFSRI II-CADIM (a) has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor (b) was it a party to any judicial or administrative proceeding (except for matters that were dismissed without sanctions or settlement) that resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities, subject to, federal or state securities laws or finding any violation of such federal or state securities laws.

Lazard Frères Real Estate Investors L.L.C.

General

LFREI is a New York limited liability company and is the general partner of LFSRI II, LFSRI II-Alternative and LFSRI II-CADIM. LFREI’s activities consist principally of acting as a general partner of several real estate investment partnerships. The business address and phone number of LFREI is Attn: General Counsel, 30 Rockefeller Plaza, New York, New York 10020 (Telephone: (212) 632-6000). Lazard Frères & Co. LLC, a New York limited liability company, is the managing member of LFREI. Lazard Frères & Co. LLC’s activities consist principally of financial advisory services. The business address and phone number of Lazard Frères & Co. LLC is Attn: General Counsel, 30 Rockefeller Plaza, New York, New York 10020 (Telephone: (212) 632-6000). On a day-to-day basis, Lazard Frères & Co. LLC is run by a management committee. Lazard Frères & Co. LLC is wholly-owned by Lazard LLC, a Delaware limited liability company and therefore, Lazard LLC may be viewed as controlling Lazard Frères & Co. LLC. Lazard LLC is a holding company. The Head of Lazard controls Lazard LLC, subject to the approval of certain significant matters by the Lazard Board of Lazard LLC. The principal business office of Lazard LLC is 3711 Kennett Pike, Suite 120, P.O. Box 4649, Greenville, Delaware 19807-4649.

Executive Officers and Members of the Investment Committee of LFREI

The names of each of the executive officers and members of the investment committee of LFREI and the present and principal occupation for each such person and the corporation or other organization in which such employment is conducted are set forth below. Except as otherwise indicated, each executive officer and member of the investment committee of LFREI is a citizen of the United States of America. During the last five years, neither LFREI, nor to the best of its knowledge, any of the executive officers or members of the investment committee of LFREI (a) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanctions or settlement) that resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities, subject to, federal or state securities laws or finding any violation of such federal or state securities laws. The business address and phone number of the following persons is: c/o Lazard Frères Real Estate Investors L.L.C., Attn: General Counsel, 30 Rockefeller Plaza, New York, New York 10020 (Telephone: (212) 632-6000).

LFREI Executive Officers

Name	Principal Occupation
Robert C. Larson	Chairman and Managing Principal of LFREI and Managing Director of Lazard Frères & Co. LLC

Matthew J. Lustig	Managing Principal of LFREI and Managing Director of Lazard Frères & Co. LLC

John A. Moore	Managing Principal and Chief Financial Officer of LFREI

Mark S. Ticotin	Managing Principal of LFREI

Gary Ickowicz	Principal of LFREI

Marjorie L. Reifenberg	Principal, General Counsel and Secretary of LFREI

Douglas N. Wells (citizen of Canada)	Principal of LFREI

Henry C. Herms	Controller of LFREI

LFREI Investment Committee

Name	Principal Occupation
Albert H. Garner	Managing Director of Lazard Frères & Co. LLC

Steven J. Golub	Managing Director of Lazard Frères & Co. LLC

Jonathan H. Kagan	Managing Director of Lazard Frères & Co. LLC

Robert C. Larson	Chairman and Managing Principal of LFREI and Managing Director of Lazard Frères & Co. LLC

Matthew J. Lustig	Managing Principal of LFREI and Managing Director of Lazard Frères & Co. LLC

James A. Paduano	Managing Director of Lazard Frères & Co. LLC

Mark S. Ticotin	Managing Principal of LFREI

Ali E. Wambold	Managing Director of Lazard Frères & Co. LLC

Material Occupations, Positions, Offices or Employment During Previous Five Years

Robert C. Larson.    Since September 1999, Mr. Larson has been a Managing Director of Lazard Frères & Co. LLC and Chairman of LFREI. Since January 2002, he has also been a Managing Principal of LFREI. From 1974 to 2001, Mr. Larson was Chairman of Taubman Realty Group, a partnership engaged in the ownership, management, leasing, acquisition, development and expansion of regional shopping centers, and Vice Chairman and Director of Taubman Centers, Inc., a real estate investment trust that acquires, owns, and develops regional shopping centers in nine U.S. states, both of which are located at 200 East Long Lake Road, Bloomfield Hills, Michigan 48304. Since 2000, he has also acted as Chairman of Larson Realty Group, a privately-owned company engaged in real estate investment, development, management, leasing and consulting, located at 38500 Woodward Avenue, Bloomfield Hills, Michigan 48304.

Matthew J. Lustig.    Since 1994, Mr. Lustig has served as Managing Director of Lazard Frères & Co. LLC. From April 1999 to September 1999, Mr. Lustig served as acting Chief Executive Officer of LFREI. Since January 2002, Mr. Lustig has served as Managing Principal of LFREI.

John A. Moore.    From November 1996 to March 1998, Mr. Moore was Executive Vice President of Finance for World Financial Properties, a Canadian-based real estate company with global interests, located at One Liberty Plaza, New York, New York 10006. From March 1998 to December 2001, he was a Principal and Chief Financial Officer of LFREI. Since January 2002, Mr. Moore has acted as a Managing Principal and the Chief Financial Officer of LFREI.

Mark S. Ticotin.    From 1997 to 1998, Mr. Ticotin was President and Chief Operating Officer of Corporate Property Investors, one of the leading shopping mall companies in the United States, located at 305 East 47th Street, New York, New York 10017. From 1998 to March 1999, Mr. Ticotin was a Senior Executive Vice President of Simon Property Group, a real estate investment trust engaged in the ownership and management of regional malls and shopping centers, located at 115 West Washington Street, Indianapolis, IN 46204. From April 1999 to December 1999, Mr. Ticotin served as acting Chief Operating Officer of LFREI. From January 2000 to December 2001, he acted as Principal and Executive Vice President of LFREI. Since January 2002, Mr. Ticotin has been a Managing Principal of LFREI.

Gary Ickowicz.    From 1990 to December 2001, Mr. Ickowicz was a Director of Real Estate Investment Banking at Lazard Frères & Co. LLC. Since January 2002, he has acted as a Principal of LFREI.

Marjorie L. Reifenberg.    From October 1994 to June 1998, Ms. Reifenberg was a Partner at Kirkland & Ellis, a law firm with offices at 153 E. 53rd Street, New York, New York 10022. From July 1998 to May 1999, she acted as Vice President and General Counsel of LFREI. Since June 1999, Ms. Reifenberg has acted as a Principal and General Counsel of LFREI.

Douglas N. Wells.    From July 1997 to December 2001, Mr. Wells served as Vice President of LFREI. Since January 2002, he has been a Principal of LFREI.

Henry C. Herms.    From December 1988 to October 1997, Mr. Herms was an Experienced Manager at Arthur Anderson LLP, an international full-service accounting firm, located at 1345 Avenue of the Americas, New York, New York 10105. Since October 1997, he has been Controller of LFREI.

Albert H Garner.    Since 1997, Mr. Garner has served as a Managing Director of Lazard Frères & Co. LLC.

Steven J. Golub.    Since 1997, Mr. Golub has served as a Managing Director of Lazard Frères & Co. LLC.

Jonathan H. Kagan.    From 1995 to 2001, Mr. Kagan was Managing Director of Centre Partners Management LLC, a financial institution specializing in private equity, located at 30 Rockefeller Plaza, Suite 5050, New York, New York 10020. Since 2001, he has served as a Managing Director of Lazard Frères & Co. LLC.

James A. Paduano.    Since November 1972, Mr. Paduano has acted as a banker for Lazard Frères & Co. LLC. Since May 2001, he has also been Chairman of Container and Pallet Services, Inc., a provider of reusable containers, totes, pallets and caps, located at 425 Washington Street, San Francisco, California 94111. Additionally, since 1974, Mr. Paduano has been a Director of Donovan Data Systems, Inc., a leading supplier of data processing and information management services to the advertising industry, located at 115 West 18th Street, New York, New York. Since 1997, he has also acted as a Director of Secure Products, Inc., a licensor of security technology, located at 436 Springfield Avenue, Summit, New Jersey. Since December 2002, he has also been a Director of Pilgrim Electronics, Inc., a wholesale electronic component part distributor, located at 60 Beaver Brook Road, Danbury, Connecticut 06810.

Ali E. Wambold.    Since 1987, Mr. Wambold has been a Managing Director (or equivalent) of Lazard Frères & Co. LLC. Since 1993, he has also been a Managing Director of Lazard & Co., Limited (formerly known as Lazard Brothers & Co., Limited), located at 21 Moorfields London EC2P2HT, United Kingdom. Lazard & Co., Limited’s activities consist principally of financial advisory services. Since 1999, Mr. Wambold has been primarily responsible for the coordination and development of Lazard’s alternative investment activities.

Members of the Management Committee of Lazard Frères & Co. LLC

The names of each of the members of the management committee of Lazard Frères & Co. LLC and the present and principal occupation for each such person and the corporation or other organization in which such employment is conducted are set forth below. Except as otherwise indicated, each of the following persons is a citizen of the United States of America. During the last five years, neither Lazard Frères & Co. LLC, nor to the best of its knowledge, any of the members of the management committee of Lazard Frères & Co. LLC (a) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanctions or settlement) that resulted in a judgment, decree for final order enjoining further violations of, or prohibiting activities, subject to, federal or state securities laws or finding any violation of such federal or state securities laws. Except as otherwise indicated, the business address and phone number of the following persons is: c/o Lazard Frères & Co. LLC, Attn: General Counsel, 30 Rockefeller Plaza, New York, New York 10020 (Telephone: (212) 632-6000).

Name	Principal Occupation
Michael J. Castellano	Managing Director of Lazard Frères & Co. LLC

Norman Eig	Co-Chief Executive Officer and Director of Lazard Asset Management LLC

Steven J. Golub	Managing Director of Lazard Frères & Co. LLC

Scott D. Hoffman	Managing Director of Lazard Frères & Co. LLC

Kenneth M. Jacobs	Deputy Chairman of Lazard and Managing Director and Head of House of Lazard Frères & Co. LLC

Gary S. Shedlin	Managing Director of Lazard Frères & Co. LLC

Charles Stonehill (citizen of the United States and the United Kingdom)	Managing Director of Lazard Frères & Co. LLC

David L. Tashjian	Managing Director of Lazard Frères & Co. LLC

Ali E. Wambold	Managing Director of Lazard Frères & Co. LLC

Charles G. Ward, III	President of Lazard LLC

Material Occupations, Positions, Offices or Employment During Previous Five Years

Michael J. Castellano.    From September 1995 to March 1999, Mr. Castellano was a Senior Vice President and Controller of Merrill Lynch & Co., a financial services company, located at Four World Financial Center, New York, New York 10080. From March 1999 to August 2001, he was Senior Vice President and Chief Control Officer for Merrill Lynch & Co., Inc. From January 2000 to August 2001, he was Chairman of Merrill Lynch International Bank for Merrill Lynch & Co., Inc. Since August 2001, Mr. Castellano has been Managing Director and Chief Financial Officer of Lazard Frères & Co. LLC.

Norman Eig.    Since January 2003, Mr. Eig has served as Co-Chief Executive Officer and Director of Lazard Asset Management LLC. From May 1997 through January 12, 2003, Mr. Eig served as Vice Chairman of Lazard Frères & Co. LLC.

Steven J. Golub.    Since 1997, Mr. Golub has served as a Managing Director of Lazard Frères & Co. LLC.

Scott D. Hoffman.    From February 1994 to December 1997, Mr. Hoffman was Vice President and Assistant Counsel of Lazard Frères & Co. LLC. From January 1998 to December 1998, he was a Director and Assistant Counsel for Lazard Frères & Co. LLC. From January 1999 to December 2000, Mr. Hoffman was Managing Director and Assistant Counsel of Lazard Frères & Co. LLC. Since January 2001, Mr. Hoffman has been Managing Director and General Counsel of Lazard Frères & Co. LLC and Lazard LLC.

Kenneth M. Jacobs.    Since 1988, Mr. Jacobs has been a Managing Director of Lazard Frères & Co. LLC. Since January 2002, Mr. Jacobs has been a Deputy Chairman of Lazard and Head of House of Lazard Frères & Co. LLC.

Gary S. Shedlin.    Since 1997, Mr. Shedlin has been a Managing Director of Lazard Frères & Co. LLC.

Charles Stonehill.    Since August 2002, Mr. Stonehill has been a Managing Director and Head of Global Capital Markets of Lazard Frères & Co. LLC. From late 1997 until May 2002, Mr. Stonehill was a Managing Director and Head of the Investment Banking Division in the Americas at Credit Suisse First Boston, a financial management company, with offices at 11 Madison Avenue New York, New York 10010. He was also a member of the Operating Committee of Credit Suisse First Boston.

David L. Tashjian.    Since 1997, Mr. Tashjian has been a Managing Director and Head of U.S. Capital Markets of Lazard Frères & Co. LLC.

Ali E. Wambold.    Since 1987, Mr. Wambold has been a Managing Director (or equivalent) of Lazard Frères & Co. LLC. Since 1993, he has also been a Managing Director of Lazard Brothers & Co., Limited, located at 21 Moorfields London EC2P 2HT, United Kingdom. Lazard Brothers & Co., Limited’s activities consist principally of financial advisory services. Since 1999, Mr. Wambold has been primarily responsible for the coordination and development of Lazard’s alternative investment activities.

Charles G. Ward, III.    From February 1994 to February 2002, Mr. Ward served as President, Head or Co-Head of Global Investment Banking and Private Equity at Credit Suisse First Boston, a financial management company, located at 11 Madison Avenue, New York, New York 10010. Since February 2002, Mr. Ward has been President of Lazard LLC.

Members of the Lazard Board of Lazard LLC

The names of each of the members of the Lazard Board of Lazard LLC and the present and principal occupation, business address and citizenship for each such person and the corporation or other organization in which such employment is conducted are set forth below. During the last five years, neither Lazard LLC, nor to the best of its knowledge, any of the members of the Lazard Board of Lazard LLC (a) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanctions or settlement) that resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities, subject to, federal or state securities laws or finding any violation of such federal or state securities laws.

Name	Present and Principal Occupation and Business Address	Citizenship
Marcus Agius	Deputy Chairman of Lazard and Chairman of Lazard & Co., Limited Lazard & Co., Limited 21 Moorfields London EC2P 2HT United Kingdom	United Kingdom

Antoine Bernheim	Investor Chairman of Assicurazioni Generali S.p.A. Lazard Frères S.A.S. 121 Boulevard Haussmann 75382 Paris Cedex 08 France	France

Gerardo Braggiotti

Deputy Chairman of Lazard; Managing Director of Lazard Frères S.A.S., Lazard Frères & Co. LLC and Lazard & Co., Limited; Vice Chairman of Lazard AB Stockholm and Lazard & C. Srl; Member of Supervisory Board of Lazard & Co. GmbH; and Chairman of Lazard Asesores Financieras S.A.

Lazard Frères S.A.S.

121 Boulevard Haussmann

75382 Paris Cedex 08 France

Italy

Michel A. David-Weill	Chairman of Lazard and Chairman of the Lazard Board of Lazard LLC Lazard Frères & Co. LLC 30 Rockefeller Plaza New York, NY 10020, USA	France

Jean Guyot	Investor Lazard Frères S.A.S. 121 Boulevard Haussmann 75382 Paris Cedex 08 France	France

Kenneth M. Jacobs	Deputy Chairman of Lazard; and Managing Director and Head of House of Lazard Frères & Co. LLC Lazard Frères & Co. LLC 30 Rockefeller Plaza New York, NY 10020, USA	USA

Name	Present and Principal Occupation and Business Address	Citizenship

Alain Merieux	President Directeur General (CEO) BioMerieux S.A. and BioMerieux Alliance 69280 Marcy L’Etoile France	France

Bruno M. Roger	Chairman of Lazard Frères S.A.S. Lazard Frères S.A.S. 121 Boulevard Haussmann 75382 Paris Cedex 08 France	France

Patrick Sayer	Chief Executive Officer of Eurazeo Eurazeo 3 Rue Jacques Bingen 75017 Paris France	France

Francois Voss	Managing Director of Lazard Frères S.A.S. Lazard Frères S.A.S. 121 Boulevard Haussmann 75382 Paris Cedex 08 France	France

Bruce Wasserstein	Head of Lazard LLC and Chairman of the Executive Committee of Lazard Strategic Coordination Company LLC Lazard Frères & Co. LLC 30 Rockefeller Plaza New York, NY 10020, USA	USA

Material Occupations, Positions, Offices or Employment During Previous Five Years

Marcus Agius.    From 1997 to May 2001, Mr. Agius was Deputy Chairman of Lazard & Co., Limited, an investment bank. Since May 2001, he has acted as Chairman of Lazard & Co., Limited.

Antoine Bernheim.    From January 1967 to March 2000, Mr. Bernheim served as a Managing Director and/or a Limited Partner of Lazard Frères & Cie, 121 Boulevard Haussmann, 75008 Paris, France, an investment bank, and from January 1977 to March 2000, as a Managing Director and/or a Limited Partner of Maison Lazard & Cie, 12 Avenue Percier, 75008 Paris, France, a holding company. Since July 1989, he has been a Managing Director and/or a Member of the board of Lazard LLC, and a Managing Director and/or a Limited Partner, since May 1989, of Partena, 12 Avenue Percier, 75008 Paris, France, a diversified holdings concern. From January 1988 to April 2001, he was President of the board of La France Participations et Gestion, 7/9, Boulevard Haussmann, 75009 Paris, France, an insurance company, and from March 1973 to May 2001, he was President of Euralux, 4 Rue Carlo Hemmet, 1734 Luxembourg, Luxembourg, an investment activity organization. From July 1984 to April 2001, Mr. Bernheim was Vice-President of the board of Eurafrance, 12 Avenue Percier, 75008 Paris, France, a diversified holdings concern. Since February 1988, he has been Vice President and/or a Director of Mediobanca, Piazzetta Enrico Cuccia 1, 20121 Milan, Italy, a banking organization, and since April 1999, he has been a Director, Vice President and/or President of Assicurazioni Generali S.p.A., Piazza Duca degli Abruzzi 2, 34132 Trieste, Italy, an insurance company. Since October 1996, Mr. Bernheim has been a Director, Vice President and/or President of the board of Generali France Holding, 76 Rue Saint-Lazare, 75009 Paris, France and a Director, from June 1997 to June 2001, of Generali France Assurances, 5 rue de Londres, 75009 Paris, France, both of which are insurance companies. Since September 1998, Mr. Bernheim has been a Member of the Supervisory Board, a Director and/or Vice-President of the board of LVMH Moet Hennessy Louis Vuitton, 30 Avenue Hoche, 75008 Paris, France, a provider of luxury goods. He has been a Director of the following organizations: Rue Imperial (formerly Société Anonyme de la Rue Impériale de Lyon), 49 Rue de la Republique, 69002 Lyon, France, a holding and real estate company, since June 1968; La France Vie, 7/9 Boulevard Haussmann, 75009 Paris, France, an insurance company, from 1967 to 1999; Société Immobilière Marseillaise, 12 Rue de la Republique, 13001 Marseille, France, a real estate company, from January 1968 to April 2002; Ciments Francais, 5 Place de la Pyramide, Tour Générale, 92008 Paris la Défense, France, a cement company, since June 1993; Cereol (formerly Eridania Beghin-Say), 59239 Thumeries, France, a sugar company, from July 1993 to September 2001; and Bolleré (formerly Bolloré Technologies), Odet, 29500 Ergué Gaberic, France, an investment company, since June 1997. He was a Member of the Supervisory Board, from January 1997 to April 2001, of Axa, 9 Place Vendóme, 75001 Paris, France, an insurance company. Since January 1994, he has been a Director and/or Vice President of the board of Bolloré Investissement (formerly Albatros Investissement), Odet, 29500 Ergué Gaberic, France, an investment concern. Since July 1985, he has been a Director and/or Member of the Supervisory Board of Eurazeo (formerly Azeo and Financiere et Industrielle Gaz & Eaux), 3 Rue Jacques Bingen, 75017 Paris, France, a diversified holdings concern. Since March 2001, he has been President and a Director of B.B Investissement, 31-32 Quai de Dion-Bouton, 92800 Puteaux, France, an investment company. Mr. Bernheim has also served as a Director of the following organizations: Sofibol, Odet, 29500 Ergué Gaberic, France, a holding company, from June 1989 to May 1999, and again from October 1999 to June 2002; Aachener und Münchener Betelligungs-Aktiengeselischaft, Aachener und Münchener Allee 9, 52002 Aachen, Germany, an insurance company, since July 1998; Banca della Svizzera Italiana, Via Magatti 2, 6901 Lugano, Switzerland, a banking organization, since November 1998; Generali Holding Vienna AG, Landskrongasse 1-3, 1010 Vienna, Austria, an insurance company, since June 1996; IntesaBci S.p.A., Piazza Paolo Ferrari 10, 20121 Milan, Italy, a banking organization, since December 2002; Financière Agache, 11 Rue Francois ler, 75008 Paris, France, a holding company, from September 1986 to April 2001, and again from May 2001 to October 2002; Christian Dior SA, 30 Avenue Montaigne, 75008 Paris, France, a luxury goods provider, from September 1986 to April 2001, and again from May 2001 to October 2002; Christian Dior Couture, 30 Avenue Montaigne, 75008 Paris, France, a luxury goods provider, from December 1995 to March 2001, and again from November 2001 to the present; Maison Lazard Developpement (formerly Maison Lazard International), 12 Avenue Percier, 75008 Paris, France, an investment services company, from July 1996 to June 2000; and La Fédération Continentale, 11 Boulevard Haussmann, 75009 Paris, France, an insurance company, from May 1997 to October 1999. Mr. Bernheim was, from October 1998 to October 1999, President of the board and/or Director of Generali France Participations, 76 Rue Saint-Lazare, 75009 Paris, France, an insurance company. Additionally, he was a Director of the following organizations: Lazard Asia Limited, 80 Raffles Place, UOB Plaza II –22-20, Singapore 04862, an investment banking concern, from December 1994 to May 2001; VLGI, 23 Rue de l’Arcade, 75008 Paris, France, a real estate company, from April 1986 to December 2002; and AON France, 45 Rue Kléber, 92697 Levallois-Perret Cedex, France, an insurance company, from December 1999 to December 2002.

Gerardo Braggiotti.    From 1997 to March 1998, Mr. Braggiotti was Deputy Chief Executive Officer of Mediobanca, located at Piazzetta Enrico Ciccia 1, Via Filodrammatici, 20121 Milan, Italy. From March 1998 to December 2001, he was Managing Director and Member of the Executive Committee of Lazard LLC. Since January 2002, Mr. Braggiotti has served as Deputy Chairman and Member of the Executive Committee of Lazard LLC.

Michel A. David-Weill.    From September 1997 to January 2002, Mr. David-Weill was Chairman and Chief Executive Officer of Lazard Frères & Co. LLC. Since January 2002, he has been Chairman of Lazard LLC.

Jean Guyot.    Since 1993, Mr. Guyot has been a Limited Partner of Lazard Frères & Cie, an investment bank. Since 1993, he has been a Limited Partner of Maison Lazard & Cie and Partena. Since June 1972, Mr. Guyot has been a Director of Eurafrance. Since April 1989, he has been a Director of Fonds Partenaire Gestion. Since January 1986, he has been a Director of Gaz & Eaux, a diversified holdings concern located at 3 Rue Jacque Bingen, 75017 Paris, France. From September 1983 until 1999, he was a Director of Industrial Vehicles Corporation (IVECO) (Hollande), a provider of industrial vehicles located at IVECO Central Europe Robert Schuman Strausse No. 1 Unnterschleissheim, Munich. Additionally, Mr. Guyot has been a Managing Director of Lazard LLC since July 1984. Since March 2000, he has served as a Managing Director of Boulainvilliers SNC, an investment company located at 121 Boulevard Haussmann, 75008 Paris, France.

Kenneth M. Jacobs.    Since 1988, Mr. Jacobs has been a Managing Director of Lazard Frères & Co. LLC. Since January 2002, Mr. Jacobs has been a Deputy Chairman of Lazard and Head of House of Lazard Frères & Co. LLC.

Alain Merieux.    Since 1997, Mr. Merieux has served as Chief Executive Officer of BioMerieux SA, a company specializing in in-vitro diagnostics, as well as Chief Executive Officer of Accra, a company specializing in portfolio administration, each of which is located at Marcy l’Etoile, 69280 France. From 1997 until 2002, he served as Chief Executive Officer of BMH, a holding company, located at Marcy l’Etoile, 69280 France. From 1997 until 2002, he served as Chief Executive Officer of Transgene, a genetics research company, located at 11 Rue de Molsheim, Strasburg, 67000 France. Since 2002, he has served as a Director of the same company. From 2000 until 2002, he served as Chief Executive Officer of bioMerieux-Piere Fabre, a holding company, located at Marcy l’Etoile, 69280 France. Since 2000, he served as Chairman of B.M.A. (now S.G.H.), a holding company, located at 43 Avenue du 11/11/1918, Tassin la Demi-Lune, 69160 France. Since 1997, he has served as a Director of C.G.I.P./Wendel Investissement, a financial company, located at 89 Rue Taitbout, 75009 Paris, France. Since 1997, he has served as a Director of Societe de la Rue Imperiale de Lyon, an estate rental specialist, located at 49 Rue de la Republique, 69002 Lyon, France. Since 1997, he has served as a Director of Compagnie Plastic Omnium, a holding company, located at 19 Avenue Jules Carteret, 69007 Lyon, France. Since 1998, he has served as a Director of Financiere at Industrielle Gazeo Eurazeo, a holding company, located at 3 Rue Jacques Bingen, 75017 Paris, France. From 1999 until 2002, he served as a Director of Harmonie SA, a financial company, located at 3 Bd. Prince Henri, L-1724 Luxembourg, Luxembourg. Since 1999, he has served as a Managing Director of SCI Accra, an estate rental specialist, located at Marcy l’Etoile, 69280 France. From 2000 until 2002, he served as Manging Director of PM Sarl, a holding company, located at Marcy l’Etoile, 69280 France. From 1997 to 2001, he served as Chairman of bioMerieux, Inc., an in-vitro diagnostic distribution company, located at 100 Rodolphe Street, Durham, North Carolina. Since 2000, he has served as Chairman of Silliker bioMerieux, Inc., a holding company, located at 900 Maplewood Road, Homewood, Illinois 60430 (now Silliker Group Corporation). Since 2000, he has served as Chairman of bioMerieux Italia S.p.A., an in-vitro diagnostic distribution company, located at Via Fiume Bianco 56, 00144 Rome, Italy.

Bruno M. Roger.    Since 1978, Mr. Roger has served as Managing Director of Lazard Frères S.A.S., an investment bank. From March 1990 to April 2001, Mr. Roger was Chairman and Chief Executive Officer of Azeo (formerly Gaz & Eaux), an investment company with investments in the U.S., Europe and Asia, located at 3 Rue Jacques Bingen, 75017 Paris, France. From March 2000 to

January 2002, Mr. Roger served as Vice-Chairman and Chief Executive Officer of Lazard Frères S.A.S. From April 2001 to May 2002, he served as Chairman and Chief Executive Officer of Eurazeo, an investment company with diversified holdings, located at 3 Rue Jacques Bingen, 75017 Paris, France. Since January 2002, Mr. Roger has served as Chairman of Lazard Frères S.A.S. and since May, 2002 as Chairman of the Supervisory Board of Eurazeo.

Patrick Sayer.    From July 1995 to June 2002, Mr. Sayer was a Managing Director of Lazard Frères S.A.S. From February 2000 to June 2002, he was a Managing Director of Lazard Frères & Co. LLC. Since May 2002, Mr. Sayer has been the Chief Executive Officer of Eurazeo.

Francois Voss.    Since 1978, Mr. Voss has been a Managing Director of Lazard Frères SAS, an investment bank, located at 121 Boulevard Haussmann, 75008 Paris, France. Since 1978, he has also been a Managing Director of Maison Lazard SAS, a holding company, located at 12 Avenue Percier, 75008 Paris, France. Since 1978, he has also been a Managing Director of Partena, a diversified holdings concern. Since 1999, he has also been Chief Executive Officer of Lazard Service Investissement, a financial consulting firm, located at 12 Avenue Percier, 75008 Paris, France. Additionally, since 1999, he has been a Managing Director of Lazard LLC. Since October 1995, he has been a Managing Director and Limited Partner of Lazard Frères Gestion, an asset management company, located at 10 Avenue Percier, 75008 Paris, France. Since December 1995, Mr. Voss has been President of Groupama Oblig-Europe, an investment company, located at 8-10 Rue d’Astorg, 75008 Paris, France. Mr. Voss has served as a Director for the following organizations: BNP Epargne Patrimoine, an asset management company, located at 18 Boulevard Montmartre, 75008 Paris, France, since November 1979; Rue Imperiale, a holding and real estate company, located at 49 Rue de la Republique, 69002 Paris, France, since October 1994; Les Fils Dreyfus & Cie, a banking concern, located at 16 Aeschenvorstadt CH 4002 Bale, Switzerland, since March 2002; Sovaclux, an investment company, located at 14 Rue Aldrigen, Luxembourg, Luxembourg, since November 1980; Lazard Japan Fund Ltd., an investment company, located at The Aall Building, North Church Street—Grand Cayman, Cayman Islands, BWI, since November 1985; The World Trust Fund, an investment company, located at 14 Rue Aldrigen, Luxembourg, Luxembourg, since June 1991; and Lazard Far East Investors (Holding) Limited, an investment company, located in Jersey, Channel Island, since September 1988. Additionally, he has been a non-voting Director of Objectif France, an investment company, located at 121 Boulevard Haussmann, 75008 Paris, France, since October 1991, and of Fonds Partenaires Gestion S.A., a private equity leveraged buyout fund management company, located at 10 Rue Treilhard, 75008 Paris, France, since 1995. Mr Voss has served as représentant permanent of Lazard Frères Gestion on the boards of the following organizations: Objectif Capitalisation, since June 1988; Objectif Japon, since June 2001; Objectif Actions Internationales, since September 1997; Objectif Dynamique Internationales, since 2002; and Objectif Signatures Privees, since 2002; all of which are investment companies located at 121 Boulevard Haussmann, 75008 Paris, France. Since March 1997, he has served as représentant permanent of LFG au Conseil de Surveillance on the board of France Mornay Pensions, an investment company, located at 7-9 Boulevard Haussmann, 75008 Paris, France. Additionally, he serves as représentant permanent of Somargest on the boards of the following organizations: Objectif Patrimoine, since May 2002; Objectif Actions Euro, since November 2002; and Objectif USA, since March 2002; all of which are investment companies located at 121 Boulevard Haussmann, 75008 Paris, France.

Bruce Wasserstein.    From February 1988 to January 2001, Mr. Wasserstein served as the Chief Executive Officer of Wasserstein Perella & Co. (acquired by Dresdner Bank AG in January 2001), located at 1301 Avenue of the Americas, New York, New York 10019. From January 2001 to

November 2001, he was Co-Chief Executive Officer of Dresdner Kleinwort Wasserstein, located at 1301 Avenue of the Americas, New York, New York 10019. Since January 2002, Mr. Wasserstein has acted as the Head of Lazard.

Merger Sub

General

Merger Sub was incorporated in Delaware in November 2002 by Prometheus in contemplation of the proposed merger. Prometheus formed Merger Sub for the sole purpose of effecting the merger. Merger Sub has not been engaged in any business activities other than those in connection with its formation and the merger. All of the outstanding capital stock of Merger Sub is owned by Prometheus. Merger Sub will be merged with and into ARV, and ARV will be a wholly owned subsidiary of Prometheus following the merger. Merger Sub’s executive offices are located at c/o Lazard Frères Real Estate Investors L.L.C., Attn: General Counsel, 30 Rockefeller Plaza, New York, New York 10020 (Telephone: (212) 632-6000).

Executive Officers and Directors

The names and positions of the executive officers and directors of Merger Sub are set forth below. Each executive officer and director is a citizen of the United States of America. During the last five years, neither Merger Sub, nor to the best of its knowledge, any of its directors or executive officers (a) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanctions or settlement) that resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities, subject to, federal or state securities laws or finding any violation of such federal or state securities laws.

Directors

Matthew J. Lustig
John A. Moore
Mark S. Ticotin

Executive Officers

Matthew J. Lustig	President
John A. Moore	Vice President and Chief Financial Officer
Mark S. Ticotin	Vice President
Marjorie L. Reifenberg	Secretary
Henry C. Herms	Treasurer

The material occupations, positions, offices or employment during the previous five years of the directors and executive officers of Merger Sub are provided in the previous section in this Appendix D.

PROXY

ARV ASSISTED LIVING, INC.

Special Meeting of Stockholders, April 23, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of ARV Assisted Living, Inc., do(es) hereby nominate, constitute and appoint Douglas M. Pasquale and Abdo H. Khoury, or either of them, the true and lawful proxies, agents and attorneys of the undersigned, with full power of substitution, to vote for the undersigned all of the common stock of said corporation standing in the name of the undersigned on its books at the close of business on March 27, 2003 at the Special Meeting of Stockholders to be held at the Airport Hilton, 18800 MacArthur Blvd., Irvine, California 92715, on April 23, 2003 or at any adjournment thereof, with all of the powers which would be possessed by the undersigned if personally present, upon and in respect of the following proposal and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

☒    PLEASE MARK VOTES AS IN THIS EXAMPLE.

This proxy revokes any and all other proxies heretofore given by the undersigned.

1.	To adopt the Agreement and Plan of Merger, dated as of January 3, 2003, by and among ARV Assisted Living, Inc., Prometheus Assisted Living LLC and Jenny Merger Corp. and approve the merger of Jenny Merger Corp. with and into ARV Assisted Living Inc.

☐    FOR        ☐     AGAINST        ☐    ABSTAIN

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED ABOVE. IF NO DIRECTION IS MADE WITH RESPECT TO THE PROPOSAL, THIS PROXY WILL BE VOTED FOR THE PROPOSAL. THIS PROXY ALSO GRANTS TO THE ABOVE-NAMED PROXIES THE AUTHORITY TO VOTE IN THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  ☐

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders dated March 27, 2003 and the Proxy Statement furnished therewith.

PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Signature:	Date

Signature:	Date

NOTE: Please sign name exactly as your name (or names) appears on the stock certificate. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.